Exhibit 99.1

Item 6.	Selected Financial Data

The following tables present selected financial and operating data of the Company for the periods and as of the dates indicated derived from our audited consolidated financial statements. The following tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical consolidated financial statements and accompanying notes thereto set forth in this Annual Report on Form 10-K.

Table 1: Operating and net income data

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in, thousands, except for unit data)
Cemetery revenues
Merchandise	$87,836	$90,968	$74,509	$58,219	$54,421
Services	36,947	36,894	28,547	25,555	19,346
Investment and other	33,055	31,623	31,476	25,221	24,095
Funeral home revenues
Merchandise	9,701	9,249	4,655	2,696	1,200
Services	13,665	14,714	6,127	3,422	1,598

Total revenues	181,203	183,448	145,314	115,113	100,660

Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	4,727	4,326	3,553	3,109	2,575
Merchandise	17,120	18,556	16,118	11,583	11,323
Cemetery expense	41,246	41,651	30,767	24,344	20,942
Selling expense	34,123	34,806	29,245	23,186	20,072
General and administrative expense	22,498	21,372	15,684	12,801	10,553
Overhead (including unit-based compensation of $1,576 in 2009, $2,262 in 2008, $4,741 in 2007 and $1,212 in 2006 (1)	22,370	21,293	24,991	19,795	16,304
Depreciation and amortization	6,390	5,029	3,891	3,501	3,510
Funeral home expense
Merchandise	3,716	3,684	1,575	1,004	397
Services	9,275	9,073	4,198	2,285	1,082
Other	6,014	6,308	2,649	1,547	903
Acquisition related costs	2,292	—	—	—	—

Total costs and expenses	169,772	166,098	132,671	103,155	87,661

Operating profit	11,431	17,350	12,643	11,958	12,999
Gain on sale of funeral home	434	—	—	—	—
Gain on acquisitions	8,607	—	—	—	—
(Decrease) in fair value of interest rate swap	(2,681)	—	—	—	—
Expenses related to refinancing (2)	2,242	—	157	—	—
Interest expense	14,409	12,714	9,075	7,491	6,457

Income (loss) before income taxes	1,140	4,636	3,411	4,467	6,542
Income taxes (benefit)
State	808	304	398	438	587
Federal	(2,762)	(224)	227	989	1,250

Total income taxes	(1,954)	80	625	1,427	1,837

Net income (loss)	$(3,095)	$4,556	$2,786	$3,040	$4,705

Net income (loss) per limited partner (common) unit (basic and diluted)	$0.25	$0.38	$0.30	$0.34	$0.54

(1)	Includes a write-off of $571,000 in 2007 incurred in connection with a potential acquisition of a group of cemeteries in Michigan that we determined were unlikely to take place. Also includes bonuses of $3.2 million and $2.0 million in 2007 and 2006 respectively, unit-based compensation of $1.6 million, $2.3 million, $4.7 million and $1.2 million in 2009, 2008, 2007 and 2006 respectively and an $883,000 reserve for the write-off of our investment in a management agreement in 2006 for an agreement that was subsequently terminated.
(2)	Represents write-downs in previously capitalized debt issuance costs.

Table 2: Balance Sheet Data

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in thousands)
Cemetery property	$240,277	$228,499	$187,552	$171,714	$164,772
Total assets (1)	862,659	738,240	816,862	629,592	551,487
Deferred cemetery revenues, net (2)	258,978	193,017	220,942	196,103	167,035
Total debt	183,199	160,934	146,164	103,492	86,945
Total unit-holder equity	$119,420	$119,389	$136,746	$101,288	$109,600

(1)	Includes the fair value of assets held in the merchandise and perpetual care trusts. Refer to Note 1 of our Consolidated Financial Statements for a detailed discussion of the consolidation rules for these assets.
(2)	Represents revenues to be recognized from the sale of merchandise and services. Refer to Note 1 of our Consolidated Financial Statements for a detailed discussion on the revenue recognition rules.

Table 3: Cash Flow and Other Financial Data

	Year ended December 31,
	2009	2008	2007	2006	2005
	(in thousands, except unit data)
Net cash provided by (used in):
Operating activities	$13,498	$21,144	$18,973	$18,339	$17,589
Investing activities	(10,949)	(17,046)	(86,777)	(14,625)	(15,286)
Financing activities	3,862	(10,830)	71,690	(725)	(9,852)
Change in assets and liabilities that provided (used) cash:
Merchandise trust	(6,133)	(453)	(5,223)	(3,517)	10,473
Merchandise liability	(4,343)	(5,366)	(7,171)	(8,109)	(7,224)
Capital expenditures
Maintenance capital expenditures	2,524	4,809	3,051	2,059	2,192
Expansion capital expenditures, including acquisitions	8,859	12,237	83,726	20,532	18,994
Distributions declared per common unit	$2.2200	$2.1600	$2.0450	$1.9500	$1.8625

Table 4: Operating Data

	Year ended December 31,
	2009	2008	2007	2006	2005
Interments performed	37,782	38,863	29,380	26,003	22,263
Cemetery revenues per interment performed (1)	$4,196	$4,104	$4,579	$4,192	$4,396
Interment rights sold (2)
Lots (1)	22,637	22,552	17,509	13,769	12,758
Mausoleum crypts (including pre-construction)	2,316	1,881	2,314	2,361	2,163
Niches	889	864	602	440	409

Net interment rights sold (1) (2)	25,842	25,297	20,425	16,570	15,330

Number of contracts written	83,043	80,144	63,026	54,675	46,510
Aggregate contract amount, in thousands (excluding interest)	$197,787	$187,093	$138,588	$116,407	$96,642
Average amount per contract (excluding interest)	$2,382	$2,334	$2,199	$2,129	$2,078
Number of pre-need contracts written	39,043	35,599	29,546	24,999	21,306
Aggregate pre-need contract amount, in thousands (excluding interest)	$124,997	$115,024	$89,486	$74,301	$63,415
Average amount per pre-need contract (excluding interest)	$3,202	$3,231	$3,029	$2,972	$2,976
Number of at-need contracts written	44,000	44,545	33,480	29,676	25,204
Aggregate at-need contract amount, in thousands (excluding interest)	$72,790	$72,068	$49,102	$42,106	$33,227
Average amount per at-need contract (excluding interest)	$1,654	$1,618	$1,467	$1,419	$1,318

(1)	Excludes the sale of a tract of land equivalent to 1,881 burial lots at $1.7 million in 2005.
(2)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and notes thereto included in Item 8 of this Annual Report on Form 10-K. Those notes also give more detailed information regarding the basis of presentation for the following information.

Forward-Looking Statements

Certain statements contained in this Annual Report on Form 10-K, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of our significant leverage on our operating plans; our ability to service our debt; changes in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvements; and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth under Risk Factors in Part I, “Item 1A”. We assume no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Organization

We were organized on April 2, 2004 to own and operate the cemetery and funeral home business conducted by Cornerstone and its subsidiaries. On September 20, 2004, in connection with our initial public offering of common units representing limited partner interests, Cornerstone contributed to us substantially all of its assets, liabilities and businesses, and then converted into CFSI LLC, a limited liability company. This transfer represented a reorganization of entities under common control and was recorded at historical cost. In exchange for these assets, liabilities and businesses, CFSI LLC received 564,782 common units and 4,239,782 subordinated units representing limited partner interests in us.

Cornerstone had been founded in 1999 by members of our management team and a private equity investment firm, which we refer to as McCown De Leeuw, in order to acquire a group of 123 cemetery properties and 4 funeral homes. Since that time, Cornerstone, succeeded by us, acquired 111 additional cemeteries and 54 funeral homes, entered into three long term cemetery operating agreements, built two funeral homes, exited from one long term cemetery operating agreement and sold one cemetery and two funeral homes.

Capitalization

On September 20, 2004, we completed our initial public offering of 3,675,000 common units at a price of $20.50 per unit representing a 42.5% interest in us. On September 23, 2004, we sold an additional 551,250 common units to the underwriters in connection with the exercise of their over-allotment option and redeemed an equal number of common units from CFSI LLC at a cost of $5.3 million. Subsequent to this transaction, there were 4,239,782 common units and 4,239,782 subordinated units outstanding. Total gross proceeds from the initial public offering and the exercise of the over-allotment option were $86.6 million, before offering costs and underwriting discounts. Net proceeds, after deducting underwriting discounts but before paying offering costs, from these sales of common units was $80.8 million.

Concurrent with the initial public offering, our wholly owned subsidiary, StoneMor Operating LLC, and its subsidiaries (collectively “StoneMor LLC”), all as borrowers, issued and sold $80.0 million in aggregate principal amount of senior secured notes in a private placement and entered into a $12.5 million revolving credit facility and a $22.5 million acquisition facility with a group of banks. The net proceeds of the initial public offering and the sale of senior secured notes were used to repay the debt and associated accrued interest of approximately $135.1 million of CFSI LLC and $15.7 million of fees and expenses associated with the initial public offering and the sale of senior secured notes. The remaining funds have been used for general partnership purposes, including the construction of mausoleum crypts and lawn crypts, the purchases of equipment needed to install burial vaults and the acquisition of cemetery and funeral home locations.

On December 21, 2007, we completed a follow on public offering of 2,650,000 common units at a price of $20.26 per unit representing a 22.2% interest in us, making a total of 8,505,725 common units outstanding. In conjunction with this offering, our general partner contributed $1.1 million to maintain its 2% general partner interest. Total gross proceeds from this public offering were $54.8 million, before offering costs and underwriting discounts. Net proceeds, after deducting underwriting discounts but before paying offering costs, from these sales of common units were $51.8 million.

Concurrent with this follow on public offering, StoneMor LLC, all as borrowers, issued $17.5 million in aggregate principal amount of senior secured notes. The net proceeds of the public offering and the sale of senior secured notes and borrowings of $6.3 million under our acquisition line of credit were used to purchase 45 cemeteries and 30 funeral homes from Service Corporation International (NYSE: SCI).

On November 24, 2009, we completed the second follow on public offering of 1,275,000 common units at a price of $17.00 per unit representing a 9.5% interest in us. On December 7, 2009, we sold an additional 191,250 common units in connection with the exercise of the underwriter’s over-allotment option. In conjunction with this offering, our general partner contributed $0.51 million to maintain its 2% general partner interest. Total gross proceeds from these transactions were $25.4 million, before offering costs and underwriting discounts. Net proceeds, after deducting underwriting discounts and offering expenses were $24.2 million.

Concurrent with this second follow on public offering, certain of our subsidiaries made a private offering to eligible purchasers of $150.0 million aggregate principal amount of senior notes due 2017. The net proceeds from this offering, after deducting the original issue discount and fees were approximately $138.1 million. The net proceeds of the second follow on public offering, the general partner contribution and the offering of senior notes of $162.5 million was used to pay off debt and accrued interest of approximately $154.9.The remaining proceeds will be used for general partnership purposes.

Overview

Cemetery Operations

General

We are currently the second largest owner and operator of cemeteries in the United States. As of December 31, 2009, we operated 235 cemeteries in 24 states and Puerto Rico. We own 219 of these cemeteries, and we operate the remaining 16 under management or operating agreements with the non-profit cemetery corporations that own the cemeteries. As a result of the agreements, other control arrangements and applicable accounting rules, we consolidate the results of such 16 cemeteries in our consolidated financial statements.

We sell cemetery products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. During the year ended December 31, 2009, we performed approximately 37,782 burials and sold approximately 25,842 interment rights (net of cancellations) compared to 38,863 and 25,297 in 2008 and 29,380 and 20,425 in 2007, respectively. Cemetery revenues accounted for approximately 87.1%, 86.9% and 92.6% during the years ended December 31, 2009, 2008 and 2007 respectively.

Revenues

We derive our cemetery revenues primarily from:

•	at-need sales of cemetery interment rights, merchandise and services, which we recognize as revenue when we have delivered the underlying merchandise or performed the underlying services;

•	pre-need sales of cemetery interment rights, which we generally recognize as revenue when we have collected 10% of the sales price from the customer;

•

pre-need sales of cemetery merchandise, which we recognize as revenue when we have delivered the underlying merchandise or performed the underlying services. The criteria for meeting this delivery requirement generally means that;

1.	the merchandise has been completed; and

2.	the merchandise is either installed or stored at an independent off-site location, at no additional cost to us, and specifically identified with a particular customer; and

3.	the risks and rewards of ownership have passed on to the customer.

•	pre-need sales of cemetery services, which we recognize as revenues when we perform the services for the customer;

•

investment income from assets held in our merchandise trust, which we recognize as revenues when we deliver the underlying merchandise or perform the underlying services and recognize the associated sales revenue as discussed above;

•	investment income from perpetual care trusts, which we recognize as revenues as the income is earned in the trust; and

•	other items, such as interest income on pre-need installment contracts and sales of land.

Pre-need Sales

Pre-need products and services are typically sold on an installment basis. Pre-need sales are subject to state law “cooling-off” periods, during which the customer may elect to cancel the contract and receive a full refund of amounts paid.

As previously noted, we do not recognize revenue on pre-need sales of merchandise and services until we have delivered the merchandise or performed the services. Accordingly, pre-need sales for which we have not as of yet recognized revenue are carried as a liability on our balance sheet (“deferred revenues”).

In certain cases, pre-need contracts will be cancelled before they are fully paid. In these circumstances, we are generally permitted to retain amounts already paid to us, including any amounts that were required to be deposited into trust.

In certain other cases, the products and services purchased under a pre-need contract are needed for interment before payment has been made in full. In these cases, we are generally entitled to be immediately paid in full for any amounts still outstanding.

Pre-need sales contracts normally contain provisions for both principal and interest. For those contracts that do not bear a market rate of interest, we impute such interest based upon the prime rate plus 150 basis points (this resulted in a rate of 4.75% for contracts entered into during 2009, 9.0% for contracts entered into during 2008 and 9.75% for contracts entered into during 2007 respectively) in order to segregate the principal and interest component of the total contract value.

We normally offer prepayment incentives to customers whose pre-need contracts are longer than 36 months and bear interest. If those customers pay their contracts in full in less than 12 months, we rebate the interest that we have collected from them. Even though this rebate policy reduces the amount of interest income we receive on our accounts receivable, the net effect is an increase in our immediate cash flow.

At-need Sales

Revenue on at-need merchandise sales is deferred until the time that such merchandise is delivered. The lag between the contract origination and delivery is normally minimal. We are not required to deposit any amounts from our at-need sales into merchandise trusts.

Expenses

We analyze and categorize our operating expenses as follows:

1.	Cost of goods sold and selling expenses

Cost of goods sold reflects the actual cost of purchasing products and performing services. Sales of cemetery lots and interment rights, whether at-need or pre-need, typically have a lower cost of goods sold than other merchandise that we sell.

Selling expenses consist of salesperson and sales management payroll costs, including selling commissions, bonuses and employee benefits. We self-insure medical expenses of our employees up to certain individual and aggregate limits over which we have stop-loss insurance coverage. Our self-insurance policy may result in variability in our future operating expenses. Selling expenses also includes other costs of obtaining product and service sales, such as advertising, marketing, postage and telephone.

Direct costs associated with pre-need sales of cemetery merchandise and services, such as sales commissions and cost of goods sold, are reflected in the balance sheet in deferred selling and obtaining costs and deferred cemetery revenues, net, respectively and are expensed as the merchandise is delivered or the services are performed. Indirect costs, such as marketing and advertising costs, are expensed in the period in which they are incurred.

2.	Cemetery Expenses

Cemetery expenses represent the cost to maintain and repair our cemetery properties and consist primarily of labor and equipment, utilities, real estate taxes and other maintenance items. Repairs necessary to maintain our cemeteries are expensed as they are incurred. Other maintenance costs required over the long term to maintain the operating capacity of our cemeteries, such as to build roads and install sprinkler systems, are capitalized.

3.	General and administrative expenses

General and administrative expenses, which do not include corporate overhead, primarily includes personnel costs, insurance and other costs necessary to maintain our cemetery offices.

4.	Depreciation and amortization

We depreciate our property and equipment on a straight-line basis over their estimated useful lives.

5.	Acquisition related costs

On January 1, 2009, we adopted Accounting Standards Codification No. 805 (“ASC 805”). Among other things, ASC 805 requires that costs incurred in acquisition related activities be expensed as incurred. Acquisition related costs include legal fees and other third party costs incurred in acquisition related activities.

Funeral Home Operations

As of December 31, 2009, we owned and operated 58 funeral homes. These properties are located within the contiguous United States and in Puerto Rico. Twenty six of our 58 funeral homes are located on the grounds of cemeteries that we own.

We derive revenues at our funeral homes from the sale of funeral home merchandise, including caskets and related funeral merchandise, and services, including removal and preparation of remains, the use of our facilities for visitation, worship and performance of funeral services and transportation services. We sell these services and merchandise almost exclusively at the time of need utilizing salaried licensed funeral directors. Funeral home revenues accounted for approximately 12.9%, 13.1% and 7.4% during the years ended December 31, 2009, 2008 and 2007 respectively.

Our funeral home operating expenses consist primarily of compensation to our funeral directors, day to day costs of managing the business and the cost of caskets.

Corporate

We incur fixed costs for corporate overhead primarily for centralized functions, such as payroll, accounting, collections and professional fees. We also incur expenses relating to reporting requirements under U.S. federal securities laws and certain other additional expenses of being a public company.

Revenues by State

The following table shows the percentage of revenues attributable to each of the states in which we operate for the periods presented:

	Year ended December 31,
	2009	2008	2007
Alabama	4.6%	4.7%	4.6%
California	10.3%	11.0%	0.2%
Florida	0.1%	1.8%	0.0%
Georgia	1.6%	1.8%	2.0%
Illinois	2.4%	2.4%	0.5%
Indiana	2.4%	2.6%	0.3%
Kansas	1.6%	1.5%	2.1%
Maryland	7.3%	8.0%	8.6%
Michigan	1.3%	1.3%	1.7%
Missouri	1.5%	1.6%	1.3%
New Jersey	8.0%	9.8%	12.4%
North Carolina	6.3%	5.7%	5.9%
Ohio	8.2%	6.6%	4.2%
Oregon	4.2%	3.7%	2.9%
Pennsylvania	17.0%	17.6%	27.8%
Tennessee	2.4%	2.1%	1.2%
Virginia	8.1%	8.5%	12.6%
West Virginia	7.3%	6.7%	9.7%
All others	5.5%	2.6%	2.0%

Total	100.0%	100.0%	100.0%

Principal Products and Services

The following table shows the percentage of revenues attributable to our principal products, services and other items during the periods presented:

	Year ended December 31,
	2009	2008	2007
Pre-need sales:
Burial lots	9.7%	9.1%	7.3%
Mausoleum crypts	4.7%	5.7%	6.1%
Markers	5.6%	4.8%	7.0%
Grave marker bases	1.4%	1.2%	2.7%
Burial vaults	5.0%	4.4%	5.6%
Lawn crypts	1.0%	0.8%	0.9%
Caskets	1.5%	2.5%	4.3%
Initial openings and closings (1)	5.9%	5.1%	5.9%
Other (2)	5.3%	3.5%	2.8%

Total pre-need sales	40.2%	37.1%	42.7%

Interest from pre-need sales	3.2%	2.9%	3.2%

Investment income from trusts:
Perpetual care trusts	7.0%	7.5%	8.8%
Merchandise trusts	3.8%	3.6%	5.4%

Total investment income from trusts	10.8%	11.1%	14.2%

At-need sales
Openings and closings (3)	12.5%	12.8%	11.9%
Markers	7.5%	9.3%	7.9%
Burial lots	3.9%	4.0%	3.0%
Mausoleum crypts	1.6%	1.5%	1.5%
Grave marker bases	1.5%	2.2%	2.4%
Foundations and inscriptions (4)	1.0%	1.2%	1.2%
Burial vaults	1.8%	2.0%	1.4%
Other (5)	1.8%	1.9%	1.4%

Total at-need sales	31.7%	35.0%	30.8%

Funeral home revenues	12.9%	13.1%	7.4%
Other revenues (6)	1.2%	0.8%	1.7%

Total revenues	100.0%	100.0%	100.0%

(1)	Installation of the burial vault into the ground.
(2)	Includes revenues from niches, mausoleum lights, cremations, pet cemeteries, installation of burial vaults and markers sold to our customers by third parties and pre-need sales made in connection with the relocation of other cemetery interment rights. Also includes document processing fees on pre-need contracts and fees from sales of travel care protection, which covers shipping costs of a body if death occurs more than 100 miles from the place of residence.
(3)	Installation of the burial vault into the ground and the placement of the casket into the vault.
(4)	Installation of the marker on the ground and its inscription.
(5)	Includes revenues from lawn crypts, decorative lights installed on mausoleum crypts, installations of burial vaults, markers sold to our customers by third parties, cremation fees and document-processing fees on at-need contracts.
(6)	Includes sales of manufactured burial vaults to third parties, sales of cemetery and undeveloped land, commissions from sales of pre-need funeral and death benefit insurance policies provided through a third-party insurer and other miscellaneous revenues.

Cash Flow

Pre-need sales often generate short-term cash flow deficits due to the timing of when we receive amounts from customers, pay related commissions and deposit amounts into the perpetual care and merchandise trusts.

We generally require customers to make a down payment on a pre-need contract of at least 5% of the total sales price. When we receive a payment from a customer on a pre-need contract, we first deposit the requisite portion into trust as required by state law. Then, we pay all or a portion of the commission due to the salesperson responsible for the sale up to a maximum of total cash received. In many cases, the sum of the commission paid and amount deposited into the trust exceeds the total cash received, causing a short-term cash flow deficit.

If the down payment received from the customer is not sufficient to cover the entire commission, the remaining commission is paid from subsequent installments, but only to the extent of 80% of the cash received from the customer in each installment. Again, in the near-term there is a possibility that the sum of the commission paid and amount deposited into the trust exceeds the total cash received, causing an additional short-term cash flow deficit. These short-term deficits are eventually recaptured as the total amount received exceeds the commissions paid and we meet the requirements for withdrawing amounts deposited into the merchandise trust.

The following example assumes a pre-need contract with a total sales price of $1,000, a 10% down payment, a 40% perpetual care and merchandise trusting requirement, a 15% sales commission and a one-year term without interest, our short-term cash flow would be as follows:

•

When we receive the $100 down payment from the customer, we would deposit 40% of the payment, or $40 in trust and pay 100% of the commission due to the salesperson, or $150, but only to the extent that we received cash from the customer, or $100. Our total cash obligations would be $140 even though we only received $100 from the customer. We would use $40 of our operating cash to pay the sales commission and, at this time, would be cash flow negative on the contract.

•

In month one, when we receive the first $75 installment from the customer, we would deposit 40%, or $30, into trust and pay 100% of the balance of the commission due to the sales person, or $50. Our total cash obligations would be $80 even though we only received $75 from the customer. We would use $5 of our operating cash to pay sales commission and would still be cash flow negative on the contract.

•

In month two, when we receive the next $75 installment from the customer, we would deposit 40%, or $30, into trust, but we would have no further commission due on the sale. The remaining $45 received from the customer would go back into our operating cash, and we would break even on the contract on a cash-flow basis.

•

In month three, when we receive the next $75 installment from the customer, we would deposit 40%, or $30, into trust and the remaining $45 would go back into our operating cash. In this month, we would become cash flow positive on the contract.

We can accelerate our operating cash flow by purchasing and delivering many of our products in advance of the time of customer need, either by installing them in the customer’s burial space (in the case of burial vaults) or storing them for the customer, and by performing certain services prior to the time of need. For example, within the allowances of state law, we purchase burial vaults, grave markers and caskets, and perform initial openings and closings to install the burial vault in the ground before the time of need. When we satisfy the criteria for delivery of pre-need products or perform pre-need services, we are permitted to withdraw the related principal and any income and capital gains that we have not already withdrawn from the merchandise trust, and we recognize the amounts withdrawn, including amounts previously withdrawn, as revenues. Advance purchasing helps us avoid the negative cash flow impact of depositing significant portions of our sales proceeds in trusts while earning rates on those trusts that are currently less than interest rates we pay on our debt. To the extent that we can purchase and deliver products and perform services in advance of the time of need, we can accelerate, within the limitations of GAAP, the timing of our revenue recognition for these products and services. As a result, decisions made by our management to purchase and deliver products or perform services in advance, for cash flow or other reasons, affects the timing of revenue recognition from the underlying sales.

We are somewhat limited, however, in our ability to purchase some products in advance of the time of need because of their availability. Given our large volume of pre-need sales, it is unlikely that our suppliers could provide, or we could manufacture, all of the products included in our pre-need backlog at any given time. For example, we generally need more vaults per year to fulfill our pre-need contract obligations, than we currently manufacture at our plant. We must purchase any excess from third party suppliers who must also meet the demands of other cemetery operators.

We currently purchase burial vaults from third-party providers to assist us in meeting the demands of our accelerated purchase and delivery program. We are also limited in our ability to perform certain services in advance of the time of need because of their nature or our resources. For example, we cannot perform the final opening and closing, which is the placing of the casket into the ground, or inscribe the date of death on the monument or marker until the time of need. Even if we chose to perform all of the services in our pre-need backlog that could be performed in advance of need, such as installing all of the burial vaults in our pre-need backlog, we would not currently have the labor, equipment or other resources to perform all of those services in a short period of time.

Trusting

We are required to deposit a portion of amounts received on sales of certain cemetery merchandise and services into a perpetual care and/ or merchandise trust. These amounts are invested by third-party investment managers who are selected by the Trust and Compliance Committee of the board of directors of our general partner. These investment managers are required to invest our trust funds in accordance with applicable state law and internal investment guidelines adopted by the Trust and Compliance Committee. Our investment managers are monitored by third-party investment advisors selected by the Trust and Compliance Committee who advise the committee on the determination of asset allocations, evaluate the investment managers and provide detailed monthly reports on the performance of each merchandise and perpetual care trust.

Perpetual Care Trust

Pursuant to state law, a portion of the proceeds from the sale of cemetery property is required to be paid into perpetual care trusts. While this amount varies, it is generally 10% to 20% of the sales price of the interment right. All principal must remain in this trust into perpetuity while interest and dividends may be released to us and used to defray cemetery maintenance costs, which are expensed as incurred. Earnings from the perpetual care trusts are recognized in current cemetery revenues. To maximize this income, we have established investment guidelines for the third-party investment managers that manage the trust so that substantially all of the funds are invested in intermediate-term investment-grade fixed-income securities, high-yield fixed-income securities, master limited partnerships and real estate investment trusts.

We fund these amounts pro-rata on an “as received” basis. As payments are received from the customer, we deposit a pro rata amount of the payment into a perpetual care trust. For example, if we receive a payment of 20% of the sales price from the customer, we would deposit into the perpetual care trust 20% of the total amount required to be placed into trust for that sale.

We consolidate the assets of the trust in accordance with the provisions of ASC 810, as the trust is considered to be a variable interest entity for which we are the primary beneficiary. Assets are reflected at fair market value on the asset portion of our balance sheet as an asset entitled “perpetual care trusts, restricted, at fair value,” and an equal amount is reflected as a liability as “perpetual care trust corpus.”

Merchandise Trust

We are generally required by state law to deposit a portion of the sales price of pre-need cemetery merchandise and services, or the estimated current cost of providing that merchandise and those services, into a merchandise trust to ensure that we will have sufficient funds in the future to purchase the merchandise or perform the services. The amount we are required to deposit into a merchandise trust varies from state to state but is generally 40% to 70% of the sales price of the merchandise or services.

We fund these amounts pro-rata on an “as received” basis. As payments are received from the customer, we deposit a pro rata amount of the payment into a merchandise trust. For example, if we receive a payment of 20% of the sales price from the customer, we would deposit into the merchandise trust 20% of the total amount required to be placed into trust for the merchandise and services sold.

We consolidate the assets of the trust in accordance with the provisions of ASC 810, as the trust is considered to be a variable interest entity for which we are the primary beneficiary. Assets are reflected at fair market value on the asset portion of our balance sheet as an asset entitled “merchandise trusts, restricted, at fair value”.

Unlike assets in the perpetual care trusts, assets in the merchandise trusts will be released to us at the time we meet the requirements. These requirements vary from state to state depending upon applicable laws.

Earnings on funds held in merchandise trusts, including investment income and capital gains, are deferred and included in our balance sheet in deferred cemetery revenues, net, until such time that we recognize the revenue from the related sale.

We are permitted to withdraw the investment income, such as interest and dividends, as well as capital gains, from merchandise trusts at varying times depending on the applicable state law. In some states, we are permitted to make monthly withdrawals of investment income, but in other states we are permitted to withdraw income less frequently or only upon death. In all states, however, we are permitted to withdraw trust principal and earnings to purchase the merchandise or perform the services or, generally, when the customer cancels the contract. Some states impose additional restrictions on our ability to withdraw merchandise trust earnings if those trusts have realized losses. For example, if a Pennsylvania merchandise trust realizes a loss, the trust is required to recover the amount of the realized loss, either by earning income or generating capital gains, before we are allowed to withdraw earnings, except to purchase the related products or perform the related services. Other states, such as Virginia, permit continued withdrawals of merchandise trust earnings following a realized loss so long as the fair market value of the funds held in trust equals or exceeds the cost of the related products and services.

We invest the amounts deposited into merchandise trusts, within specified investment guidelines, primarily in intermediate-term, investment-grade fixed-income securities, high-yield fixed-income securities, real estate investment trusts and, to a lesser extent, equity securities and cash.

The income earned on funds held in perpetual care trusts and merchandise trusts can be materially affected by fluctuations in interest rates, dividend payments, and in the case of merchandise trusts, by the performance of the stock market. Investment income from trusts accounted for 10.8%, 11.1% and 14.2% of our 2009, 2008 and 2007 total revenues respectively. During 2009, 2008 and 2007 our average annual rates of return (not including changes in unrealized gains and losses) on funds held in merchandise trusts were 7.2%, 6.1% and 12.0%, respectively, while our average annual rates of return on funds held in perpetual care trusts were 8.3%, 8.1% and 6.8%, respectively. Past performance is not indicative of future performance.

Unrealized gains and losses in merchandise trusts are deferred and accordingly have no immediate impact on our revenues, earnings or cash flow unless the fair market value of the funds declines below the estimated costs to deliver the related products and services, in which case we would be required to record a current charge to earnings equal to the difference between the fair market value of the funds and the estimated costs.

We determine whether or not the assets in the merchandise and perpetual care trust have an other-than-temporary impairment on a security-by-security basis. This assessment is made based upon a number of criteria including the length of time a security has been in a loss position, changes in market conditions, concerns related to the specific issuer and our ability and intent to hold securities until they recover their value. If a loss is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its market value.

For assets held in the perpetual care trusts, any reduction in the cost basis due to an other-than-temporary impairment is offset with an equal and opposite reduction in the perpetual care trust corpus and has no impact on earnings.

For assets held in the merchandise trust, any reduction in the cost basis due to an other-than-temporary impairment is recorded in deferred revenue.

The trust footnotes (notes 5 and 6 of our consolidated financial statements included in Item 8) disclose the adjusted cost basis of the assets in the trust and contain a more detailed discussion of other-than-temporarily impaired assets.

Current Market Conditions and Economic Developments

Beginning in the fourth quarter of 2008, we began discussing the significant instability in various financial markets and in economic conditions. Amongst other things, we noted that there had been a decline in the fair value of equity and (to a lesser degree) fixed-maturity debt securities and that there was a contraction in the credit market as well as an overall downturn in economic activity.

We have seen substantial improvement in certain areas since that time. The ratio of the fair value to the amortized cost of our merchandise trust assets has improved to 88.5% at December 31, 2009 as compared to 70.4% at December 31, 2008. We were able to raise capital via both a private offering of senior debt and a follow on public offering of our common units, representing a limited partnership interest in us. The value of pre-need and at-need contracts written has not deteriorated and totals for the year ended December 31, 2009 generally outpace totals from 2008.

We will continue to monitor evolving economic conditions and plan accordingly.

Decline in Market Value of Trust Assets

We have a substantial portfolio of invested assets in both our merchandise trust and the perpetual care trust. Both trusts have a mix of cash and cash equivalents, fixed maturity debt securities and equity securities. A critical issue for us had been the decline in the fair value of equity and (to a lesser degree) fixed maturity debt securities held in our trusts. This decline took place primarily during the last six months of 2008. As of December 31, 2009, the fair value of our fixed maturity debt securities had recovered to the point where such value exceeds the cost of these assets in both our merchandise and perpetual care trusts. While the fair value of equity securities in these trusts continues to be less than their cost, the amount of this impairment has declined substantially during 2009.

Funds in our trusts are managed by third-party investment managers who are in turn monitored by a third-party investment advisor selected by our Trust and Compliance Committee. The third-party investment advisor is providing the committee with frequent updates on the performance of the investments. We will continue to monitor performance closely. See “Item 3. Quantitative and Qualitative Disclosure About Market Risk” for more information.

The perpetual care trust and merchandise trust serve vastly different purposes and the risks and implications of changes in trust asset values are dissimilar.

Perpetual Care Trust

Pursuant to state law, a portion of the proceeds from the sale of cemetery property must be deposited into a perpetual care trust.

The perpetual care trust principal does not belong to us and must remain in the trust into perpetuity. We consolidate the trust into our financial statements in accordance with ASC 810-10-15-(13 through 22) because the trust is considered a variable interest entity for which we are the primary beneficiary.

The fair value of trust assets is recorded as an asset on our balance sheet and is entirely offset by a liability. This liability is recorded as “Perpetual care trust corpus”. Changes in fair value of trust assets are recognized by adjusting both the trust asset and the offsetting liability. Impairment of the value of trust assets, whether temporary or other-than-temporary, will not impact periodic earnings or comprehensive income nor will it impact our financial position or liquidity at any point in time.

Our primary risk related to the assets in the perpetual care trust relate to the interest and dividends paid and released to us and used to defray cemetery maintenance costs. Any material reduction in this income stream could have a material effect on our financial condition, results of operations and liquidity. Interest income earned on perpetual care trust assets was approximately $12.6 million, $13.7 million and $12.8 million during the year ended December 31, 2009, 2008 and 2007 respectively.

Merchandise Trust

Pursuant to state law, a portion of the proceeds from the sale of pre-need cemetery and funeral home merchandise and services must be deposited into a merchandise trust.

Unlike the perpetual care trust, the principal in the merchandise trust will ultimately revert to us. This will occur once we have met the various requirements for its release which is generally the delivery of merchandise or performance of underlying services. Accordingly, changes in the fair value of trust assets, both temporary and other-than-temporary, may ultimately impact our periodic earnings, comprehensive income and financial position or liquidity at any point in time.

Managing the cash flow associated with the release of trust assets and investment income is a critical component of our overall corporate strategy. Our investment strategy reflects the fact that the release of trust assets and the resultant cash flow is critical to our ability to meet our profitability goals and liquidity needs. Accordingly, we set such strategy to balance the potential for return with the need to maintain asset value.

A decline in the market value of the assets in the merchandise trust could ultimately impair our profitability and resulting financial position and liquidity should we be forced to liquidate such assets at an amount significantly below our original expectation, which is ultimately asset cost.

We mitigate this risk by ensuring that a sufficient portion of trust assets is invested in cash and cash equivalents that do not have significant risk to principal. We can then manage trust assets so that released amounts are liquidated from this pool as opposed to any pool of assets that are currently valued below cost.

At December 31, 2009, the merchandise trust had approximately $47.5 million in cash and cash equivalents. This amount functions to mitigate the risk of liquidating impaired assets. In evaluating the sufficiency of this amount as to its effectiveness in mitigating the risk of liquidating impaired assets, we have considered the net inflows and outflows of cash into the trust in recent prior periods. These net inflows and outflows are a function of both sales originations and the corresponding trust deposits and meeting the criteria for releasing funds. Total net cash inflows into the merchandise trust for the year ended December 31, 2009 were approximately $6.1 million.

Absent a substantial downturn in pre-need sales, we believe that the cash and cash equivalent allocation of merchandise trust assets is sufficient to mitigate the risk of liquidating impaired assets in the near future.

Impact of Current Market Conditions on Our Ability to Meet Our Debt Covenants

Current market conditions have not negatively impacted our ability to meet our significant debt covenants. These covenants specifically relate to a certain measure of profitability (the “Profitability Measure”) and certain coverage and leverage ratios as defined in the Credit Agreement described below.

The Profitability Measure is primarily related to the current period value of contracts written and their associated expense. We have not seen any material decline in the value of contracts written due to current economic conditions. Additionally, associated expenses have remained relatively stable.

The coverage ratio relates to the excess of the Profitability Measure less distributions made to partners over fixed charges. This ratio has not been negatively impacted in so much that the Profitability Measure has not eroded while distributions paid to partners and fixed charges have remained relatively stable.

The leverage ratio relates to the ratio of consolidated debt to the Profitability Measure. Once again, the Profitability Measure has not eroded which in turn has caused this ratio to stay within an acceptable range.

Net Income, Operating Cash Flows and Partner Distributions

The table below details net income, operating cash flows and partner distributions made in 2007, 2008 and 2009 respectively:

	Year ended December 31,
	2009	2008	2007
	(in thousands)
Net income	$3,095	$4,556	$2,786
Operating cash flows	13,498	21,144	18,973
Partner distributions	27,253	25,658	18,724

Cash flows from operations for the years ended December 31, 2009, 2008 and 2007 ($13.5 million, $21.1 million and $19.0 million, respectively) significantly outpaced our net income ($3.1 million, $4.6 million and $2.8 million, respectively) during the same periods. This is in large part attributable to the fact that various cash inflows for payments of amounts due under pre-need sales contracts were not and are not as of yet recognized as revenues as we had not and have not met the delivery criteria for revenue recognition. Although there is no assurance, we expect that the trend of operating cash flows outpacing net income will continue into the foreseeable future.

Segment Reporting and Related Information

We disaggregate our operations into five distinct reportable segments which are classified as Cemetery Operations—Southeast, Cemetery Operations—Northeast, Cemetery Operations—West, Funeral Homes, and Corporate.

We chose this level of organization and disaggregation of reportable segments due to the fact that a) each reportable segment has unique characteristics that set it apart from each other; b) we have organized our management personnel at these operational levels; and c) this is the level at which our chief decision makers and other senior management evaluate performance.

The Cemetery Operations segments sell interment rights, caskets, burial vaults, cremation niches, markers and other cemetery related merchandise. The nature of our customers differs in each of our regionally based cemetery operating segments. Cremation rates in the West region are substantially higher than they are in the Southeast region . Rates in the Northeast region tend to be somewhere between the two. Statistics indicate that customers who select cremation services have certain attributes that differ from customers who select other methods of interment. The disaggregation of cemetery operations into the three distinct regional segments is primarily due to these differences in customer attributes along with the previously mentioned management structure and senior management analysis methodologies.

Our Funeral Homes segment offers a range of funeral-related services such as family consultation, the removal of and preparation of remains and the use of funeral home facilities for visitation. These services are distinctly different than the cemetery merchandise and services sold and provided by the Cemetery Operations segments.

Our Corporate segment includes various home office selling and administrative expenses that are not allocable to the other operating segments.

Consolidation

Our historical operations are part of a consolidated group for financial reporting purposes that include the cemeteries we operate under long-term operating agreements. We currently operate 16 cemeteries under these long-term operating agreements. Intercompany balances and transactions have been eliminated in consolidation.

Income Taxes

Our historical financial statements include the effects of applicable U.S. federal and state income taxes in order to comply with GAAP. We are a limited partnership that has elected to be treated as a partnership for U.S. federal income tax purposes and therefore not be subject to U.S. federal or applicable state income taxes. See “Material Tax Considerations” included in our Registration Statement on Form S-3 (Registration No. 333-144453) filed with the SEC. In order to be treated as a partnership for federal income tax purposes, at least 90% of our gross income must be qualifying income, which includes income from the sale of real property, including burial lots (with and without installed vaults), lawn and mausoleum crypts and cremation niches. Most of our activities that do not generate qualifying income, such as the sale of other cemetery products, the provision of perpetual care services, the operation of our managed cemeteries and all funeral home operations, will be owned by and conducted through corporate subsidiaries, which will be subject to tax on their net taxable income. Dividends we receive from corporate subsidiaries will be qualifying income.

Seasonality

The death care business is relatively stable and predictable. Although we experience seasonal increases in deaths due to extreme weather conditions and winter flu, these increases have not historically had any significant impact on our results of operations. In addition, we perform fewer initial openings and closings in the winter when the ground is frozen.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our historical consolidated financial statements. We prepared these financial statements in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements required us to make estimates, judgments and assumptions that affected the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We based our estimates, judgments and assumptions on historical experience and known facts and other assumptions that we believed to be reasonable under the circumstances. In future periods, we expect to make similar estimates, judgments and assumptions on the same basis as we have historically. Our actual results in future periods may differ from these estimates under different assumptions and conditions. We believe that the following accounting policies or estimates had or will have the greatest potential impact on our consolidated financial statements for the periods discussed and for future periods.

Revenue Recognition

We sell our merchandise and services on both a pre-need and at-need basis. All at-need sales are recognized as revenues and recorded in earnings at the time that merchandise is delivered and services are performed.

Revenues from pre-need sales of cemetery interment rights in constructed burial property are deferred until at least 10% of the sales price has been collected, at which time they are fully earned.

Revenues from pre-need sales of cemetery interment rights in unconstructed burial property, such as mausoleum crypts and lawn crypts are recognized using the percentage-of-completion method of accounting, with no revenue being recognized until at least 10% of the sales price has been received. The percentage-of-completion method of accounting requires us to make certain estimates as of our reporting dates. These estimates are made based upon information available at the reporting date and are updated on a specific identification method at the end of each reporting period. Periodic earnings are calculated based upon the total sales price, estimated costs to complete and the percentage completed during a given reporting period.

Revenues from pre-need sales of cemetery merchandise and services are deferred until the merchandise is delivered or the services are performed, at which time they are fully earned.

Investment earnings, including realized gains and losses, generated by assets in our merchandise trusts are deferred until the associated merchandise is delivered or the services are performed.

In order to appropriately match revenue and expenses, we defer certain pre-need cemetery and prearranged funeral direct obtaining costs that vary with and are primarily related to the acquisition of new pre-need cemetery and prearranged funeral business until such time that the associated revenue is recognized.

Accounts Receivable Allowance for Cancellations

At the time of a pre-need sale, we record an account receivable in an amount equal to the total contract value less any cash deposit paid net of an estimated allowance for cancellations.

The allowance for cancellations is established based upon our estimate of expected cancellations and historical experiences and is currently approximately 10% of total contract values. Future cancellation rates may differ from this current estimate. We will continue to evaluate cancellation rates and will make changes to the estimate should the need arise. Actual cancellations did not vary significantly from the estimates of expected cancellations at December 31, 2009 and December 31, 2008, respectively.

Merchandise Trust Assets

Assets held in our merchandise trusts are carried at fair value. Any change in unrealized gains and losses are reflected in the carrying value of the assets and is recognized as deferred revenue. Any and all investment income streams, including interest, dividends or gains and losses from the sale of trust assets are offset against deferred revenue until such time that we deliver the underlying merchandise. Investment income generated from our merchandise trust is included in Cemetery revenues—investment and other.

We evaluate whether or not the assets in the merchandise trust have an other-than-temporary impairment on a security-by-security basis. This assessment is made based upon a number of criteria including the length of time a security has been in a loss position, changes in market conditions, concerns related to the specific issuer and our ability and intent to hold the security until it regains its value. If a loss is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its market value. Any reduction in the cost basis of assets held in our merchandise trust due to an other-than-temporary impairment is offset against deferred revenue. Refer to Notes 5 and 6 of our financial statements included in this Annual Report on Form 10-K for a more detailed discussion of other-than-temporarily impaired assets.

Perpetual Care Trust Assets

Pursuant to state law, a portion of the proceeds from the sale of cemetery property is required to be paid into perpetual care trusts. All principal must remain in this trust into perpetuity while interest and dividends may be released and used to defray cemetery maintenance costs, which are expensed as incurred.

Assets in our perpetual care trusts are carried at fair value. Any change in unrealized gains and losses are reflected in the carrying value of the assets and is offset against perpetual care trust corpus.

We evaluate whether or not the assets in our perpetual care trust have an other-than-temporary impairment on a security-by-security basis. This assessment is made based upon a number of criteria including the length of time a security has been in a loss position, changes in market conditions, concerns related to the specific issuer and our ability and intent to hold the security until it recovers its value. If a loss is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its market value.

Any reduction in the cost basis of assets held in our perpetual care trusts due to an other-than-temporary impairment is offset against perpetual care trust corpus. There is no impact on earnings. Refer to Notes 5 and 6 of our financial statements included in this Annual Report on Form 10-K for a more detailed discussion of other-than-temporarily impaired assets.

Impairment of Long-Lived Assets

We monitor the recoverability of long-lived assets, including cemetery property, property and equipment and other assets, based on estimates using factors such as current market value, future asset utilization, business and regulatory climate and future undiscounted cash flows expected to result from the use of the related assets. Our policy is to evaluate an asset for impairment when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered. An impairment charge is recorded to write-down the asset to its fair value if the sum of future undiscounted cash flows is less than the carrying value of the asset.

Property and Equipment

Property and equipment is recorded at cost and depreciated on a straight-line basis. Maintenance and repairs are charged to expense as incurred, whereas additions and major replacements are capitalized and depreciation is recorded over their estimated useful lives as follows:

Buildings and improvements	10 to 40 years
Furniture and equipment	5 to 10 years
Leasehold improvements	over the term of the lease

These estimates could be impacted in the future by changes in market conditions or other factors.

Income Taxes

Our corporate subsidiaries are subject to both federal and state income taxes. We record deferred tax assets and liabilities to recognize temporary differences between the bases of assets and liabilities in our tax and GAAP balance sheets and for federal and state net operating loss carryforwards and alternative minimum tax credits.

We record a valuation allowance against our deferred tax assets if we deem that it is more likely than not that some portion or all of the recorded deferred tax assets will not be realizable in future periods.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results, recent cumulative losses and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

As of December 31, 2009, our taxable corporate subsidiaries had a federal net operating loss carryover of approximately $90.7 million, which will begin to expire in 2019 and a state net operating loss carry-forward of approximately $140.7 million, a portion of which expires annually. Our ability to use such federal net operating losses may be limited by changes in the ownership of our units deemed to result in an “ownership change” under the applicable provisions of the Internal Revenue Code of 1986, as amended.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. This statement modifies the GAAP hierarchy by establishing only two levels of GAAP, authoritative and nonauthoritative accounting literature. Effective July 2009, the FASB ASC, also known collectively as the “Codification,” is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the SEC. The Codification was developed to organize GAAP pronouncements by topic so that users can more easily access authoritative accounting guidance. The Codification is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation. This statement applies to financial statements beginning in third quarter of 2009. Accordingly, all accounting references contained herein have been updated to reflect the Codification and all SFAS references have been replaced with ASC references. In those cases when previous GAAP references related to specific paragraphs, we have referred specifically to that paragraph in the ASC. Broader references have been referred to the most detailed level (topic, subtopic or section) applicable.

In June 2009, the FASB adopted ASC Topic 810, Subtopic 10, Sections 30 and 65 (“ASC 810-10-30/65”), the purpose of which is to amend certain requirements of ASC Topic 810, Subtopic 10, Section 5, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. Amongst other things, ASC 810-10-30/65 requires a change in the determination of which entity’s qualify as variable interest entities (“VIE’s”), changes in an entity that is involved in VIE’s method of determining whether they are the primary beneficiary of such VIE, and changes to disclosures required by all entities involved with VIE. ASC 810-10-30/65 is effective for each reporting period beginning after November 15, 2009. Early adoption is prohibited. We have reviewed the requirements of ASC 810-10-30/65 and determined that there will be no changes to our current determination of those entities with which we are involved as to their status of being VIE’s nor to our determination of our status with regards to our position as the primary beneficiary of such VIE’s. We have also determined that we will be required to modify our disclosures with regards to those VIE’s with which we are involved and will adopt such disclosure changes beginning in the first quarter of 2010.

In April of 2009, the FASB issued ASC 320-10-65-1, which relates to investments in both debt and equity securities. ASC 320-10-65-1 amended previous guidance related to the determination of whether impairments in debt securities were other-than-temporary, and provides guidance as to which other-than-temporary impairments should be reflected in the income statement and which other-than-temporary impairments should be reflected in other comprehensive income. ASC 320-10-65-1 also modifies the presentation and disclosures related to both debt and equity securities. ASC 320-10-65-1 is effective for interim periods ending after June 15, 2009, and we adopted it for the second quarter of 2009. ASC 320-10-65-1 did not have a significant impact on our financial position or results of operations.

In April of 2009, the FASB issued ASC 825-10-65-1, which relates to financial instruments. ASC 825-10-65-1amends ASC 825-10-50-10 to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. ASC 825-10-65-1 is effective for interim periods ending after June 15, 2009 and we adopted it for second quarter of 2009. ASC 825-10-65-1 did not have a significant impact on our financial statements.

In April of 2009, the FASB issued ASC 820-10-65-4, which relates to fair value measurements and disclosures. ASC 820-10-65-4 provides additional guidance in estimating fair value under ASC 820-10-5-1 when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability. ASC 820-10-65-4 also provides additional guidance on circumstances that may indicate a transaction is not orderly. ASC 820-10-65-4 is effective for interim periods ending after June 15, 2009, and we adopted it for the second quarter of 2009. ASC 820-10-65-4 did not have a significant impact on our financial position or results of operations.

In December 2007, the FASB issued ASC 805, which relates to the accounting for business combinations. ASC 805 requires that acquirers in a business combination identify and record at fair value all of the assets and liabilities acquired as well as any non-controlling interest resulting from such business combination. Goodwill will be recognized when the fair value of consideration paid or transferred to the acquiree plus the fair value of any non-controlling interest exceeds the fair value of identified assets acquired less the fair value of liabilities assumed. A gain from a bargain purchase will be recognized when the fair value of consideration paid or transferred to the acquiree plus the fair value of any non-controlling interest is less than the fair value of identified assets acquired less the fair value of liabilities assumed. Gains from bargain purchases will be recognized in earnings in the period in which the acquisition occurs. ASC 805 also requires that costs incurred in a business transaction be recorded as an expense as opposed to part of the cost of the acquisition. ASC 805 provides the Company with three options with regards to accumulated costs incurred and currently capitalized for acquisitions that had not as of yet been finalized prior to the adoption of ASC 805:

•	Immediately expense such costs;

•	Continue to carry such costs as an asset and immediately expense such costs upon the adoption of ASC 805; or

•	Account for the change as a change in accounting principle and restate prior year financial statements to reflect these costs as expenses in the period in which they occurred.

We adopted ASC 805 on January 1, 2009. At December 31, 2008, there was approximately $1.4 million in accumulated acquisition costs that had been capitalized and were included in “Other current assets” on our balance sheet. These costs were expensed in the first quarter of 2009 and are included on our income statement as part of “Acquisition related costs”.

In December 2007, the FASB issued ASC 810-10-65-1 which provides guidance for the accounting and reporting of non-controlling interests. ASC 810-10-65-1 states that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. ASC 810-10-65-1applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. We adopted this guidance effective January 1, 2009. This adoption caused us to reclassify amounts previously shown as “Non-controlling interests in perpetual care trusts” to “Perpetual care trust corpus” and to include this amount in total liabilities rather than as a “Commitment and contingency” The adoption of this standard had no effect on our partners capital, results of operations or liquidity.

In February 2008, the FASB issued ASC 260-10-5, which relates to earnings per share. Amongst other guidance, ASC 260-10-5 addresses earnings per share for master limited partnerships and states that a master limited partnership that contains incentive distribution rights (“IDR’s”) should classify said IDR’s as a separate class of units for which a separate earnings per unit calculation should be made. We adopted ASC 260-10-5 in the first quarter of 2009. The adoption of ASC 260-10-5 had no impact on the calculation of earnings per share as allocated to common unit holders.

In December 2008, the FASB issued ASC 810-10-50, which relates to disclosure requirements for consolidations. Amongst other things, ASC 810-10-50 requires public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. We adopted this guidance effective December 31, 2008. This adoption had no effect on our financial position, results of operations or liquidity.

In December 2008, the FASB issued ASC 820-10-35, which relates to the subsequent measurement of financial instruments. Amongst other things ASC 820-10-35 provides clarification for measuring fair value in a market that is not active. ASC 820-10-35 was effective upon issuance, including prior periods for which financial statements had not been issued. Our adoption of ASC 820-10-35 for the year ended December 31, 2008 had no effect on our financial position, results of operations or liquidity.

Results of Operations—Segments

Year Ended December 31, 2009 versus Year Ended December 31, 2008

Cemetery Segments

Our cemetery operations are disaggregated into three different geographically based segments. We have chosen this level of disaggregation due to the fact that a) each reportable segment has unique characteristics that set it apart from each other; b) we have organized our management personnel at these operational levels; and c) this is the level at which our chief decision makers and other senior management evaluate performance.

We account for and analyze the results of operations for each of these segments on a basis of accounting that is different from generally accepted accounting principals in so much that we record revenues and related expenses based upon the value of contracts written rather than upon the delivery of merchandise and services. We reconcile these non-GAAP accounting results of operations to GAAP based amounts at the consolidated level. This reconciliation is included in Note 14 to the financial statements included in this Annual Report on Form 10-K.

The method of accounting we utilize to analyze our segment results of operation provides for a production based view of our business. We believe that this allows for a critical understanding of any economic value added during a given period of time.

Cemetery Operations—Southeast

The table below compares the results of operations for our Cemetery Operations—Southeast for the year ended December 31, 2009 as compared to the year ended December 31, 2008:

	Year ended December 31,
	2009	2008	Change ($)	Change (%)
	(In thousands)
Total revenues	$99,732	$88,638	$11,094	12.5%
Total costs and expenses	69,232	64,018	5,214	8.1%

Operating earnings	30,500	24,620	5,880	23.9%

Interest expense	6,515	5,163	1,352	26.2%

Earnings (losses) before taxes	$23,985	$19,457	$4,528	23.3%

Revenues

Revenues for Cemetery Operations—Southeast were $99.7 million for the year ended December 31, 2009, an increase of $11.1 million, or 12.5%, compared to $88.6 million during 2008.

The increase was primarily due to an increase in the value of pre-need contracts written ($7.4 million), the value of at-need contracts written ($1.9 million) and investment income from our merchandise trusts ($1.1 million). Other increases were less material.

Total costs and expenses

Total costs and expenses for Cemetery Operations—Southeast were $69.2 million for the year ended December 31, 2009, an increase of $5.2 million, or 8.1%, compared to $64.0 million during 2008.

The increase was primarily related to:

•

A $1.4 million increase in cost of goods sold. This was directly attributable to the corresponding increase in the value of pre-need and at-need contracts written. The ratio of cost of goods sold to the total value of contracts written actually declined by 30 basis points to 17.9% during the year ended December 31, 2009 compared to 18.2% during 2008.

•

A $2.1 million increase in selling expenses. This was also directly attributable to the corresponding increase in the value of pre-need and at-need contracts written. The ratio of selling expenses to the total value of contracts written declined by 40 basis points to 25.9% during the year ended December 31, 2009 compared to 26.3% during 2008.

•	A $0.8 million increase in cemetery expenses. The increase was due to a corresponding increase in labor costs ($0.9 million). Other cemetery expenses declined by $0.1 million.

•	A $1.0 million increase in general and administrative expenses. This was primarily due to a $0.8 million increase in labor costs and a $0.2 million increase in insurance expense.

Interest Expense

Interest expense for Cemetery Operations – Southeast was $6.5 million for the year ended December 31, 2009, an increase of $1.4 million, or 26.2%, compared to $5.1 million during the same period last year. This was primarily due to an overall increase in corporate wide interest expense which in turn was primarily due to an increase in total debt outstanding.

Cemetery Operations—Northeast

The table below compares the results of operations for our Cemetery Operations—Northeast for the year ended December 31, 2009 as compared to the year ended December 31, 2008:

	Year ended December 31,
	2009	2008	Change ($)	Change (%)
	(In thousands)
	(non-GAAP)
Total revenues	$54,193	$54,190	$3	0.0%
Total costs and expenses	37,611	39,281	(1,670)	-4.3%

Operating earnings	16,582	14,909	1,673	11.2%

Interest expense	2,649	2,657	(8)	-0.3%

Earnings (losses) before taxes	$13,933	$12,252	$1,681	13.7%

Revenues

Revenues for Cemetery Operations – Northeast were $54.2 million for both the year ended December 31, 2009 and 2008. A $1.3 million increase in the value of pre-need contracts written was offset by a $0.6 million decrease in the value of at-need contracts written and a $0.7 million decrease in investment income from trusts.

Total costs and expenses

Total costs and expenses for Cemetery Operations—Northeast were $37.6 million for the year ended December 31, 2009, a decrease of $1.7 million, or 4.3%, compared to $39.3 million during 2008.

The decrease was primarily related to:

•

A $0.8 million decrease in cost of goods sold. The ratio of cost of goods sold to the total value of contracts written declined by 220 basis points to 16.2% during the year ended December 31, 2009 as compared to 18.4% during 2008.

•	A $0.7 million decrease in cemetery expenses. This consisted of a $0.5 million decrease in personnel costs and a $0.2 million decrease in fuel costs.

Interest Expense

Interest expense for Cemetery Operations—Northeast was $2.6 million for both the year ended December 31, 2009 and 2008. An increase in corporate wide interest expense was not allocable to the Northeast segment.

Cemetery Operations—West

The table below compares the results of operations for our Cemetery Operations—West for the year ended December 31, 2009 as compared to the year ended December 31, 2008:

	Year ended December 31,
	2009	2008	Change ($)	Change (%)
	(In thousands)
	(non-GAAP)
Total revenues	$39,956	$42,371	$(2,415)	-5.7%
Total costs and expenses	27,423	28,210	(787)	-2.8%

Operating earnings	12,533	14,161	(1,628)	-11.5%

Interest expense	3,082	2,696	386	14.3%

Earnings (losses) before taxes	$9,451	$11,465	$(2,014)	-17.6%

Revenues

Revenues for Cemetery Operations—West were $40.0 million for the year ended December 31, 2009, a decrease of $2.4 million, or 5.7%, compared to $42.4 million during 2008. The decrease was primarily related to a $1.2 million decrease in both investment income from trusts and in the value of at-need contracts written.

Total costs and expenses

Total costs and expenses for Cemetery Operations—West were $27.4 million for the year ended December 31, 2009, a decrease of $0.8 million, or 2.8%, compared to $28.2 million during 2008.

The decrease was primarily related to:

•

A $0.2 million decrease in cost of goods sold. The ratio of cost of goods sold to the total value of contracts written declined by 10 basis points to 13.4% during the year ended December 31, 2009 as compared to 13.5% during 2008.

•

A $0.4 million decrease in cemetery expenses. This consisted of a $0.4 million decrease in real estate taxes and a $0.1 million decrease in utilities, maintenance and gas and oil offset by a $0.3 million increase in personnel costs.

Interest Expense

Interest expense for Cemetery Operations—West was $3.1 million for the year ended December 31, 2009, a $0.4 million increase, or 14.3%, compared to $2.7 million during 2008. This was due to the overall corporate wide increase in interest expense, which in turn was due to an increase in average debt outstanding.

Funeral Homes Segment

Unlike our cemetery operations segment, there is no substantial lag between the sale and delivery of funeral home product and services. Accordingly, the production based view and resulting numbers that management utilizes to analyze our funeral home business does not differ from GAAP accounting for this segment.

The table below compares the results of operations for our Funeral Home segment for the year ended December 31, 2009 as compared to the year ended December 31, 2008:

	Year ended December 31,
	2009	2008	Change ($)	Change (%)
	(In thousands)
	(non-GAAP)
Total revenues	$23,366	$23,963	$(627)	-2.6%
Depreciation and amortization	1,101	849	252	29.7%
Total costs and expenses	19,004	19,066	(62)	-0.3%

Operating earnings	3,231	4,048	(817)	-20.2%

Interest expense (a)	2,123	2,198	(75)	-3.4%

Earnings (losses) before taxes	$1,108	$1,850	$(742)	-40.1%

(a)	Included in interest income on the income statement.

Revenues

Revenues for the Funeral Home segment were $23.4 million for the year ended December 31, 2009, a decrease of $0.6 million, or 2.5%, compared to $24.0 million during 2008.

The decrease was primarily attributable to a decrease in at-need revenues ($1.2 million) offset by increase in pre-need revenues ($0.4 million) and other revenues ($0.2 million).

Depreciation and amortization

Depreciation and amortization for the Funeral Home segment was $1.1 million for the year ended December 31, 2009, an increase of $0.3 million, or 29.7%, compared to $0.8 million during 2008. The increase was primarily related to an increase in depreciable assets.

Total costs and expenses

Total costs and expenses for the Funeral Home segment were $19.0 million for the year ended December 31, 2009, a decrease of $0.1 million, or 0.4%, compared to $19.1 million during 2008.

There was stability across all expense categories. The largest increase was $0.2 million in wages and benefits. The largest decrease was $0.1 million in fixed facility costs.

Interest Expense

Interest expense for the Funeral Home segment was $2.1 million for the year ended December 31, 2009, a decrease of $0.1 million, or 3.4%, compared to $2.2 million during 2008. The slight decrease in the allocation of interest expense to the funeral home operations was primarily due to the slight decrease in funeral home revenues and the funeral home divested in 2009.

Corporate Segment

Amounts allocated to the Corporate segment include each of the following:

•	Miscellaneous selling, cemetery and general administrative expenses that are not allocable to other operating segments.

•	Various home office and other expenses. These expenses equal the total corporate expenses as shown on the face of the income statement.

•	Certain depreciation and amortization expenses.

•	Gains and losses and purchases and sales of cemetery and funeral home properties.

•	Gains and losses from changes in the fair value of derivatives.

•	Certain costs related to refinancing.

•	Acquisition related costs.

The table below details expenses incurred by the Corporate segment for the year ended December 31, 2009 and December 31, 2008:

	Year ended December 31,
	2009	2008	Change ($)	Change (%)
	(In thousands)
Selling, cemetery and general and administrative expenses	$876	$1,390	$(514)	-37.0%
Depreciation and amortization	2,608	1,370	1,238	90.4%
Acquisition related costs	2,292	—	2,292	n/a
Corporate expenses
Corporate personnel expenses	10,382	10,031	351	3.5%
Other corporate expenses (a)	11,988	11,256	732	6.5%

Total corporate expenses	22,370	21,287	1,083	5.1%

Operating loss	$28,146	$24,047	4,099	17.0%

Gain on sale of funeral home	434	—	434	n/a
Gain on acquisitions	8,607	—	4,435	n/a
Decrease in the value of interest rate swaps	(2,681)	—	(2,681)	n/a
Expenses related to refinancing	2,242	—	2,242	n/a
Interest expense	39	—	39	n/a

Losses before taxes	$24,068	$24,047	$4,193	17.4%

Selling, cemetery and general administrative expenses that were allocated to the corporate segment were $0.9 million during the year ended December 31, 2009, a decrease of $0.5 million, or 37.0%, compared to $1.4 million for the year ended December 31, 2008. The decrease was primarily caused by a decrease in salesperson’s bonuses and other personnel expenses allocated to the corporate segment ($0.3 million) and sales training ($0.1 million)

Depreciation and amortization allocated to the corporate segment was $2.6 million during the year ended December 31, 2009, an increase of $1.3 million, or 90.4%, compared to $1.4 million for the year ended December 31, 2007. The increase was primarily caused by an increased in the amortization of deferred financing fees.

On January 1, 2009, we adopted ASC 805. Amongst other things, ASC 805 requires that costs incurred in acquisition related activities be expensed as incurred. Acquisition related costs include legal fees and other third party costs incurred in acquisition related activities. These costs totaled approximately $2.3 million in 2009 of which approximately $1.4 million that had been capitalized as of December 31, 2008 and expensed in 2009.

Total corporate expenses were $22.4 million during the year ended December 31, 2009, an increase of $0.7 million, or 5.1%, compared to $21.3 million during the year ended December 31, 2008. The increase was equally distributed between personnel related expenses ($0.4 million) and non-personnel expenses ($0.3 million). The increase in personnel related expenses was primarily attributable to an increase in employee benefits ($0.4 million). The increase in non-personnel related expenses was primarily attributable to an increase in professional fees ($1.1 million) offset by a decrease in unit-based compensation ($0.7 million).

The 2009 gain on the sale of the funeral home relates to the second quarter disposition of a funeral home. Proceeds from this disposition were approximately $0.5 million.

The 2009 gain on the acquisition of cemetery properties discussed in Note 13 of the Financial Statements in this Annual Report on Form 10-K is allocated to our corporate segment. Refer to this note for a more detailed discussion of this gain.

The 2009 decrease in the value of our interest rate swaps as discussed in Note 7 of the Financial Statements in this Annual Report on Form 10-K is allocated to the corporate segment. Refer to this note for a more detailed discussion of this loss.

Expenses related to refinancing of $2.2 million during the year ended December 31, 2009 relate to the write-down of unamortized debt issuance costs made as a result of our November 2009 private debt offering and the use of some of these funds to pay down certain previous debt amounts.

Reconciliation of Segment Results of Operations to Consolidated Results of Operations

As discussed in the segment sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations, cemetery revenues and their associated costs as reported at the consolidated level are deferred until such time that we meet the delivery component for revenue recognition.

Accordingly, GAAP consolidated revenues reflect the amount of total merchandise and services which were delivered during the period. Period over period changes to revenues can be impacted by:

•

Changes in the value of contracts written and other revenues generated during a period that are delivered in their period of origin and are recognized as revenue and not deferred as of the end of their period of origination.

•	Changes in merchandise and services that are delivered during a period that had been originated during a prior period.

The table below analyzes results of operations and the changes therein for the year ended December 31, 2009 compared to the year ended December 31, 2008. The table is structured so that our readers can determine whether changes were based upon changes in the level of merchandise and services and other revenues generated during each period and/ or changes in the timing of when merchandise and services were delivered:

	Year ended December 31, 2009			Year ended December 31, 2008
	(in thousands)			(in thousands)
	Segment Results (non-GAAP)	Changes in Deferred Revenues and Expenses	GAAP Results	Segment Results (non-GAAP)	Changes in Deferred Revenues and Expenses	GAAP Results	Change in GAAP results ($)	Change in GAAP results (%)
Revenues
Pre-need cemetery revenues	$99,771	$(26,930)	$72,841	$91,050	$(22,987)	$68,063	$4,778	7.0%
At-need cemetery revenues	63,970	(6,549)	57,421	63,874	(39)	63,835	(6,414)	-10.0%
Investment income from trusts	22,706	(3,180)	19,526	23,519	(3,237)	20,282	(756)	-3.7%
Interest income	5,834	—	5,834	5,384	—	5,384	450	8.4%
Funeral home revenues	23,365	—	23,365	23,963	—	23,963	(598)	-2.5%
Other cemetery revenues	1,613	601	2,215	1,376	545	1,921	294	15.3%

Total revenues	217,261	(36,059)	181,203	209,168	(25,718)	183,448	(2,245)	-1.2%

Costs and expenses
Cost of goods sold	27,096	(5,249)	21,847	26,687	(3,805)	22,882	(1,035)	-4.5%
Cemetery expense	41,246	—	41,246	41,651	—	41,651	(405)	-1.0%
Selling expense	41,652	(7,529)	34,123	40,379	(5,573)	34,806	(683)	-2.0%
General and administrative expense	22,498	—	22,498	21,372	—	21,372	1,126	5.3%
Corporate overhead	22,370	—	22,370	21,293	—	21,293	1,077	5.1%
Depreciation and amortization	6,390	—	6,390	5,029	—	5,029	1,361	27.1%
Funeral home expense	19,004	—	19,004	19,065	—	19,065	(61)	-0.3%
Acquisition related costs	2,292	—	2,292	—	—	—	2,292	n/a

Total costs and expenses	182,548	(12,778)	160,772	175,476	(9,378)	166,095	3,677	2.2%

Operating profit	34,712	(23,281)	11,431	33,690	(16,340)	17,350	5,919	(34.1%)

Gain on sale of funeral home	434	—	434	—	—	—	434	n/a
Gain on acquisitions	8,607	—	8,607	—	—	—	8,607	n/a
Decrease in the value of interest rate swaps	(2,681)	—	(2,681)	—	—	—	(2,681)	n/a
Expenses related to refinancing	2,242	—	2,242	—	—	—	2,242	n/a
Interest expense	14,409	—	14,409	12,714	—	12,714	1,695	13.3%

Income (loss) before taxes	24,421	(23,281)	1,140	20,976	(16,340)	4,636	(3,495)	(75.4%)

State income taxes	808	—	808	304	—	304	504	n/a
Federal income taxes	(2,762)	—	(2,762)	(224)	—	(224)	(2,538)	n/a

Total income taxes	(1,954)	—	(1,954)	80	—	80	(2,034)	n/a

Net income (loss)	$26,375	$(23,281)	$3,095	$20,896	$(16,340)	$4,556	$(5,633)	-32.1%

Revenues

Pre-need cemetery revenues were $72.8 million for the year ended December 31, 2009, an increase of $4.8 million, or 7.0%, as compared to $68.0 million during 2008. There was a substantial increase in the value of contracts written ($8.7 million) which was offset by a lower increase in deferred revenue ($4.0 million). The overall increase was primarily caused by an increase in the delivery of pre-need markers ($2.5 million), vaults ($1.8 million), grave openings ($1.4 million) and installations and other ($1.4 million).

At-need cemetery revenues were $57.4 million for the year ended December 31, 2009, a decrease of $6.4 million, or 10.0%, as compared to $63.8 million during 2008. The value of contracts written increased slightly to $64.0 million from $63.9 million while deferred revenues increased by $6.5 million. The overall decrease was due to a decline in deliveries of markers ($3.4 million), bases ($1.4 million), openings and closings ($0.8 million), vaults ($0.4 million) and lots ($0.4 million).

Investment income from trusts was $19.5 million for the year ended December 31, 2009, a decrease of $0.8 million, or 3.7%, as compared to $20.3 million during 2008. The decrease was primarily related to a decline in variable interest rates and a late year repositioning of assets from fixed maturity debt securities to money market funds in anticipation of a further repositioning in the first quarter of 2010.

Interest income on accounts receivable was $5.8 million for the year ended December 31, 2009, an increase of $0.5 million, or 8.4%, as compared to $5.3 million during 2008. The change was related to the continuing increase in the value of pre-need contracts written.

Revenues for the Funeral Home segment were $23.4 million for the year ended December 31, 2009, a decrease of $0.6 million, or 2.5%, compared to $24.0 million during 2008. The decrease was primarily attributable to a decrease in at-need revenues ($1.2 million) offset by increase in pre-need revenues ($0.4 million) and other revenues ($0.2 million).

Other cemetery revenues include miscellaneous items that are not grouped with our other cemetery merchandise and services. Other cemetery revenues were $1.6 million for the year ended December 31, 2009, an increase of $0.2 million, or 15.3%, as compared to $1.4 million during 2008. The increase was primarily caused by a $0.2 million increase in asset sales revenue.

Costs and Expenses

Cost of goods sold were $21.8 million for the year ended December 31, 2009, a decrease of $1.0 million, or 4.5%, as compared to $22.9 million in 2008. The decrease was primarily due to the associated decrease in (combined) pre-need and at-need cemetery revenues. The ratio of cost of goods sold to pre-need and at-need cemetery revenues decreased to 16.8% for the year ended December 31, 2009 as compared to 17.3% during 2008.

Cemetery expenses were $41.2 million during the year ended December 31, 2009, a decrease of $0.4 million, or 1.0%, compared to $41.6 million during 2008. There was a $1.1 million decrease in non-labor costs offset by a $0.7 million increase in labor costs. The non-labor cost decreases primarily related to decreases in gas and oil ($0.5 million), real estate taxes ($0.4 million) and repairs and maintenance ($0.1 million) while the increase in labor costs was primarily due to an increase in employee benefits ($1.4 million) offset by a reduction in other labor costs ($0.7 million). Cemetery expenses relate to the current costs of managing and maintaining our cemetery properties. These costs are expensed as incurred and are not deferred. Accordingly, from a margin standpoint, the most effective gauge of measuring cemetery expenses is as a ratio of segment level pre-need and at-need cemetery revenues. The ratio of cemetery expenses to segment level pre-need and at-need cemetery revenues was 25.2% during the year ended December 31, 2009 as compared to 26.9% during 2008.

Selling expenses were $34.1 million during the year ended December 31, 2009, a decrease of $0.7 million, or 2.0%, as compared to $34.8 million in 2008. The decrease was primarily caused by the associated decrease in (combined) pre-need and at-need cemetery revenues. The ratio of cost of selling expenses to pre-need and at-need cemetery revenues decreased to 26.1% for the year ended December 31, 2009 as compared to 26.4% during 2008.

General and administrative expenses were $22.5 million during the year ended December 31, 2009, an increase of $1.1 million, or 5.2%, as compared to $21.4 million during 2008. The increase was split between an increase in labor costs ($0.5 million) and non-labor costs ($0.6 million). The increase in labor costs was primarily attributable to an increase in employee benefits ($0.5 million). The increase in non-labor costs was primarily attributable to an increase in corporate insurance ($0.3 million) and a number of smaller changes. General and administrative expenses are expensed as incurred and are not deferred. Accordingly, from a margin standpoint, the most effective gauge of measuring general and administrative expenses is as a ratio of segment level pre-need and at-need cemetery revenues. The ratio of general and administrative expenses to segment level pre-need and at-need cemetery revenues was 13.7% during the year ended December 31, 2009 as compared to 13.8% during 2008.

Total corporate overhead was $22.4 million during the year ended December 31, 2009, an increase of $1.1 million, or 5.1%, compared to $21.3 million during 2008. The increase was distributed between personnel related expenses ($0.4 million) and non-personnel expenses ($0.7 million). The increase in personnel related expenses was primarily attributable to an increase in employee benefits ($0.4 million). The increase in non- personnel related expenses was primarily attributable to an increase in professional fees ($1.1 million) offset by a decrease in unit-based compensation ($0.7 million).

Depreciation and amortization was $6.4 million during the year ended December 31, 2009, an increase of $1.4 million, or 27.1%, as compared to $5.0 million during the period last year. The increase was primarily due to an increase in the amortization of debt issuance costs.

Funeral Home expenses were $19.0 million for the year ended December 31, 2009, a decrease of $0.1 million, or 0.3%, compared to $19.1 million during 2008. There was stability across all expense categories. The largest increase was $0.2 million in wages and benefits. The largest decrease was $0.1 million in fixed facility costs.

On January 1, 2009, we adopted ASC 805. Amongst other things, ASC 805 requires that costs incurred in acquisition related activities be expensed as incurred. Acquisition related costs include legal fees and other third party costs incurred in acquisition related activities. These costs totaled approximately $2.3 million in 2009 of which approximately $1.4 million that had been capitalized as of December 31, 2008 and expensed in 2009.

We recorded a gain on the acquisition of cemetery properties (discussed in Note 13) of approximately $8.6 million during 2009.

We entered into two interest rate swaps during the fourth quarter of 2009. At December 31, 2009, these swaps had a fair value of ($2.7 million). We recorded this as a loss during 2009. The change in the value in interest rate swaps was due to a change in market expectations at December 31, 2009 as compared to the date that the swaps were originated. Upon maturation, the fair value of the swaps will be the exact same as the fair value of the swaps upon origination ($0.0 million). There will be no cumulative loss or gain on the fair value of the swaps. The loss recorded in 2009 will be offset by equal and opposite gains in future periods.

The $2.2 million in expenses incurred due to refinancing activities related to the write-down of deferred financing fees that were accorded due to our fourth quarter 2009 private debt offering for which certain of the funds were used to pay down prior existing debt.

Interest expense was $14.4 million during the year ended December 31, 2009, an increase of $1.7 million, or 13.3%, as compared to $12.7 million during 2008. The increase was primarily due to an overall increase in the average amount of debt outstanding.

Year Ended December 31, 2008 versus Year Ended December 31, 2007

Cemetery Operations—Southeast

The table below compares the results of operations for our Cemetery Operations—Southeast for the year ended December 31, 2008 as compared to the year ended December 31, 2007:

	Year ended December 31,
	2008	2007	Change ($)	Change (%)
	(In thousands)
	(non-GAAP)
Total revenues	$88,638	$74,479	$14,159	19.0%
Total costs and expenses	64,018	50,927	13,091	25.7%

Operating earnings	24,620	23,552	1,068	4.5%

Interest expense	5,163	4,480	683	15.2%

Earnings (losses) before taxes	$19,457	$19,072	$385	2.0%

Revenues

Revenues for Cemetery Operations—Southeast were $88.6 million for the year ended December 31, 2008, an increase of $14.1 million, or 19.0%, compared to $74.5 million during the year ended December 31, 2007.

The increase was primarily due to an increase in the value of pre-need contracts written ($8.5 million), the value of at-need contracts written ($7.5 million) and interest and other income ($0.7 million) offset by a decrease in investment income from the merchandise and perpetual care trusts ($2.5 million).

Total costs and expenses

Total costs and expenses for Cemetery Operations—Southeast were $64.0 million for the year ended December 31, 2008, an increase of $13.1 million, or 25.7%, compared to $50.9 million during the year ended December 31, 2007.

The increase was primarily related to:

•

A $2.5 million increase in cost of goods sold. This was directly attributable to the corresponding increase in the value of pre-need and at-need contracts written. The ratio of cost of goods sold to the total value of pre-need and at-need contracts written declined by 60 basis points to 18.2% in 2008 as compared to 18.8% during 2007.

•

A $3.8 million increase in selling expenses. This was also directly attributable to the corresponding increase in the value of pre-need and at-need contracts written. The ratio of selling expenses to the total value of pre-need and at-need contracts written declined by 70 basis points to 26.3% during 2008 as compared to 27.0% during 2007.

•

A $4.2 million increase in cemetery expenses. The increase was due to a $2.3 million increase in labor costs and a $1.9 million increase in non-labor costs. Non-labor cost significant increases included maintenance ($0.7 million), utilities ($0.6 million), real estate taxes ($0.2 million) and routine repairs ($0.2 million).

•

A $2.4 million increase in general and administrative expenses. The increase was due to a $0.9 million increase in labor costs and a $1.5 million increase in non-labor costs. Non-labor cost significant increases included insurance ($0.4 million), professional fees ($0.3 million) and supplies and travel ($0.1 million each).

•	A $0.2 million increase in depreciation expense which was primarily caused by an increase in depreciable assets.

Interest Expense

Interest expense for Cemetery Operations—Southeast was $5.2 million for the year ended December 31, 2008, an increase of $0.7 million, or 15.2%, compared to $4.5 million during the year ended December 31, 2007. The increase was primarily due to the overall corporate wide increase in interest expense, which in turn was due to an increase in the average debt outstanding.

Cemetery Operations—Northeast

The table below compares the results of operations for our Cemetery Operations – Northeast for the year ended December 31, 2008 as compared to the year ended December 31, 2007:

	Year ended December 31,
	2008	2007	Change ($)	Change (%)
	(In thousands)
	(non-GAAP)
Total revenues	$54,190	$61,720	$(7,530)	-12.2%
Total costs and expenses	39,281	39,240	41	0.1%

Operating earnings	14,909	22,480	(7,571)	-33.7%

Interest expense	2,657	3,555	(898)	-25.3%

Earnings (losses) before taxes	$12,252	$18,925	$(6,673)	-35.3%

Revenues

Revenues for Cemetery Operations—Northeast were $54.2 million for the year ended December 31, 2008, a decrease of $7.5 million, or 12.2%, compared to $61.7 million during the year ended December 31, 2007.

The decrease was primarily due to a decrease in investment income from the merchandise and perpetual care trusts ($6.1 million) and asset sales ($1.3 million). The value of pre-need and at-need contracts written was relatively flat year over year.

Total costs and expenses

Total costs and expenses for Cemetery Operations—Northeast were $39.3 million for the year ended December 31, 2008, an increase of $0.1 million, or 0.1%, compared to $39.2 million during the year ended December 31, 2007.

As with total operating expenses, the different components of operating expenses did not significantly vary during the year ended December 31, 2008 as compared to the year ended December 31, 2007.

•

Cost of goods sold increased by $0.2 million. The ratio of cost of goods sold to the total value of pre-need and at-need contracts written increased by 40 basis points to 18.4% in 2008 as compared to 18.0% during 2007.

•

Selling expenses declined by $0.2 million. The ratio of selling expenses to the total value of pre-need and at-need contracts written declined by 30 basis points to 24.4% during 2008 as compared to 24.7% during 2007.

•	Cemetery expenses declined by $0.1 million. Labor costs declined by $0.2 million while non-labor costs increased by $0.1 million.

•	General and administrative expenses increased by $0.1 million. Labor costs were flat while non-labor costs increased by $0.1 million.

Interest Expense

Interest expense for Cemetery Operations—Northeast was $2.7 million for the year ended December 31, 2008, a decrease of $0.9 million, or 25.3%, compared to $3.6 million during the year ended December 31, 2007. Interest expense allocations are primarily made based upon certain revenue factors. Accordingly, while overall corporate wide interest expense increased, the allocation to the Northeast region decreased, causing overall interest in the region to decrease.

Cemetery Operations—West

The table below compares the results of operations for our Cemetery Operations—West for the year ended December 31, 2008 as compared to the year ended December 31, 2007:

	Year ended December 31,
	2008	2007	Change ($)	Change (%)
	(In thousands)
	(non-GAAP)
Total revenues	$42,371	$15,760	$26,611	168.9%
Total costs and expenses	28,210	9,951	18,259	183.5%

Operating earnings	14,161	5,809	8,352	143.8%

Interest expense	2,696	425	2,271	534.4%

Earnings (losses) before taxes	$11,465	$5,384	$6,081	112.9%

Our Cemetery Operations—West grew significantly during the year ended December 31, 2008 as compared to the year ended December 31, 2007 primarily due to the December 2007 acquisition of 45 cemeteries from Service Corp International.

Revenues

Revenues for Cemetery Operations—West were $42.4 million for the year ended December 31, 2008, an increase of $26.6 million, or 168.9%, compared to $15.8 million during the year ended December 31, 2007.

The increase was across the board, with increases in the value of pre-need and at-need cemetery contracts written ($23.3 million), investment income from merchandise and perpetual care trusts ($2.8 million), other income ($0.3 million) and interest income on accounts receivable ($0.2 million).

Total costs and expenses

Total costs and expenses for Cemetery Operations—West were $28.2 million for the year ended December 31, 2008, an increase of $18.3 million, or 183.5%, compared to $9.9 million during the year ended December 31, 2007.

The increase was primarily related to:

•

A $2.8 million increase in cost of goods sold. This was directly attributable to the corresponding increase in the value of pre-need and at-need contracts written. The ratio of cost of goods sold to the total value of pre-need and at-need contracts written declined by 370 basis points to 13.5% in 2008 as compared to 17.2% during 2007.

•

A $5.4 million increase in selling expenses. This was also directly attributable to the corresponding increase in the value of pre-need and at-need contracts written. The ratio of selling expenses to the total value of pre-need and at-need contracts written declined by 220 basis points to 24.0% during 2008 as compared to 26.2% during 2007.

•

A $6.8 million increase in cemetery expenses. The increase was due to a $4.0 million increase in labor costs and a $2.8 million increase in non-labor costs. Non-labor cost significant increases included maintenance ($1.1 million), utilities ($0.9 million), real estate taxes ($0.4 million) and routine repairs ($0.2 million).

•

A $3.0 million increase in general and administrative expenses. The increase was due to a $1.8 million increase in labor costs and a $1.2 million increase in non-labor costs. Non-labor cost significant increases included insurance ($0.3 million), routine overhead ($0.2 million), supplies ($0.2 million) and a number of smaller increases.

•	A $0.3 million increase in depreciation expense which was primarily caused by an increase in depreciable assets.

Interest Expense

Interest expense for Cemetery Operations—West was $2.7 million for the year ended December 31, 2008, an increase of $2.3 million, or 534.4%, compared to $0.4 million during the year ended December 31, 2007. The increase was primarily due to the overall increase in corporate interest.

Funeral Home Segment

Unlike our cemetery operations segment, there is no substantial lag between the sale and delivery of funeral home product and services. Accordingly, the production based view and resulting numbers that management utilizes to analyze our funeral home business does not differ from GAAP accounting for this segment.

The table below compares the results of operations for our Funeral Home segment for the year ended December 31, 2008 as compared to the year ended December 31, 2007:

	Year ended December 31,
	2008	2007	Change ($)	Change (%)
	(In thousands)
	(non-GAAP)
Total revenues	$23,963	$10,782	$13,181	122.3%
Depreciation and amortization	838	386	452	117.1%
Total costs and expenses	19,065	8,422	10,643	126.4%

Operating earnings	4,060	1,974	2,086	105.7%

Interest expense (a)	2,198	615	1,583	257.4%

Earnings (losses) before taxes	$1,862	$1,359	$503	37.0%

(a)	Included in interest income on the income statement.

Our Funeral Home segment grew significantly during the year ended December 31, 2008 as compared to the year ended December 31, 2007 primarily due to the December 2007 acquisition of 30 funeral homes from Service Corp International.

Revenues

Revenues for the Funeral Home segment were $24.0 million for the year ended December 31, 2008, an increase of $13.2 million, or 122.3%, compared to $10.8 million during the year ended December 31, 2007.

The increase was primarily attributable to an increase in at-need revenues ($9.3 million), pre-need revenues ($2.3 million) and other revenues ($1.6 million).

Depreciation and amortization

Depreciation and amortization for the Funeral Home segment was $0.8 million for the year ended December 31, 2008, an increase of $0.5 million, or 117.1%, compared to $0.3 million during the year ended December 31, 2007. The increase was primarily related to an increase in depreciable assets.

Total costs and expenses

Total costs and expenses for the Funeral Home segment were $19.1 million for the year ended December 31, 2008, an increase of $10.6 million, or 126.4%, compared to $8.4 million during the year ended December 31, 2007.

The increase was primarily related to increases in personnel expenses ($4.9 million), merchandise ($2.1 million), fixed facility costs ($1.0 million), general and administrative expenses ($0.8 million) and variable facility costs ($0.5 million).

Interest Expense

Interest expense for the Funeral Home segment was $2.2 million for the year ended December 31, 2008, an increase of $1.6 million, or 257.4%, compared to $0.6 million during the year ended December 31, 2007. The increase was primarily attributable to an increase in the total amount of debt outstanding.

Corporate Segment

Amounts allocated to the Corporate segment include each of the following:

•	Miscellaneous selling, cemetery and general administrative expenses that are not allocable to other operating segments.

•	Various home office and other expenses. These expenses equal the total corporate expenses as shown on the face of the income statement.

•	Certain depreciation and amortization expenses.

•	Gains and losses and purchases and sales of cemetery and funeral home properties.

•	Certain costs related to refinancing.

•	Acquisition related costs.

The table below details expenses incurred by the Corporate segment for the year ended December 31, 2008 and December 31, 2007:

	Year ended December 31,
	2008	2007	Change ($)	Change (%)
	(In thousands)
Selling, cemetery and general and administrative expenses (a)	$1,385	$978	$407	41.6%
Depreciation and amortization	1,381	1,248	133	10.7%
Corporate expenses
Corporate personnel expenses	10,031	11,871	(1,840)	-15.5%
Other corporate expenses	11,262	13,120	(1,858)	-14.2%

Total corporate expenses	21,293	24,991	(3,698)	-14.8%

Operating loss	$24,059	$27,217	(3,158)	-11.6%

Expenses related to refinancing	—	157	(157)	-100.0%
Interest expense	—	—	—	n/a

Losses before taxes	$24,059	$27,374	$(3,315)	-12.1%

Personnel expenses as a % of segment revenues	5.6%	9.4%
Other expenses as a % of segment revenues	6.3%	10.4%

Total expenses as a % of segment revenue	11.9%	19.8%

Selling, cemetery and general and administrative expenses that were allocated to the corporate segment were $1.4 million during the year ended December 31, 2008, an increase of $0.4 million, or 41.6%, compared to $1.0 million for the year ended December 31, 2007. The increase was primarily caused by an increase in salesperson’s bonuses and other personnel expenses allocated to the corporate segment ($0.3 million).

Depreciation and amortization allocated to the corporate segment was $1.4 million during the year ended December 31, 2008, an increase of $0.1 million, or 10.7%, compared to $1.3 million for the year ended December 31, 2007. The increase was primarily caused by an increase in depreciable assets.

Total corporate expenses were $21.3 million during the year ended December 31, 2008, a decrease of $3.7 million, or 14.8%, compared to $25.0 million during 2007. The decrease was equally distributed between personnel related expenses ($1.8 million) and non-personnel expenses ($1.9 million). For the purpose of this comparison, non-cash unit based compensation is included in non-personnel expenses. The decrease in personnel related expenses was primarily attributable to a bonus expense in 2007 ($3.2 million) that was not incurred in 2008. The decrease in non-personnel related expenses was primarily attributable to a reduction in unit-based compensation ($2.5 million) offset by a number of small increases.

Expenses related to refinancing of $0.2 million during the year ended December 31, 2007 related to the write-down of previously capitalized and deferred financing fees.

Reconciliation of Segment Results of Operations to Consolidated Results of Operations

As discussed in the segment sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations, cemetery revenues and their associated costs as reported at the consolidated level are deferred until such time that we meet the delivery component for revenue recognition.

Periodic consolidated revenues reflect the amount of total merchandise and services which were delivered during the period. Accordingly, period over period changes to revenues can be impacted by:

•

Changes in the value of contracts written and other revenues generated during a period that are delivered in their period of origin and are recognized as revenue and not deferred as of the end of their period of origination.

•	Changes in merchandise and services that are delivered during a period that had been originated during a prior period.

The table below analyzes results of operations and the changes therein for the year ended December 31, 2008 compared to the year ended December 31, 2007. The table is structured so that our readers can determine whether changes were based upon changes in the level of merchandise and services and other revenues generated during each period and/ or changes in the timing of when merchandise and services were delivered:

	Year ended December 31, 2008			Year ended December 31, 2007
	(in thousands)			(in thousands)
	Segment Results	Changes in Deferred Revenues and Expenses	Consolidated Results	Segment Results	Changes in Deferred Revenues and Expenses	Consolidated Results	Change in consolidated results ($)	Change in consolidated results (%)
Revenues
Pre-need cemetery revenues	$91,050	$(22,987)	$68,063	$71,422	$(9,443)	$61,979	$6,084	9.8%
At-need cemetery revenues	63,874	(39)	63,835	44,348	(6)	44,342	19,493	44.0%
Investment income from trusts	23,519	(3,237)	20,282	29,375	(8,748)	20,627	(345)	-1.7%
Interest income	5,384	—	5,384	4,711	—	4,711	673	14.3%
Funeral home revenues	23,963	—	23,963	10,784	—	10,784	13,179	122.2%
Other cemetery revenues	1,376	545	1,921	2,104	767	2,871	(950)	-33.1%

Total revenues	209,168	(25,718)	183,450	162,744	(17,430)	145,314	38,136	26.2%

Costs and expenses
Cost of goods sold	26,687	(3,805)	22,882	21,256	(1,585)	19,671	3,211	16.3%
Cemetery expense	41,651	—	41,651	30,767	—	30,767	10,884	35.4%
Selling expense	40,379	(5,573)	34,806	31,134	(1,889)	29,245	5,561	19.0%
General and administrative expense	21,372	—	21,372	15,684	—	15,684	5,688	36.3%
Corporate overhead	21,293	—	21,293	24,991	—	24,991	(3,698)	-14.8%
Depreciation and amortization	5,029	—	5,029	3,891	—	3,891	1,138	29.2%
Funeral home expense	19,065		19,065	8,422	—	8,422	10,643	126.4%

Total costs and expenses	175,476	(9,378)	166,098	136,145	(3,474)	132,671	33,427	25.2%

Operating profit	33,690	(16,340)	17,350	26,599	(13,956)	12,643	4,707	37.2%

Expenses related to refinancing	—	—	—	157	—	157	(157)	n/a

Interest expense	12,714	—	12,714	9,075	—	9,075	3,639	40.1%

Income before taxes	20,976	(16,340)	4,636	17,367	(13,956)	3,411	1,225	35.9%

State income taxes	304	—	304	398	—	398	(94)	-23.6%
Federal income taxes	(224)	—	(224)	227	—	227	(451)	-198.7%

Total income taxes	80	—	80	625	—	625	(545)	-87.2%

Net income	$20,896	$(16,340)	$4,556	$16,742	$(13,956)	$2,786	$1,770	63.5%

Revenues

In December of 2007, we completed our acquisition of 45 cemeteries and 30 funeral homes from Service Corp International. This acquisition led to substantial increases in revenue for the year ended December 31, 2008 as compared to the year ended December 31, 2007.

Pre-need cemetery revenues were $68.1 million for the year ended December 31, 2008, an increase of $6.1 million, or 9.8%, as compared to $62.0 million during 2007. There was a substantial increase in the value of contracts written ($19.6 million) which was offset by a substantial increase in deferred revenue ($13.5 million). The overall increase was primarily caused by an increase in the delivery of pre-need lots ($7.1 million), mausoleums ($1.9 million), niches ($1.3 million), grave openings ($0.9 million) and document fees ($0.5 million) offset by a decrease in the delivery of caskets ($2.0 million), bases ($2.0 million) and markers ($1.9 million).

At-need cemetery revenues were $63.8 million for the year ended December 31, 2008, an increase of $19.5 million, or 44.0%, as compared to $44.3 million during 2007. The overall increase was primarily related to an increase in grave openings and closings ($6.2 million), markers ($5.6 million), lots ($3.0 million), vaults ($1.6 million), crypts ($0.9 million) and mausoleums and bases ($0.6 million each).

Investment income from trusts was $20.3 million for the year ended December 31, 2008, a slight decrease of $0.3 million, or 1.7%, as compared to $20.6 million during 2007. There were no major variances in income items.

Interest income on accounts receivable was $5.4 million for the year ended December 31, 2008, an increase of $0.7 million, or 14.3%, as compared to $4.7 million during 2007. The change was related to the increase in the value of contracts written.

Revenues for the Funeral Home segment were $24.0 million for the year ended December 31, 2008, an increase of $13.2 million, or 122.2%, compared to $10.8 million during 2007. The increase was primarily attributable to an increase in at-need revenues ($9.3 million), pre-need revenues ($2.3 million) and other revenues ($1.6 million).

Other cemetery revenues include miscellaneous items that are not grouped with our other cemetery merchandise and services. Other cemetery revenues were $1.9 million for the year ended December 31, 2008, a decrease of $1.0 million, or 33.1%, as compared to $2.9 million during 2007. The decrease was primarily caused by a $1.3 million decrease in asset sales revenue offset by a $0.3 increase in other miscellaneous revenues.

Costs and Expenses

Cost of goods sold were $22.9 million for the year ended December 31, 2008, an increase of $3.2 million, or 16.3%, as compared to $19.7 million in 2007. The increase was primarily due to the increase in associated revenues. The ratio of cost of goods sold to pre-need and at-need cemetery revenues decreased to 17.3% for the year ended December 31, 2008 as compared to 18.5% during 2007.

Cemetery expenses were $41.7 million during the year ended December 31, 2008, an increase of $10.9 million, or 35.4%, compared to $30.8 million during 2007. The increase was split between an increase in labor costs ($6.0 million) and non-labor costs ($4.9 million). The increase in non-labor costs was primarily attributable to an increase in maintenance ($2.0 million), utilities ($1.6 million) and real estate taxes ($0.5 million). Cemetery expenses relate to the current costs of managing and maintaining our cemetery properties. These costs are expensed as incurred and are not deferred. Accordingly, from a margin standpoint, the most effective gauge of measuring cemetery expenses is as a ratio of segment level pre-need and at-need cemetery revenues. The ratio of cemetery expenses to segment level pre-need and at-need cemetery revenues was 26.9% during the year ended December 31, 2008 as compared to 26.6% during 2007.

Selling expenses were $34.8 million during the year ended December 31, 2008, an increase of $5.6 million, or 19.0%, as compared to $29.2 million in 2007. The ratio of cost of selling expenses to pre-need and at-need cemetery revenues decreased to 26.4% for the year ended December 31, 2008 as compared to 27.5% during 2007.

General and administrative expenses were $21.4 million during the year ended December 31, 2008, an increase of $5.7 million, or 36.3%, as compared to $15.7 million during 2007. The increase was equally split between an increase in labor costs ($2.8 million) and non-labor costs ($2.9 million). The increase in non-labor costs was primarily attributable to an increase in corporate insurance ($0.7 million), professional fees ($0.4 million), supplies ($0.3 million) and a number of smaller changes. General and administrative expenses are expensed as incurred and are not deferred. Accordingly, from a margin standpoint, the most effective gauge of measuring general and administrative expenses is as a ratio of segment level pre-need and at-need cemetery revenues. The ratio of general and administrative expenses to segment level pre-need and at-need cemetery revenues was 13.8% during the year ended December 31, 2008 as compared to 13.5% during 2007.

Total corporate overhead was $21.3 million during the year ended December 31, 2008, a decrease of $3.7 million, or 14.8%, compared to $25.0 million during 2007. The decrease was equally distributed between personnel related expenses ($1.8 million) and non-personnel expenses ($1.9 million). For the purpose of this comparison, non-cash unit based compensation is included in non-personnel expenses. The decrease in personnel related expenses was primarily attributable to a bonus expense in 2007 ($3.2 million) that was not incurred in 2008. The decrease in non-personnel related expenses was primarily attributable to a reduction in unit-based compensation ($2.5 million) offset by a number of small increases.

Depreciation and amortization was $5.0 million during the year ended December 31, 2008, an increase of $1.1 million, or 29.2%, as compared to $3.9 million during the period last year. The increase was primarily due to an increase in the basis of depreciable assets.

Funeral Home expenses were $19.1 million for the year ended December 31, 2008, an increase of $10.6 million, or 126.4%, compared to $8.4 million during 2007. The increase was primarily related to increases in personnel expenses ($4.9 million), merchandise ($2.1 million), fixed facility costs ($1.0 million), general and administrative expenses ($0.8 million) and variable facility costs ($0.5 million).

Interest expense was $12.7 million during the year ended December 31, 2008, an increase of $3.6 million, or 40.1%, as compared to $9.1 million during 2007. The increase was primarily due to an overall increase in the average amount of debt outstanding.

Liquidity and Capital Resources

Overview

Our primary short-term liquidity needs are to fund general working capital requirements, repay our debt obligations, service our debt and make routine maintenance capital improvements. We will need additional liquidity to construct mausoleum and lawn crypts on the grounds of our cemetery properties.

Our primary sources of liquidity are cash flow from operations and amounts available under our credit facilities as described below. In the past, we have been able to increase our liquidity through long-term bank borrowings and the issuance of additional common units and other partnership securities, including debt, subject to the restrictions in our credit facility and under our senior secured notes.

We believe that cash generated from operations and our borrowing capacity under our Credit Agreement, which is discussed below, will be sufficient to meet our working capital requirements as well as our anticipated capital expenditures for the foreseeable future.

In addition to macroeconomic conditions, our ability to satisfy our debt service obligations, fund planned capital expenditures, make acquisitions and pay distributions to partners will depend upon our future operating performance. Our operating performance is primarily dependent on the sales volume of customer contracts, the cost of purchasing cemetery merchandise that we have sold, the amount of funds withdrawn from merchandise trusts and perpetual care trusts and the timing and amount of collections on our pre-need installment contracts.

Long-term Debt

Purchase Agreement

On November 18, 2009, we entered into a Purchase Agreement (the “Purchase Agreement”) by and among StoneMor Operating LLC (the “Operating Company”), Cornerstone Family Services of West Virginia Subsidiary, Inc. (“CFS West Virginia”), Osiris Holding of Maryland Subsidiary, Inc. (“Osiris”), the Partnership, the subsidiary guarantors named in the Purchase Agreement (together with us, the “Note Guarantors”) and Banc of America Securities LLC (“BAS”), acting on behalf of itself and as the representative for the other initial purchasers named in the Purchase Agreement (collectively, the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Operating Company, CFS West Virginia and Osiris (collectively, the “Issuers”), each our wholly-owned subsidiary, as joint and several obligors, agreed to sell to the Initial Purchasers $150.0 million aggregate principal amount of 10.25% Senior Notes due 2017 (the “Senior Notes”), with an original issue discount of approximately $4.0 million, in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the Initial Purchasers (i) to qualified institutional buyers pursuant to Rule 144A under the Securities Act or (ii) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act (the “Notes Offering”). The Notes Offering closed on November 24, 2009.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which we, the Issuers, and other Note Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Issuers, us and the other Note Guarantors also agreed to enter into a Registration Rights Agreement (described below) for the benefit of holders of the Senior Notes.

The net proceeds from the Notes Offering and Units Offering were used, in part, to:

•	repay approximately $30.7 million of borrowings under the Revolving Facility (as defined below);

•	repay approximately $104.7 million of borrowings under the Acquisition Credit Facility (as defined below); and

•	redeem $17.5 million of outstanding 11.00% Series B Senior Secured Notes due 2012 (the “Series B Notes”).

Indenture

On November 24, 2009, the Issuers, us and the other Note Guarantors entered into an indenture (the “Indenture”), among the Issuers, us, the other Note Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”) governing the Senior Notes.

The Issuers will pay 10.25% interest per annum on the principal amount of the Senior Notes, payable in cash semi-annually in arrears on June 1 and December 1 of each year, starting on June 1, 2010. The Senior Notes mature on December 1, 2017.

The Senior Notes are senior unsecured obligations of the Issuers and:

•	rank equally in right of payment with all existing and future senior unsecured debt of the Issuers;

•	rank senior in right of payment to all existing and future senior subordinated and subordinated debt of the Issuers;

•	are effectively subordinated in right of payment to existing and future secured debt of the Issuers, to the extent of the value of the assets securing such debt; and

•	are structurally subordinated to all of the existing and future liabilities of each subsidiary of the Issuers that does not guarantee the Senior Notes.

The Issuers’ obligations under the Senior Notes and the Indenture are jointly and severally guaranteed (the “Note Guarantees”) by us and each subsidiary, other than the Issuers, that is a guarantor of any indebtedness under the Credit Agreement (as defined below), or is a borrower under the Credit Agreement and each other subsidiary that the Issuers shall otherwise cause to become a Note Guarantor pursuant to the terms of the Indenture (each, a “Restricted Subsidiary”).

At any time on or after December 1, 2013, the Issuers, at their option, may redeem the Senior Notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount) set forth below, together with accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning December 1 of the years indicated:

Year	Optional Redemption Price
2013	105.125%
2014	102.563%
2015 and thereafter	100%

At any time prior to December 1, 2013, the Issuers may, on one or more occasions, redeem all or any portion of the Senior Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed, plus the Applicable Premium (as defined in the Indenture) as of the date of redemption, including accrued and unpaid interest to the redemption date.

In addition, at any time prior to December 1, 2012, the Issuers, at their option, may redeem up to 35% of the aggregate principal amount of the Senior Notes issued under the Indenture with the net cash proceeds of certain of our equity offerings described in the Indenture at a redemption price equal to 110.250% of the principal amount of the Senior Notes to be redeemed, plus accrued and unpaid interest to the redemption date provided, however, that (i) at least 65% of the aggregate principal amount of the Senior Notes issued under the Indenture remain outstanding immediately after the occurrence of such redemption and (ii) the redemption occurs within 90 days of the closing date of such offering.

Subject to certain exceptions, upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Senior Notes will have the right to require the Issuers to purchase that holder’s Senior Notes for a cash price equal to 101% of the principal amounts to be purchased, plus accrued and unpaid interest to the date of purchase.

The Indenture requires us, the Issuers and/or the Note Guarantors, as applicable, to comply with various covenants including, but not limited to, covenants that, subject to certain exceptions, limit our and our subsidiaries’ ability to (i) incur additional indebtedness; (ii) make certain dividends, distributions, redemptions or investments; (iii) enter into certain transactions with affiliates; (iv) create, incur, assume or permit to exist certain liens against their assets; (v) make certain sales of their assets; and (vi) engage in certain mergers, consolidations or sales of all or substantially all of their assets. The Indenture also contains various affirmative covenants regarding, among other things, delivery of certain reports filed with the SEC and materials required pursuant to Rule 144A under the Securities Act to holders of the Senior Notes and joinder of future subsidiaries as Note Guarantors under the Indenture. We were in compliance with all covenants at December 31, 2009.

Events of default under the Indenture that could, subject to certain conditions, cause all amounts owing under the Senior Notes to become immediately due and payable include, but are not limited to, the following:

1.	failure by the Issuers to pay interest on any of the Senior Notes when it becomes due and the continuance of any such failure for 30 days;

2.	failure by the Issuers to pay the principal on any of the Senior Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

3.	the Issuers’ failure to comply with the agreements and covenants relating to limitations on entering into certain mergers, consolidations or sales of all or substantially all of their assets or in respect of their obligations to purchase the Senior Notes in connection with a Change of Control;

4.	failure by the us or the Issuers to comply with any other agreement or covenant in the Indenture and the continuance of this failure for 60 days after notice of the failure has been given us by the Trustee or holders of at least 25% of the aggregate principal amount of the Senior Notes then outstanding;

5.	failure by us to comply with our covenant to deliver certain reports and the continuance of such failure to comply for a period of 120 days after written notice thereof has been given to us by the Trustee or by the holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding;

6.	certain defaults under mortgages, indentures or other instruments or agreements under which there may be issued or by which there may be secured or evidenced our indebtedness or indebtedness of any Restricted Subsidiary, whether such indebtedness now exists or is incurred after the date of the Indenture;

7.	certain judgments or orders that exceed $7.5 million for the payment of money have been entered by a court of competent jurisdiction against us or any Restricted Subsidiary and such judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

8.	certain events of bankruptcy of us, StoneMor GP LLC, our general partner (the “General Partner”), or any Restricted Subsidiary; or

9.	other than in accordance with the terms of the Note Guarantee and the Indenture, any Note Guarantee ceasing to be in full force and effect, being declared null and void and unenforceable, found to be invalid or any Guarantor denying its liability under its Note Guarantee.

Registration Rights Agreement

In connection with the sale of the Senior Notes, on November 24, 2009, the Issuers, us, the other Note Guarantors and BAS, as representative of the Initial Purchasers, entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Issuers, us and the other Note Guarantors agreed, for the benefit of the holders of the Senior Notes, to use their commercially reasonable efforts to file a registration statement with the SEC with respect to a registered offer to exchange the Senior Notes for new “exchange” notes having terms substantially identical in all material respects to the Senior Notes, with certain exceptions (the “Exchange Offer”). The Issuers, us and the other Note Guarantors agreed to use their commercially reasonable efforts to consummate such Exchange Offer on or before the 366th day after the issuance of the Senior Notes.

In addition, upon the occurrence of certain events described in the Registration Rights Agreement which result in the inability to consummate the Exchange Offer, the Issuers, us and the other Note Guarantors agreed to file a shelf registration statement with the SEC covering resales of the Senior Notes and to use their commercially reasonable efforts to cause such shelf registration statement to be declared effective.

The Issuers are required to pay additional interest to the holders of the Senior Notes under certain circumstances if they fail to comply with their obligations under the Registration Rights Agreement.

Note Purchase Agreement

On August 15, 2007, we entered into, along with the General Partner and certain of our subsidiaries, (collectively, the “Note Issuers”) the Amended and Restated Note Purchase Agreement (the “NPA”) with Prudential Investment Management Inc., The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, certain Affiliates of Prudential Investment Management Inc., iStar Financial Inc., SFT I, Inc., and certain Affiliates of iStar Financial Inc. (collectively, the “Note Purchasers”). Capitalized terms which are not defined in this Annual Report on Form 10-K shall have the same meaning assigned to such terms in the NPA,as amended.

Pursuant to the NPA, the Note Issuers and the Note Purchasers agreed to (a) exchange certain senior secured notes previously issued by the Note Issuers to the Note Purchasers on September 20, 2004, for new Series A Notes, as defined in the NPA, due September 20, 2009, in the amount of $80 million; and (b) issue Series B Notes, as defined in the NPA, due August 15, 2012 in the aggregate amount of $35 million, subject to the option, on an uncommitted basis, to issue/purchase additional secured Shelf Notes in the aggregate amount of up to $35 million, and to issue/purchase additional secured Shelf Notes to refinance the Series A Notes.

On November 2, 2007, we entered into the First Amendment to Amended and Restated Note Purchase Agreement (the “First Amendment to NPA”) by and among us, the General Partner, certain of our subsidiaries and the noteholders, to among other things, amend the negative covenants of the NPA.

On December 21, 2007, we entered into the Joinder to Amended and Restated Note Purchase Agreement and Finance Documents pursuant to which we added certain issuers to the NPA. Pursuant to the NPA, as amended, certain of our subsidiaries issued Senior Secured Series C Notes (the “Series C Notes” and together with Series A Notes, Series B Notes and the Shelf Notes are referred to as the “Notes” ) in the aggregate principal amount of $17.5 million, due December 21, 2012.

The Series A Notes bore an interest rate of 7.66% per annum, the Series B Notes bore an interest of 9.34% per annum and the Series C Notes bore an interest rate of 9.09% per annum.

The Notes were guaranteed by both us and StoneMor GP. The Notes ranked pari passu with all other senior secured debt, including the Revolving Credit Facility and the Acquisition Credit Facility. Obligations under the Notes were secured by a first priority lien and security interest covering substantially all of the assets of the Note Issuers, whether then owned or thereafter acquired, other than specified receivable rights and a second priority lien and security interest covering those specified receivable rights of the Note Issuers, whether then owned or thereafter acquired. These assets secured the Notes and the Acquisition Credit Facility described below. The priority of the liens and security interests securing the Notes is pari passu with the liens and security interests securing the Acquisition Credit Facility described below.

On April 30, 2009, we entered into the Second Amendment to Amended and Restated Credit Agreement by and among us and certain of our subsidiaries, the lenders, and Bank of America, N.A., as Administrative Agent (the “Second Amendment to Credit Agreement”), pursuant to which we borrowed $63,000,000 under the new Acquisition Credit Facility commitments, which, together with the $17,000,000 of the existing availability under the Acquisition Credit Facility, were used to repay the Series A Notes. In addition, we borrowed $5,400,000 under the Revolving Credit Facility, which was used to pay the accrued interest on the Series A Notes, fees to Bank of America, N.A., amendment fees to noteholders under the Second Amendment to NPA described below as well as various other fees and costs incurred in connection with these transactions. In connection with the Second Amendment to Credit Agreement, on April 30, 2009, we also entered into the Second Amendment to Amended and Restated Note Purchase Agreement by and among us, the General Partner and certain of our subsidiaries and the noteholders (the “Second Amendment to NPA”).

The Second Amendment to NPA amended the Note Purchase Agreement to, among other matters, amend and restate the Series B Notes and the Series C Notes. The Series B Notes were amended to increase the interest rate to 11.00% (the “Amended Series B Notes”). The Series C Notes were amended not only to increase the interest rate to 11.00%, but also to change the maturity date from December 21, 2012 to August 15, 2012 (the “Amended Series C Notes,” and together with the Amended Series B Notes, the “Amended NPA Notes”).

On July 1, 2009, we entered into the Third Amendment to Amended and Restated Note Purchase Agreement by and among us, the General Partner, certain of our subsidiaries and the noteholders, to among other things, amend certain negative covenants of the NPA.

In connection with the Fourth Amendment to Credit Agreement, as described below, on November 24, 2009, we entered into the Fourth Amendment to Amended and Restated Note Purchase Agreement by and among us, the General Partner, the Operating Company, certain of our subsidiaries and the noteholders (the “Fourth Amendment to NPA”). The Fourth Amendment to NPA amended the NPA to, among other matters, amend certain restrictive covenants and other terms set forth in the NPA to permit us to incur the indebtedness evidenced by the Amended NPA Notes, enter into the restrictive covenants set forth in the Indenture, use the net proceeds of the Notes Offering as discussed above and amend the Consolidated Leverage Ratio in accordance with the Fourth Amendment to Credit Agreement.

Under the Fourth Amendment to NPA, the Company is permitted to incur indebtedness under the Credit Agreement not greater than $80.0 million (the “Aggregate Credit Facility Cap”), consisting of the Acquisition Credit Facility, as defined below, not to exceed $45.0 million and the Revolving Credit Facility, as defined below, not to exceed $35.0 million. The Aggregate Credit Facility Cap may be increased up to $100.0 million, with the Acquisition Credit Facility cap to be increased up to $55.0 million and the Revolving Credit Facility cap to be increased up to $45.0 million with the approval of the holders of at least a majority principal amount of the shelf notes, which shall not be unreasonably withheld.

The Note Issuers under the NPA paid fees to the holders of the Amended NPA Notes in connection with the Fourth Amendment to NPA.

The Amended NPA Notes bear an interest rate of 11.00% per annum, payable quarterly. Under the Fourth Amendment to NPA, the interest rate on the Amended NPA Notes was to be increased by 1.5% per annum during any period in which (i) any holder of the Amended NPA Notes is required to maintain reserves in excess of 3.4% of the principal amount of such Amended NPA Notes, as a result of a decision of an insurance regulatory authority having responsibility for valuation of insurance company assets (an “IR Authority”) or (ii) the Senior Notes issued pursuant to the Notes Offering are designated any rating below BB- (or its equivalent) by an IR Authority, provided that any Amended NPA Notes are not designated a separate rating of BB- or higher (or its equivalent) by such authority (each, a “Reserve Event”).

On January 15, 2010, we entered into the Fifth Amendment to the NPA, to provide for further changes to the Consolidated Leverage Ratio similar to the changes under the Fifth Amendment to Credit Agreement, as defined below, and to clarify that the interest rate applicable to the Amended NPA Notes increased from 11% per annum to 12.5% per annum effective November 24, 2009, which increase will continue until the termination of the Reserve Event period in accordance with the NPA.

The NPA contains restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require us to maintain certain financial covenants, including specified financial ratios. We were in compliance with all debt covenants at December 31, 2009.

Acquisition Credit Facility and Revolving Credit Facility

On August 15, 2007, we, the General Partner, and the Operating Company and various subsidiaries of the Operating Company (collectively, the “Borrowers”), entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), other lenders, and BAS (collectively, the “Lenders”). The Credit Agreement provides for both an acquisition credit facility (the “Acquisition Credit Facility”) and a revolving credit facility (the “Revolving Credit Facility”).

The Credit Agreement initially provided that: (1) the Acquisition Credit Facility would have a maximum principal amount of $40,000,000 (with an option to increase such facility by an additional $15,000,000 on an uncommitted basis) and the term of 5 years, and (2) the Revolving Credit Facility would have a maximum principal amount of $25,000,000 (with an option to increase such facility by up to $10,000,000 on an uncommitted basis) and a term of 5 years. Amounts borrowed under the Acquisition Credit Facility and repaid or prepaid may not be reborrowed and amounts borrowed under the Revolving Credit Facility and repaid or prepaid during the term may be reborrowed. In addition, Bank of America agreed to provide to the borrowers swing line loans (“Swing Line Loans”) with a maximum limit of $5,000,000, which is a part of the Revolving Credit Facility. Loans outstanding under the Acquisition Credit Facility and the Revolving Credit Facility bear interest at rates set forth in the Credit Agreement, which have seen been amended as described below.

On November 2, 2007, we, the General Partner and the Borrowers entered into the First Amendment to Amended and Restated Credit Agreement with certain lenders thereto and Bank of America, to among other things, amend certain negative covenants of the Credit Agreement.

On April 30, 2009, we, the General Partner and the Borrowers entered into the Second Amendment to Credit Agreement with the lenders and Bank of America. The Second Amendment to Credit Agreement amended the Credit Agreement to, among other matters, increase (i) the Revolving Credit Facility to a maximum aggregate principal amount of $35,000,000, with the ability to request further increases in a maximum aggregate principal amount of $10,000,000, and (ii) the Acquisition Credit Facility to a maximum aggregate principal amount of $102,850,000, with the ability to request further increases in a maximum aggregate principal amount of $57,000,000, subject to a minimum increase amount of $5,000,000. The maximum aggregate principal amount of the Acquisition Credit Facility was increased to $107,850,000, with the ability to request further increases in a maximum aggregate principal amount of $52,000,000, after giving effect to a $5,000,000 increase in the Acquisition Credit facility implemented through the Lender Joinder to Amended and Restated Credit Agreement, dated June 24, 2009, among us, the General Partner, the Borrowers and other parties thereto.

On July 6, 2009, we, the General Partner, the Borrowers and Bank of America entered into the Third Amendment to Amended and Restated Credit Agreement to among other things, amend certain negative covenants of the Credit Agreement.

Concurrently with the closing of the Notes Offering and Units Offering, on November 24, 2009, we entered into the Fourth Amendment to Amended and Restated Credit Agreement (the “Fourth Amendment to Credit Agreement”) by and among us, the General Partner, the Borrowers, the lenders, and Bank of America, as Administrative Agent for the benefit of the lenders. The Fourth Amendment to Credit Agreement amended the Credit Agreement to, among other matters, (i) amend certain restrictive covenants and other terms set forth in the Credit Agreement to permit us to incur the indebtedness evidenced by the Senior Notes, enter into the Indenture and use the net proceeds of the Notes Offering and Units Offering as discussed above; (ii) decrease the Acquisition Credit Facility to a maximum aggregate principal amount of $45.0 million, with the ability to request further increases in a maximum aggregate principal amount of $10.0 million; and (iii) amend the Consolidated Leverage Ratio (as defined in the Credit Agreement) to provide that we and the General Partner shall not permit such ratio to be greater than:

•	4.0 to 1.0, for our most recently completed four fiscal quarters ending prior to January 1, 2010;

•	3.75 to 1.0, for our most recently completed four fiscal quarters ending between January 1, 2010 and December 31, 2010; or

•	3.65 to 1.0, for our most recently completed four fiscal quarters ending after December 31, 2010.

On January 15, 2010, we entered into the Fifth Amendment to the Amended and Restated Credit Agreement (the “Fifth Amendment”) which further amended the Consolidated Leverage Ratio to provide that we and the General Partner shall not permit such ratio to be greater than:

•	4.0 to 1.0, for our most recently completed four fiscal quarters ending prior to July 1, 2010;

•	3.75 to 1.0, for our most recently completed four fiscal quarters ending between July 1, 2010 and December 31, 2010; or

•	3.65 to 1.0, for our most recently completed four fiscal quarters ending after December 31, 2010.

The Consolidated Leverage ratio was 3.83 at December 31, 2009.

Loans outstanding under the Acquisition Credit Facility and the Revolving Credit Facility bear interest at a per annum rate based upon a base rate (the “Base Rate”) or a Eurodollar rate (the “Eurodollar Rate”) plus a margin ranging from 2.25% to 3.25% over the Base Rate and 3.25% to 4.25% over the Eurodollar rate, as selected by the Borrowers. The Base Rate is the highest of (a) the Federal Funds Rate plus 0.5% or (b) the Prime Rate, as defined in the Credit Agreement. The Eurodollar Rate equals to the greater of: (i) the British Bankers Association LIBOR Rate or (ii) if such rate is not available, the rate determined by Bank of America, N.A., as the Administrative Agent, subject to certain conditions. Margin is determined by the ratio of consolidated funded debt to consolidated EBITDA.

The borrowers under the Credit Agreement paid fees to Bank of America, N.A. as Administrative Agent, and Banc of America Securities LLC, as Arranger. In addition, the Credit Agreement requires the Borrowers to pay an unused commitment fee, which is calculated based on the amount by which the commitments under the Credit Agreement exceed the usage of such commitments.

The proceeds of the Acquisition Credit Facility may be used by the Borrowers to finance (i) Permitted Acquisitions, as defined in the Credit Agreement, and (ii) the purchase and construction of mausoleums. The proceeds of the Revolving Credit Facility and Swing Line Loans may be utilized to finance working capital requirements, Capital Expenditures, as defined in the Credit Agreement, and for other general corporate purposes.

Borrowings under the Credit Agreement rank pari passu with all other senior secured debt of the Borrowers including the senior secured notes discussed above. The Borrowers’ obligations under the Credit Agreement are guaranteed by both us and our General Partner (collectively, the “Guarantors”).

The Borrowers’ obligations under the Revolving Credit Facility are secured by a first priority lien and security interest in specified receivable rights, whether then owned or thereafter acquired, of the Borrowers and the Guarantors, and by a second priority lien and security interest in substantially all assets other than those receivable rights of the Borrowers and Guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, the General partner’s general partner interest in us and the General Partner’s incentive distribution rights under our partnership agreement. The specified receivable rights include all accounts and other rights to payment arising under customer contracts or agreements or management agreements, and all inventory, general intangibles and other rights reasonably related to the collection and performance of these accounts and rights to payment.

The Borrowers’ obligations under the Acquisition Credit Facility are secured by a first priority lien and security interest in substantially all assets, whether then owned or thereafter acquired, other than specified receivable rights of the Borrowers and the Guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, the General Partner’s general partner interest in us and the General Partner’s incentive distribution rights under our partnership agreement, and a secondary priority lien and security interest in those specified receivable rights. These assets secure the Acquisition Credit Facility and the senior secured notes described above. The priority of the liens and security interests securing the Acquisition Credit Facility is pari passu with the liens and security interests securing the senior secured notes described below.

The agreements governing the Revolving Credit Facility, the Acquisition Credit Facility and Amended NPA Notes contain restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require the Company to maintain certain financial covenants, including specified financial ratios. A material decrease in sales could cause the Company to breach certain of its financial covenants, such as the leverage ratio and the interest coverage ratio, under the Company’s Credit Agreement and NPA, as amended. Any such breach could allow the lenders to accelerate (or create cross-default under) the Company’s debt which would have a material adverse effect on the Company’s business, financial condition or results of operations.

There were no amounts outstanding and we were in compliance with all debt covenants under the Credit Agreement at December 31, 2009.

Green Lawn Note

In July of 2009, certain of the Company’s subsidiaries, entered into a $1.4 million note purchase agreement in connection with an operating agreement in which the Company became the exclusive operator of Green Lawn Cemetery (the “Green Lawn Note”). The Green Lawn Note bears interest at a rate of 6.5% per year on unpaid principal and is payable monthly, beginning on August 1, 2009. Principal on the note is due in 96 equal installments beginning on July 1, 2011.

Interest Rate Swaps

On November 24, 2009, we entered into an interest rate swap (the “First Interest Rate Swap”) wherein we agreed to pay the counterparty interest in the amount of three month LIBOR plus 888 basis points in consideration for the counterparties agreement to pay us a fixed rate of interest of 10.25% on a principal amount of $108 million. Settlements are to be made net on a quarterly basis in February, May, August and November of each year. The First Interest Rate Swap expires on December 1st, 2012.

On December 4, 2009, we entered into an interest rate swap (the “Second Interest Rate Swap”, together with the First Interest Rate Swap, the “Interest Rate Swaps”) wherein we agreed to pay the counterparty interest in the amount of three month LIBOR plus 869 basis points in consideration for the counterparties agreement to pay us a fixed rate of interest of 10.25% on a principal amount of $27 million. Settlements are to be made net on a quarterly basis in February, May, August and November of each year. The Second Interest Rate Swap expires on December 1, 2012.

The Interest Rate Swaps do not qualify for hedge accounting. Accordingly, the fair values of the Interest Rate Swaps are reported on the balance sheet and periodic changes in the fair value of the Interest Rate Swaps are recorded in earnings. At December 31, 2009, we recorded a liability (the “Fair value of interest rate swaps”) of approximately $2.7 million, which represents the fair value of the Interest Rate Swaps at December 31, 2009. We recognized a loss on the fair value of Interest Rate Swaps (“Loss on fair value of interest rate swaps”) of approximately $2.7 million during the year ended December 31, 2009.

We entered into the Interest Rate Swaps in an effort to manage our total interest expense. The Interest Rate Swaps reduced fourth quarter 2009 interest expense by approximately $0.2 million.

The Interest Rate Swaps do not contain any credit risk contingent features. No collateral is required to be posted by either counterparty.

Disposition of a Funeral Home

During the second quarter of the year, we disposed of a single funeral home. We received approximately $0.5 million in cash for this disposition.

Cash Flow from Operating Activities

Cash flows provided by operating activities were $13.5 million in 2009, a decrease of $7.6 million, or 36.0%, compared to $21.1 million in 2008. The reduction in operating cash flow was in large part driven by an increase of the net cash inflows into our merchandise trust ($5.7 million).

Cash flows provided by operating activities were $21.1 million in 2008, an increase of $2.1 million, or 11.4%, compared to $19.0 million in 2007. The increase was primarily due to the December 2007 acquisition of 45 cemeteries and 30 funeral homes.

Cash flows from operations in 2009, 2008 and 2007 significantly outpaced our net income ($3.1 million, $4.6 million and $2.8 million, respectively) during the same periods. This is in large part attributable to the fact that various cash inflows for payments of amounts due under pre-need sales contracts were not as of yet recognized as revenues as we had not as of yet met the delivery criteria for revenue recognition. Although there is no assurance, we expect that the trend of operating cash flows outpacing net income will continue into the foreseeable future.

Cash Flow from Investing Activities

Net cash used in investing activities was $11.0 million during 2009, a decrease of $6.0 million, or 35.3%, compared to $17.0 million during 2008. Cash flows used for investing activities during 2009 were primarily utilized for acquisitions made in the second and third quarters ($4.1 million), expansion capital improvements at our properties ($4.8 million), maintenance capital improvements at our cemeteries ($2.5 million) offset by consideration received for the disposition of a funeral home ($0.5 million). Cash flows used for investing activities during 2008 were primarily utilized for acquisitions ($5.6 million), expansion capital improvements at our properties ($4.4 million) and maintenance capital improvements at our cemeteries ($4.8 million).

Net cash used in investing activities was $17.0 million during 2008, a decrease of $69.8 million, or 80.4%, compared to $86.8 million during 2007. 2008 cash flow uses are discussed above while 2007 cash flow used for investing activities primarily related to our December 2007 acquisition of 45 cemeteries and 30 funeral homes.

Cash Flow from Financing Activities

Net cash provided by financing activities was $3.9 million during 2009, as opposed to net cash used in financing activities of $10.8 million during 2008. The 2009 net cash inflow was primarily related to proceeds from a public unit offering ($23.7 million) and net additional borrowings ($20.8 million), offset by partner distributions ($27.3 million) and costs related to financing ($13.9 million). The 2008 use of cash was primarily for partner distributions ($25.7 million) offset by increased borrowings on our working capital line to fund pre-need sales growth of $14.7 million.

Net cash used in financing activities was $10.8 million during 2008, as opposed to net cash flows provided of $71.7 million in 2007. The 2008 use of cash was primarily for partner distributions ($25.7 million) offset by increased borrowings on our working capital line to fund pre-need sales growth of $14.7 million. The 2007 net cash inflow was primarily due to sales of partner units ($50.8 million) and increased borrowings ($42.7 million) offset by partner distributions of $18.7 million. The proceeds from the sale of units and increased borrowings were in large part used to fund the December 2007 acquisition of 45 cemeteries and 30 funeral homes.

Intercreditor and Collateral Agency Agreement

In connection with the closing of our credit facilities and the private placement of the notes we entered into, along with our general partner, certain of our subsidiaries, the lenders under the credit facility, the holders of the notes and Fleet National Bank, as collateral agent, an intercreditor and collateral agency agreement setting forth the rights and obligations of the parties to the agreement as they relate to the collateral securing the Credit Facility and the Senior Secured Notes.

Capital Expenditures

The following table summarizes total maintenance capital expenditures and expansion capital expenditures, including for the construction of mausoleums and for acquisitions, for the periods presented:

	Year ended December 31,
	2009	2008	2007
	(In thousands)
Maintenance capital expenditures	$2,524	$4,809	$3,051
Expansion capital expenditures	8,859	12,237	83,726

Total capital expenditures	$11,383	$17,046	$86,777

Pursuant to our partnership agreement, in connection with determining operating cash flows available for distribution, costs to construct mausoleum crypts and lawn crypts may be considered to be a combination of maintenance capital expenditures and expansion capital expenditures depending on the purposes for construction. Our general partner, with the concurrence of its conflicts committee, has the discretion to determine how to allocate a capital expenditure for the construction of a mausoleum crypt or a lawn crypt between maintenance capital expenditures and expansion capital expenditures. In addition, maintenance capital expenditures for the construction of a mausoleum crypt or a lawn crypt are not subtracted from operating surplus in the quarter incurred but rather is subtracted from operating surplus ratably during the estimated number of years it will take to sell all of the available spaces in the mausoleum or lawn crypt. Estimated life is determined by our general partner, with the concurrence of its conflicts committee.

Off Balance Sheet Arrangements, Contractual Obligations and Contingencies

We have assumed various financial obligations and commitments in the ordinary course of conducting our business. We have contractual obligations requiring future cash payments related to debt maturities, interest on debt, operating lease agreements, and liabilities to purchase merchandise related to our in force pre-need sales contracts.

A summary of our total contractual obligations as of December 31, 2009 is presented in the table below:

	As of 31-Dec-09
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Debt (1)	$320,662	$20,271	$74,798	$30,750	$194,844
Operating leases	10,223	1,838	3,092	2,124	3,169
Merchandise liabilities (2)	65,883	—	—	—	—

Total	$263,622	$2,408	$40,038	$2,124	$153,169

(1)	Represents the interest payable and the par value of debt due and does not include the unamortized debt discount of $3,938 at December 31, 2009.
(2)	Total cannot be seperated into periods because we are unable to anticipate when the merchandise will be needed.

We had no off-balance sheet arrangements as of December 31, 2009 or 2008.

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of StoneMor Partners GP LLC and Unitholders of StoneMor Partners L.P. Levittown, Pennsylvania

We have audited the accompanying consolidated balance sheets of StoneMor Partners L.P. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of StoneMor Partners L.P. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Accounting Standards Codification (“ASC”) 810-10-65-1 effective January 1, and retrospectively adjusted the accompanying consolidated financial statements and the Company has retrospectively adjusted the accompanying consolidated financial statements to reflect the adjustments associated with the application of ASC paragraph 805-10-25-13.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 16, 2010

(September 14, 2010 as to the effects of retrospective adjustments associated with the application of ASC paragraph 805-10-25-13.)

StoneMor Partners L.P.

Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$13,479	$7,068
Accounts receivable, net of allowance	37,113	33,090
Prepaid expenses	3,531	3,422
Other current assets	4,502	14,477

Total current assets	58,625	58,057

Long-term accounts receivable—net of allowance	48,015	42,309
Cemetery property	240,277	228,499
Property and equipment, net of accumulated depreciation	51,520	49,615
Merchandise trusts, restricted, at fair value	203,829	161,605
Perpetual care trusts, restricted, at fair value	196,275	152,797
Deferred financing costs—net of accumulated amortization	12,020	2,425
Deferred selling and obtaining costs	49,782	41,795
Deferred tax assets	451	138
Other assets	1,864	1,000

Total assets	$862,659	$738,240

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$26,574	$25,702
Accrued interest	1,829	659
Current portion, long-term debt	378	80,478

Total current liabilities	28,781	106,839

Other long-term liabilities	2,912	1,837
Fair value of interest rate swap	2,681	—
Long-term debt	182,821	80,456
Deferred cemetery revenues, net	258,978	193,017
Deferred tax liabilities	4,907	7,928
Merchandise liability	65,883	75,977
Perpetual care trust corpus	196,275	152,797

Total liabilities	743,238	618,851

Partners’ capital
General partner	1,986	2,271
Limited partners:
Common	117,434	111,052
Subordinated	—	6,066

Total partners’ capital	119,420	119,389

Total liabilities and partners’ capital	$862,659	$738,240

See Accompanying Notes to the Consolidated Financial Statements.

StoneMor Partners L.P.

Consolidated Statement of Operations

(in thousands, except unit data)

	2009	2008	2007
Revenues:
Cemetery
Merchandise	$87,836	$90,968	$74,509
Services	36,947	36,894	28,547
Investment and other	33,055	31,623	31,476
Funeral home
Merchandise	9,701	9,249	4,655
Services	13,665	14,714	6,127

Total revenues	181,203	183,448	145,314

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	4,727	4,326	3,553
Merchandise	17,120	18,556	16,118
Cemetery expense	41,246	41,651	30,767
Selling expense	34,123	34,806	29,245
General and administrative expense	22,498	21,372	15,684
Corporate overhead (including $1,576, $2,262 and $4,741 in unit-based compensation for 2009, 2008 and 2007 respectively)	22,370	21,293	24,991
Depreciation and amortization	6,390	5,029	3,891
Funeral home expense
Merchandise	3,716	3,684	1,575
Services	9,275	9,073	4,198
Other	6,014	6,308	2,649
Acquisition related costs	2,292	—	—

Total cost and expenses	169,772	166,098	132,671

Operating profit	11,431	17,350	12,643
Gain on sale of funeral home	434	—	—
Gain on acquisitions	8,607	—	—
(Decrease) in fair value of interest rate swap	(2,681)	—	—
Expenses related to refinancing	2,242	—	157
Interest expense	14,409	12,714	9,075

Income before income taxes	1,140	4,636	3,411

Income taxes
State	808	304	398
Federal	(2,762)	(224)	227

Total income taxes	(1,954)	80	625

Net income	$3,095	$4,556	$2,786

General partner’s interest in net income for the period	$63	$91	$56

Limited partners’ interest in net income for the period
Common	$2,569	$3,325	$1,512
Subordinated	$(463)	$1,140	$1,218
Net income per limited partner unit (basic and diluted)	$.25	$.38	$.30

Weighted average number of limited partners’ units outstanding (basic and diluted)	12,034	11,809	9,107

See Accompanying Notes to the Consolidated Financial Statements.

StoneMor Partners L.P.

Consolidated Statement of Partners’ Capital

(in thousands)

	Partners’ Capital
	Limited Partners			General Partner	Total
	Common	Subordinated	Total
Balance, January 1, 2007	$71,700	$28,206	$99,906	$1,382	$101,288

Proceeds from public offering	49,714	—	49,714	—	49,714
General partner contribution	—	—	—	1,074	1,074
Conversion of subordinated to common units	5,407	(5,407)	—	—	—
General partner equity grant	—	—	—	609	609
Net income	1,512	1,218	2,730	55	2,786
Cash distribution	(9,736)	(8,606)	(18,342)	(383)	(18,725)

Balance, December 31, 2007	118,597	15,411	134,009	2,737	136,746

Proceeds from units issued in acquisition	500	—	500	—	500
General partner contribution	—	—	—	86	86
Conversion of subordinated to common units	3,745	(3,745)	—	—	—
Acquisition unit price guarantee	(661)	—	(661)	—	(661)
Vesting of employee unit grant	3,822	—	3,822	—	3,822
Net income	3,325	1,140	4,465	91	4,556
Cash distribution	(18,277)	(6,738)	(25,015)	(643)	(25,658)

Balance, December 31, 2008	111,052	6,066	117,118	2,271	119,389

Proceeds from public offering	23,680	—	23,680	—	23,680
General partner contribution	—	—	—	509	509
Conversion of subordinated to common units	1,822	(1,822)	—	—	—
Net income (loss)	2,569	463	3,032	63	(1,077)
Cash distribution	(21,692)	(4,707)	(26,399)	(854)	(27,253)

Balance, December 31, 2009	$117,434	$—	$117,434	$1,986	$119,420

See Accompanying Notes to the Consolidated Financial Statements.

StoneMor Partners L.P.

Consolidated Statement of Cash Flows

(in thousands)

	2009	2008	2007
Operating activities:
Net income	$3,095	$4,556	$2,786
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	5,259	5,306	4,382
Depreciation and amortization	6,390	5,029	3,891
Unit-based compensation	1,576	2,262	4,741
Previously capitalized acquisition costs	1,365	—	—
Write down of deferred financing fees	2,242	—	—
Accretion of debt discount	34	—	—
Loss on fair value of interest rate swap	2,681
Gain on sale of funeral home	(434)	—	—
Gain on acquisitions of cemetery properties	(8,607)	—	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(9,452)	(6,678)	(2,430)
Allowance for doubtful accounts	103	513	10
Merchandise trust fund	(6,133)	(453)	(5,223)
Prepaid expenses	(109)	963	196
Other current assets	(239)	(900)	(1,053)
Other assets	(124)	(696)	159
Accounts payable and accrued and other liabilities	(40)	717	5,179
Deferred selling and obtaining costs	(7,987)	(5,959)	(2,162)
Deferred cemetery revenue	31,881	22,414	15,668
Deferred taxes (net)	(3,660)	(564)	—
Merchandise liability	(4,343)	(5,366)	(7,171)

Net cash provided by operating activities	13,498	21,144	18,973

Investing activities:
Cost associated with potential acquisitions	—	(1,579)	(2,230)
Additions to cemetery property	(4,759)	(4,376)	(2,589)
Purchase of subsidiaries, net of common units issued	(4,100)	(5,621)	(78,907)
Divestiture of funeral home	434	—	—
Acquisition unit-price guarantee	—	(661)	—
Acquisitions of property and equipment	(2,524)	(4,809)	(3,051)

Net cash used in investing activities	(10,949)	(17,046)	(86,777)

Financing activities:
Cash distribution	(27,253)	(25,658)	(18,724)
Additional borrowings on long-term debt	260,647	33,188	76,674
Repayments of long-term debt	(239,862)	(18,446)	(34,000)
Proceeds from public unit offering	23,680	—	49,714
Proceeds from general partner contribution	509	86	1,074
Cost of financing activities	(13,859)	—	(3,048)

Net cash provided by (used in) financing activities	3,862	(10,830)	71,690

Net increase (decrease) in cash and cash equivalents	6,411	(6,732)	3,886
Cash and cash equivalents—Beginning of period	7,068	13,800	9,914

Cash and cash equivalents—End of period	$13,479	$7,068	$13,800

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$13,239	$12,732	$8,526

Cash paid during the period for income taxes	$1,886	$4,820	$3,484

Non-cash investing and financing activities
Acquisition of asset by assumption of directly related liability	$2,150	$—	$—
Issuance of limited partner units for cemetery acquisition	$—	$500	$—

See Accompanying Notes to the Consolidated Financial Statements.

1.	NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

StoneMor Partners L.P. (“StoneMor”, the “Company” or the “Partnership”) is a provider of funeral and cemetery products and services in the death care industry in the United States. Through its subsidiaries, StoneMor offers a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a pre-need basis. As of December 31, 2009, the Partnership owned 219 and operated 235 cemeteries in 24 states and Puerto Rico and owned and operated 58 funeral homes in 16 states and Puerto Rico.

Basis of Presentation

The consolidated financial statements included in this Form 10-K have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

In the second quarter of 2010, the Company completed its final assessment of the fair value of net assets acquired via acquisitions made in the 2nd quarter of 2009. Based upon this assessment, the Company increased such fair value by approximately $4.1 million and recorded this change as a gain on acquisitions in its income statement. In accordance with Accounting Standards Codification 805, the Company retrospectively adjusted provisional amounts recorded in the second quarter of 2009 to reflect this new information.

As a result, the accompanying consolidated financial statements as of and for the year ended December 31, 2009 are being updated to reflect this change.

In the first quarter of 2009, the Company reviewed ASC 810-10-65-1, which relates to consolidations and determined that balances historically designated as “non-controlling interest in perpetual care trusts” in its condensed consolidated balance sheet did not meet the criteria for non-controlling interests. Accordingly, the Company reclassified the amount previously recorded as a commitment and contingency item “Non-controlling interests in perpetual care trusts” as a liability recorded as “Perpetual care trust corpus”.

Pursuant to state law, a portion of the proceeds from the sale of cemetery property must be deposited into a perpetual care trust.

The perpetual care trust principal does not belong to the Company and must remain in the trust in perpetuity. The Company consolidates the trust into the Company’s financial statements in accordance with ASC 810-10-15-(13 through 22) because the trust is considered a variable interest entity for which the Company is the primary beneficiary.

The fair value of trust assets is recorded as an asset on the Company’s balance sheet. Prior to the adoption of ASC 810-10-65-1, this asset was offset by a commitment and contingency titled “Non-controlling interest in perpetual care trusts”. In accordance with the provisions of ASC 810-10-65-1, the Company reclassified this amount as a liability on its balance sheet titled “Perpetual care trust corpus”.

This change results in an increase in the Company’s total liabilities of approximately $152.8 million as of December 31, 2008 offset by a decrease in commitments and contingencies of the same amounts for the same period end. There is no impact due to this change on:

•	Partners’ capital as of December 31, 2008;

•	Net income for the years ended December 31, 2007, or 2008; or

•	Cash flows for the years ended December 31, 2007, or 2008.

Principles of Consolidation

The consolidated financial statements include the accounts of each of the Company’s subsidiaries. These statements also include the accounts of the merchandise and perpetual care trusts in which the Company has a variable interest and is the primary beneficiary. The operations of the 16 managed cemeteries that the Company operates under long-term management contracts are also consolidated in accordance with the provisions of ASC 810. Total revenues derived from the cemeteries under long-term management contracts totaled approximately $27.2 million, $27.7 million and $22.0 for the years ended December 31, 2009, 2008 and 2007 respectively.

Summary of Significant Accounting Policies

The significant accounting policies followed by the Company are summarized below:

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less from the time they are acquired to be cash equivalents.

Cemetery Property

Cemetery property consists of developed and undeveloped cemetery property and constructed mausoleum crypts and lawn crypts and is valued at cost, which is not in excess of market value.

Property and Equipment

Property and equipment is recorded at cost and depreciated on a straight-line basis. Maintenance and repairs are charged to expense as incurred, whereas additions and major replacements are capitalized and depreciation is recorded over their estimated useful lives as follows:

Buildings and improvements	10 to 40 years
Furniture and equipment	5 to 10 years
Leasehold improvements	over the term of the lease

Depreciation expense was $4.4 million, $4.1 million and $2.9 million for the years ended December 31, 2009, 2008 and 2007 respectively.

Merchandise Trusts

Pursuant to state law, a portion of the proceeds from pre-need sales of merchandise and services is put into trust (the “merchandise trust”) until such time that the Company meets the requirements for releasing trust principal, which is generally delivery of merchandise or performance of services. All investment earnings generated by the assets in the merchandise trusts (including realized gains and losses) are deferred until the associated merchandise is delivered or the services are performed. The fair value of the funds held in merchandise trusts at December 31, 2009 and 2008 was approximately $203.9 million and $161.6 million, respectively (see Note 5).

Perpetual Care Trusts

Pursuant to state law, a portion of the proceeds from the sale of cemetery property is required to be paid into perpetual care trusts. All principal must remain in this trust into perpetuity while interest and dividends may be released and used to defray cemetery maintenance costs, which are expensed as incurred. Earnings from the perpetual care trusts are recognized in current cemetery revenues. The fair value of funds held in perpetual care trusts at December 31, 2009 and 2008 was $196.3 million and $152.8 million, respectively (see Note 6).

Inventories

Inventories, classified as other current assets on the Company’s consolidated balance sheets, include cemetery and funeral home merchandise and are valued at the lower of cost or net realizable value. Cost is determined primarily on a specific identification basis on a first-in, first-out basis. Inventories were approximately $3.5 million and $3.4 million at December 31, 2009 and 2008, respectively.

Impairment of Long-Lived Assets

The Company monitors the recoverability of long-lived assets, including cemetery property, property and equipment and other assets, based on estimates using factors such as current market value, future asset utilization, business and regulatory climate and future undiscounted cash flows expected to result from the use of the related assets. The Company’s policy is to evaluate an asset for impairment when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered. An impairment charge is recorded to write-down the asset to its fair value if the sum of future undiscounted cash flows is less than the carrying value of the asset. No impairment charges were recorded during the years ended December 31, 2009, 2008 and 2007, respectively.

Deferred Cemetery Revenues, Net

In addition to amounts deferred on new contracts, and investment income and unrealized gains on our merchandise trust, deferred cemetery revenues, net, includes deferred revenues from pre-need sales that were entered into by entities prior to the acquisition of those entities by the Company, including entities that were acquired by Cornerstone Family Services, Inc. upon its formation in 1999. The Company provides for a reasonable profit margin for these deferred revenues (deferred margin) to account for the future costs of delivering products and providing services on pre-need contracts that the Company acquired through acquisition. Deferred margin amounts are deferred until the merchandise is delivered or services are performed.

Sales of Cemetery Merchandise and Services

The Company sells its merchandise and services on both a pre-need and at-need basis. Sales of at-need cemetery services and merchandise are recognized as revenue when the service is performed or merchandise is delivered.

Pre-need sales are usually made on an installment contract basis. Contracts are usually for a period not to exceed 60 months with payments of principal and interest required. For those contracts that do not bear a market rate of interest, the Company imputes such interest based upon the prime rate plus 150 basis points (this resulted in a rate of 4.75% for contracts entered into during the year ended December 31, 2009, 9.0% for contracts entered into during the year ended December 31, 2008 and 9.75%for contracts entered into during the year ended December 31, 2007) in order to segregate the principal and interest component of the total contract value.

At the time of a pre-need sale, the Company records an account receivable in an amount equal to the total contract value less any cash deposit paid net of an estimated allowance for customer cancellations. The revenue from both the sales and interest component is deferred. Interest revenue is recognized utilizing the effective interest method. Sales revenue is recognized in accordance with the rules discussed below.

The allowance for customer cancellations is established based on management’s estimates of expected cancellations and historical experiences and is currently averaging approximately 10% of total contract values. Future cancellation rates may differ from this current estimate. Management will continue to evaluate cancellation rates and will make changes to the estimate should the need arise. Actual cancellations did not vary significantly from the estimates of expected cancellations at December 31, 2009 and December 31, 2008, respectively.

Revenue recognition related to sales of cemetery merchandise and services is governed by Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (“SAB No. 104”), and the retail land sales provisions of ASC 976. Per this guidance, revenue from the sale of burial lots and constructed mausoleum crypts is deferred until such time that 10% of the sales price has been collected, at which time it is fully earned; revenues from the sale of unconstructed mausoleums are recognized using the percentage-of-completion method of accounting while revenues from merchandise and services are recognized once such merchandise is delivered (title has transferred to the customer and the merchandise is either installed or stored, at the direction of the customer, at the vendor’s warehouse or a third-party warehouse at no additional cost to us) or services are performed.

In order to appropriately match revenue and expenses, the Company defers certain pre-need cemetery and prearranged funeral direct obtaining costs that vary with and are primarily related to the acquisition of new pre-need cemetery and prearranged funeral business. Such costs are accounted for under the provisions of ASC 944, and are expensed as revenues are recognized.

The Company records a merchandise liability equal to the estimated cost to provide services and purchase merchandise for all outstanding and unfulfilled pre-need contracts. The merchandise liability is established and recorded at the time of the sale but is not recognized as an expense until such time that the associated revenue for the underlying contract is also recognized. The merchandise liability is established based on actual costs incurred or an estimate of future costs, which may include a provision for inflation. The merchandise liability is reduced when services are performed or when payment for merchandise is made by the Company and title is transferred to the customer.

Sales of Funeral Home Services

Revenue from funeral home services is recognized as services are performed and merchandise is delivered.

Pursuant to state law, a portion of proceeds received from pre-need funeral service contracts is put into trust while amounts used to defray the initial administrative costs are not. All investment earnings generated by the assets in the trust (including realized gains and losses) are deferred until the associated merchandise is delivered or the services are performed. The balance of the amounts in these trusts is included within the merchandise trusts above.

Net Income per Unit

Basic net income per unit is determined by dividing net income, after deducting the amount of net income allocated to the general partner interest from its issuance date of September 20, 2004, by the weighted average number of units outstanding during the period. Diluted net income per unit is calculated in the same manner as basic net income per unit, except that the weighted average number of outstanding units is increased to include the dilutive effect of outstanding unit options or phantom unit options.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. This statement modifies the GAAP hierarchy by establishing only two levels of GAAP, authoritative and nonauthoritative accounting literature. Effective July 2009, the FASB ASC, also known collectively as the “Codification,” is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the Securities and Exchange Commission (“SEC”). The Codification was developed to organize GAAP pronouncements by topic so that users can more easily access authoritative accounting guidance. The Codification is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation. This statement applies to financial statements beginning in the third quarter 2009. Accordingly, all accounting references contained herein have been updated to reflect the Codification and all SFAS references have been replaced with ASC references. In those cases when previous GAAP references related to specific paragraphs, we have referred specifically to that paragraph in the ASC reference. Broader references have been referenced to the most detailed level (topic, subtopic or section) applicable.

In June 2009, the FASB issued ASC Topic 810, Subtopic 10, Sections 30 and 65 (“ASC 810-10-30/65”), the purpose of which is to amend certain requirements of ASC Topic 810, Subtopic 10, Section 5, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. Amongst other things, ASC 810-10-30/65 requires a change in the determination of which entity’s qualify as variable interest entities (“VIE’s”), changes in an entity that is involved in VIE’s method of determining whether they are the primary beneficiary of such VIE, and changes to disclosures required by all entities involved with VIE. ASC 810-10-30/65 is effective for each reporting period beginning after November 15, 2009. Early adoption is prohibited. The Company has reviewed the requirements of ASC 810-10-30/65 and determined that there will be no changes to its current determination of those entities with which it is involved as to their status of being VIE’s nor to its determination of the Company’s status with regards to its position as the primary beneficiary of such VIE’s. The Company has also determined that it will be required to modify their disclosures with regards to those VIE’s with which it is involved and will adopt such disclosure changes beginning in the first quarter of 2010.

In April of 2009, the FASB issued ASC 320, which relates to investments in both debt and equity securities. Section 10-65-1 of ASC 320 amended previous guidance related to the determination of whether impairments in debt securities were other-than-temporary, and provides guidance as to which other-than-temporary impairments should be reflected in the income statement and which other-than-temporary impairments should be reflected in other comprehensive income. ASC 320-10-65-1 also modifies the presentation and disclosures related to both debt and equity securities. ASC 320-10-65-1 is effective for interim periods ending after June 15, 2009, and the Company adopted it in the second quarter of 2009. The adoption of ASC 320-10-65-1 did not have a significant impact on the Company’s financial statements.

In April of 2009, the FASB issued ASC 825. Section 10-65-1of ASC 825 amends ASC 825 Section10-50-10 to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. ASC 825-10-65-1 is effective for interim periods ending after June 15, 2009 and the Company adopted it for second quarter of 2009. The adoption of ASC 825-10-65-1 did not have a significant impact on the Company’s financial statements.

In April of 2009, the FASB issued ASC 820, which relates to fair value measurements and disclosures. Section 10-65-4 of ASC 820 provides additional guidance in estimating fair value as required under ASC 820 Section 10-5-1 when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability. ASC 820-10-65-4 also provides additional guidance on circumstances that may indicate a transaction is not orderly. ASC 820-10-65-4 is effective for interim periods ending after June 15, 2009, and the Company adopted it for the second quarter of 2009. The adoption of ASC 820-10-65-4 did not have a significant impact on the Company’s financial statements.

In December 2007, the FASB issued ASC 805, which relates to the accounting for business combinations. ASC 805 requires that acquirers in a business combination identify and record at fair value all of the assets and liabilities acquired as well as any non-controlling interest resulting from such business combination. Goodwill will be recognized when the fair value of consideration paid or transferred to the acquiree plus the fair value of any non-controlling interest exceeds the fair value of identified assets acquired less the fair value of liabilities assumed. A gain from a bargain purchase will be recognized when the fair value of consideration paid or transferred to the acquiree plus the fair value of any non-controlling interest is less than the fair value of identified assets acquired less the fair value of liabilities assumed. Gains from bargain purchases will be recognized in earnings in the period in which the acquisition occurs. ASC 805 also requires that costs incurred in a business transaction be recorded as an expense as opposed to part of the cost of the acquisition. ASC 805 provides the Company three options with regards to accumulated costs incurred and currently capitalized for acquisitions that had not as of yet been finalized prior to the adoption of ASC 805:

•	Immediately expense such costs;

•	Continue to carry such costs as an asset and immediately expense such costs upon the adoption of ASC 805; or

•	Account for the change as a change in accounting principle and restate prior year financial statements to reflect these costs as expenses in the period in which they occurred.

The Company adopted ASC 805 on January 1, 2009. At December 31, 2008, there was approximately $1.4 million in accumulated acquisition costs that had been capitalized and were included in “Other current assets” on the Company’s balance sheet. These costs were expensed in the first quarter of 2009 and are included on the Company’s income statement as part of “Acquisition related costs”. The Company has recast from its previous presentation to reflect the retrospective adjustments required by ASC paragraph 805-10-25-13 as of and for the year ended December 31, 2009.

In December 2007, the FASB issued ASC 810 which amongst other things, provides guidance for the accounting and reporting of non-controlling interests. Section 10-65-1 of ASC 810 states that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. ASC 810-10-65-1applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. The Company adopted this guidance effective January 1, 2009. This adoption caused the Company to reclassify amounts previously shown as “Non-controlling interests in perpetual care trusts” to “Perpetual care trust corpus” and to include this amount in total liabilities rather than as a “Commitment and contingency.” The adoption of this standard had no effect on the Company’s partners capital, results of operations or liquidity.

In February 2008, the FASB issued ASC 260, which relates to earnings per share. Amongst other guidance, Section 10-5 of ASC 260 addresses earnings per share for master limited partnerships and states that a master limited partnership that contains incentive distribution rights (“IDR’s”) should classify said IDR’s as a separate class of units for which a separate earnings per unit calculation should be made. The Company adopted ASC 260-10-5 in the first quarter of 2009. The adoption of ASC 260-10-5 had no impact on the calculation of earnings per share as allocated to common unit holders.

In December 2008, the FASB issued ASC 810, which amongst other things relates to disclosure requirements for consolidations. Section 10-50 of ASC 810 requires public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. The Company adopted this guidance effective December 31, 2008. This adoption had no effect on the Company’s financial statements.

In December 2008, the FASB issued ASC 820, which amongst other things relates to the subsequent measurement of financial instruments. Section 10-35 of ASC 820 provides clarification for measuring fair value in a market that is not active. ASC 820-10-35 was effective upon issuance, including prior periods for which financial statements had not been issued. The Company’s adoption of ASC 820-10-35 for the year ended December 31, 2008 had no effect on its financial statements.

Use of Estimates

Preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting periods. As a result, actual results could differ from those estimates. The most significant estimates in the consolidated financial statements are the valuation of assets in the merchandise trust and perpetual care trust, allowance for cancellations, unit-based compensation, merchandise liability, deferred sales revenue, deferred margin, deferred merchandise trust investment earnings, deferred obtaining costs and income taxes. Deferred sales revenue, deferred margin and deferred merchandise trust investment earnings are included in deferred cemetery revenues, net, on the unaudited condensed consolidated balance sheets.

2.	LONG-TERM ACCOUNTS RECEIVABLE, NET OF ALLOWANCE

Long-term accounts receivable, net, consisted of the following:

	As of December 31,
	2009	2008
	(in thousands)
Customer receivables	$112,995	$102,145
Unearned finance income	(14,002)	(12,983)
Allowance for contract cancellations	(13,865)	(13,763)

	85,128	75,399
Less: current portion—net of allowance	37,113	33,090

Long-term portion—net of allowance	$48,015	$42,309

Activity in the allowance for contract cancellations is as follows:

	For the Year Ended December 31,
	2009	2008	2007
	(in thousands)
Balance—Beginning of period	$13,763	$11,540	$12,243
Reserve on acquired contracts	—	1,884	115
Provision for cancellations	13,201	12,888	10,493
Charge-offs—net	(13,099)	(12,549)	(11,311)

Balance—End of period	$13,865	$13,763	$11,540

3.	Cemetery Property

Cemetery property consists of the following:

	As of December 31,
	2009	2008
	(in thousands)
Developed land	$27,940	$26,558
Undeveloped land	164,881	156,467
Mausoleum crypts and lawn crypts	47,456	45,474

Total	$240,277	$228,499

4.	Property and Equipment

Major classes of property and equipment follow:

	As of December 31,
	2009	2008
	(in thousands)
Building and improvements	$45,361	$44,801
Furniture and equipment	34,151	29,210

	79,512	74,011
Less: accumulated depreciation	(28,262)	(24,396)

Property and equipment—net	$51,250	$49,615

5.	MERCHANDISE TRUSTS

At December 31, 2009 and December 31, 2008, the Company’s merchandise trust consisted of the following types of assets:

•	Money Market Funds that invest in low risk short term securities;

•	Publicly traded mutual funds that invest in underlying debt securities;

•	Publicly traded mutual funds that invest in underlying equity securities;

•	Equity investments that are currently paying dividends or distributions. These investments include Real Estate Investment Trusts (“REIT’s”); Master Limited Partnerships and global equity securities;

•	Fixed maturity debt securities issued by various corporate entities;

•	Fixed maturity debt securities issued by the U.S. Government and U.S. Government agencies; and

•	Fixed maturity debt securities issued by U.S. states and local government agencies.

All of these investments are classified as Available for Sale as defined by ASC 320-10-25-1. Accordingly, all of the assets are carried at fair value. All of these investments are considered to be either Level 1 or Level 2 assets as defined by ASC 820-10-35-(39 through 51H). At December 31, 2009, approximately 88.7% of these assets were Level 1 investments while approximately 11.3% were Level 2 assets. At December 31, 2008, approximately 84.6% of these assets were Level 1 investments while approximately 15.4% were Level 2 assets.

The cost and market value associated with the assets held in the merchandise trust at December 31, 2009 and December 31, 2008 is presented below:

As of December 31, 2009	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(in thousands)
Short-term investments	$47,451	$—	$—	$47,451
Fixed maturities:
U.S. Government and federal agency	—	—	—	—
U.S. State and local government agency	33	—	(10)	23
Corporate debt securities	3,204	90	(48)	3,246
Other debt securities	10,337	448	—	10,785

Total fixed maturities	13,574	538	(58)	14,054

Mutual funds—debt securities	39,545	8	(840)	38,713
Mutual funds—equity securities	93,472	—	(23,034)	70,438
Equity securities	34,818	1,249	(4,304)	31,763
Other invested assets	1,385	26	—	1,411

Total	$230,245	$1,821	$(28,236)	$203,829

As of December 31, 2008	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(in thousands)
Short-term investments	$26,911	$—	$—	$26,911
Fixed maturities:
U.S. Government and federal agency	5,554	90	(15)	5,629
U.S. State and local government agency	4,477	40	(44)	4,473
Corporate debt securities	3,593	50	(490)	3,153
Other debt securities	10,655	—	—	10,655

Total fixed maturities	24,279	180	(549)	23,910

Mutual funds—debt securities	38,260	—	(9,913)	28,347
Mutual funds—equity securities	96,176	—	(42,959)	53,217

Equity securities	43,881	—	(14,661)	29,220

Total	$229,507	$180	$(68,082)	$161,605

The contractual maturities of debt securities as of December 31, 2009 and December 31, 2008 are presented below:

As of December 31, 2009	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
	(in thousands)
U.S. Government and federal agency	$—	$—	$—	$—
U.S. State and local government agency	23	—	—	—
Corporate debt securities	—	1,408	1,683	155
Other debt securities	10,785	—	—	—

Total fixed maturities	$10,808	$1,408	$1,683	$155

As of December 31, 2008	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
	(in thousands)
U.S. Government and federal agency	$242	$4,969	$418	$—
U.S. State and local government agency	1,105	1,496	1,270	602
Corporate debt securities	73	1,554	1,408	118
Other debt securities	10,655	—	—	—

Total fixed maturities	$12,075	$8,019	$3,096	$720

An aging of unrealized losses on the Company’s investments in fixed maturities and equity securities at December 31, 2009 and December 31, 2008 is presented below:

At December 31, 2009:

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Fixed maturities:
U.S. Government and federal agency	$—	$—	$—	$—	$—	$—
U.S. State and local government agency	23	10	—	—	23	10
Corporate debt securities	1,554	18	263	30	1,817	48
Other debt securities	—	—	—	—	—	—

Total fixed maturities	1,577	28	263	30	1,840	58

Mutual funds—debt securities	9,456	118	15,086	722	24,542	840
Mutual funds—equity securities	—	—	70,439	23,034	70,439	23,034

Equity securities	2,307	191	25,686	4,113	27,993	4,304

Total	$13,340	$337	$111,474	$27,899	$124,814	$28,236

At December 31, 2008:

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Fixed maturities:
U.S. Government and federal agency	$922	$15	$77	$—	$999	$15
U.S. State and local government agency	1,679	22	809	22	2,488	44
Corporate debt securities	1,162	241	1,069	249	2,231	490
Other debt securities	—	—	—	—	—	—

Total fixed maturities	3,763	278	1,955	271	5,718	549

Mutual funds—debt securities	7,196	583	21,151	9,330	28,347	9,913
Mutual funds—equity securities	14,136	15,397	39,081	27,562	53,217	42,959

Equity securities	9,974	5,606	18,552	9,055	28,526	14,661

Total	$35,069	$21,864	$80,739	$46,218	$115,808	$68,082

A reconciliation of the Company’s merchandise trust activities for the years ended December 31, 2009 and December 31, 2008 is presented below:

Year ended December 31, 2009

Market Value @ 12/31/2008	Contributions	Distributions	Interest/ Dividends	Capital Gain Distributions	Realized Gain/ Loss (a)	Taxes	Fees	Unrealized Change in Market Value	Change in Accrued Income	Market Value @ 12/31/2009
(in thousands)
$161,605	$56,701	$(58,398)	$8,940	$367	$(4,736)	$(624)	$(946)	$41,487	$(567)	$203,829

Year ended December 31, 2008

Market Value @ 12/31/2007	Contributions	Distributions	Interest/ Dividends	Capital Gain Distributions	Realized Gain/ Loss (a)	Taxes	Fees	Unrealized Change in Market Value	Change in Accrued Income	Market Value @ 12/31/2008
(in thousands)
$228,615	$52,340	$(64,026)	$10,845	$641	$(5,981)	$(1,257)	$(1,173)	$(58,890)	$491	$161,605

(a)	Includes $6,758 and $4,260 in losses for other-than-temporarily impaired assets in 2009 and 2008 respectively.

The Company made net withdrawals out of the trusts of approximately $1.6 million and $11.7 million during the years ended December 31, 2009 and 2008 respectively. During the year ended December 31, 2009, purchases and sales of securities available for sale included in trust investments were approximately $261.0 million and $255.2 million, respectively. During the year ended December 31, 2008, purchases and sales of securities available for sale included in trust investments were approximately $303.5 million and $229.1 million, respectively.

Other-Than-Temporary Impairment of Trust Assets

In the second quarter of 2009, the Company adopted Section 10-65-1 of ASC 320.

ASC 320-10-65-1 amended the other-than-temporary impairment guidance for debt securities. ASC 320-10-65-1 also changed the disclosure requirements for other-than-temporary impairments on both debt and equity securities.

The fundamental accounting changes resulting from the issuance of ASC 320-10-65-1 are as follows:

Prior to the issuance of ASC 320-10-65-1, entity’s were required to assert that they had the intent and ability to hold debt securities for a period of time sufficient to allow for any anticipated recovery in fair value in order to conclude that an impairment was not other than temporary. ASC 320-10-65-1 amended this requirement so that entity’s now must:

•	Assess whether it has the intent to sell the debt security or;

•	Assess whether it is more likely than not it will be required to sell the debt security before its anticipated recovery

If either of these conditions exists, the impairment is considered to be other than temporary. An other-than-temporary impairment in an amount equal to the difference between the fair value and amortized cost shall be recognized in earnings.

In situations wherein an entity:

•	Does not have an intent to sell an impaired debt security;

•	Determines that it is not more likely than not it will be required to sell an impaired debt security before its anticipated recovery;

ASC 320-10-65-1 requires that an entity determine whether or not there is a “credit loss” on the security.

A credit loss is the excess of the amortized cost of the security over the present value of future expected cash flows. If there is a credit loss, an entity must recognize an other-than-temporary impairment in earnings in an amount equal to the credit loss. This amount becomes the new cost basis of the asset and will not be adjusted for subsequent changes in the fair value of the asset.

There is likely to be a difference between this new cost basis and the current fair value of the security. If such fair value is less than the adjusted cost basis, an entity shall determine whether this loss is other-than-temporary or a normal unrealized loss. Normal unrealized losses shall be accounted for as they currently are. Any additional other-than-temporary impairment shall be recognized through other comprehensive income. The Company defers this amount and includes it in Deferred cemetery revenue, net.

After the recognition of a credit loss, an entity shall continue to evaluate the difference between the new cost basis and expected future cash flows. For debt securities for which other-than-temporary impairments were recognized in earnings, the difference between the new amortized cost basis and the cash flows expected to be collected shall be accreted in accordance with existing guidance as interest income. If upon subsequent evaluation, there is a significant increase in the cash flows expected to be collected or if actual cash flows are significantly greater than cash flows previously expected, such changes shall be accounted for as a prospective adjustment to the accretable yield

In addition to the aforementioned accounting changes, ASC 320-10-65-1 requires the following changes to disclosures relating to an entity’s entire investment portfolio:

•	Certain disclosures that were only required on an annual basis are now required for interim periods as well.

•

For periods in which an other-than-temporary impairment of a debt security is recognized and only the amount related to a credit loss was recognized in earnings, an entity shall disclose, by major security type, the methodology and significant inputs used to measure the amount related to the credit loss.

•	For each interim and annual reporting period presented, an entity shall disclose a tabular rollforward of the amount related to credit losses recognized in earnings. This will include at a minimum:

1.	The beginning balance of the amount related to credit losses on debt securities held by the entity at the beginning of the period for which a portion of an other-than-temporary impairment was recognized in other comprehensive income.

2.	Additions for the amount related to the credit loss for which an other-than-temporary impairment was not previously recognized.

3.	Reductions for securities sold during the period (realized).

4.	Reductions for securities for which the amount previously recognized in other comprehensive income was recognized in earnings because the entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis.

5.	Additional increases to the amount related to the credit loss for which an other-than temporary impairment was previously recognized when the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis.

6.	Reductions for increases in cash flows expected to be collected that are recognized over the remaining life of the security.

7.	The ending balance of the amount related to credit losses on debt securities held by the entity at the end of the period for which a portion of an other-than-temporary impairment was recognized in other comprehensive income.

8.	The Company has applied the applicable guidance related to other-than-temporary impairments throughout the reporting period. In addition to the relative guidance stated above, the Company performs each of the following procedures:

Fixed Maturity Debt Securities

•

The Company assesses the overall credit quality of each issue by evaluating its credit rating as reported by any credit rating agency. The Company also determines if there has been any downgrade in its creditworthiness as reported by such credit rating agency.

•	The Company determines if there has been any suspension of interest payments or any announcements of any intention to do so.

•	The Company evaluates the length of time until the principal becomes due and whether the ability to satisfy this payment has been impaired.

Equity Securities

•	The Company compares the proportional decline in value to the overall sector decline as measured via certain specific indices.

•	The Company determines whether there has been further periodic decline from prior periods or whether there has been a recovery in value.

For all securities

•	The Company evaluates the length of time that a security has been in a loss position.

•	The Company determines if there is any publicly available information that would cause us to believe that impairment is other than temporary in nature.

During the year ended December 31, 2009, the Company determined that there was a single other than temporary impairment to the fixed maturity investment portfolio in the Merchandise Trust due to a credit loss. The total credit loss on this instrument was less than $0.1 million. There were no other than temporary impairments to the fixed maturity investment portfolio due to non-credit losses.

During the year ended December 31, 2009, the Company determined that there were two securities, with an aggregate cost basis of approximately $15.2 million, an aggregate fair value of approximately $7.7 million and a resulting impairment of value of approximately $7.4 million, wherein such impairments are considered to be other-than-temporary. Accordingly, the Company has adjusted the cost basis of these assets to their current values and offset this change against deferred revenue. This reduction in deferred revenue will be reflected in earnings in future periods as the underlying merchandise is delivered or the underlying service is performed.

During the year ended December 31, 2008 , the Company determined that there were 31 securities in the merchandise trust, with an aggregate cost of approximately $6.1 million, an aggregate market value of approximately $1.8 million, and a resulting aggregate impairment in value of approximately $4.3 million, wherein such impairment was other-than-temporary at December 31, 2008. Accordingly, the Company adjusted the cost basis of each of these assets to their current value and offset this change against deferred revenue. This reduction in deferred revenue will be reflected in earnings in future periods as the underlying merchandise is delivered or the underlying service is performed.

6.	PERPETUAL CARE TRUSTS.

At December 31, 2009 and December 31, 2008, the Company’s perpetual care trust consisted of the following types of assets:

•	Money Market Funds that invest in low risk short term securities;

•	Publicly traded mutual funds that invest in underlying debt securities;

•	Publicly traded mutual funds that invest in underlying equity securities;

•	Equity investments that are currently paying dividends or distributions. These investments include REIT’s and Master Limited Partnerships;

•	Fixed maturity debt securities issued by various corporate entities;

•	Fixed maturity debt securities issued by the U.S. Government and U.S. Government agencies; and

•	Fixed maturity debt securities issued by U.S. states and local agencies.

All of these investments are classified as Available for Sale as defined by ASC 320-10-25-1. Accordingly, all of the assets are carried at fair value. All of these investments are considered to be either Level 1 or Level 2 assets as defined by ASC 820-10-35-(39 through 51H). At December 31, 2009, approximately 81.1% of these assets were Level 1 investments while approximately 18.9% were Level 2 assets. At December 31, 2008, approximately 77.4% of these assets were Level 1 investments while approximately 22.6% were Level 2 assets.

The cost and market value associated with the assets held in perpetual care trusts at December 31, 2009 and December 31, 2008 were as follows:

As of December 31, 2009	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(in thousands)
Short-term investments	$46,615	$—	$—	$46,615
Fixed maturities:
U.S. Government and federal agency	4,747	66	(48)	4,765
U.S. State and local government agency	1,497	14	(74)	1,437
Corporate debt securities	13,722	369	(199)	13,892
Other debt securities	4,821	8	—	4,829

Total fixed maturities	24,787	457	(321)	24,923

Mutual funds—debt securities	36,774	24	(465)	36,333
Mutual funds—equity securities	74,831	1	(22,275)	52,557

Equity Securities	33,514	3,385	(1,486)	35,413
Other invested assets	434	2	—	436

Total	$216,954	$3,868	$(24,547)	$196,275

As of December 31, 2008	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(in thousands)
Short-term investments	$21,236	$—	$—	$21,236
Fixed maturities:
U.S. Government and federal agency	9,993	236	(10)	10,219
U.S. State and local government agency	8,462	87	(72)	8,477
Corporate debt securities	13,104	141	(2,024)	11,221
Other debt securities	572	—	—	572

Total fixed maturities	32,131	464	(2,106)	30,489

Mutual funds—debt securities	56,836	175	(19,113)	37,898
Mutual funds—equity securities	74,084	—	(34,042)	40,042

Equity Securities	31,926	—	(8,794)	23,132

Total	$216,213	$639	$(64,055)	$152,797

The contractual maturities of debt securities as of December 31, 2009 and December 31, 2008 are as follows:

As of December 31, 2009	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
	(in thousands)
U.S. Government and federal agency	$806	$3,230	$438	$291
U.S. State and local government agency	560	296	520	61
Corporate debt securities	—	6,166	7,104	622
Other debt securities	4,829	—	—	—

Total fixed maturities	$6,195	$9,692	$8,062	$974

As of December 31, 2008	Less than 1 year	1 year through 5 years	6 years through 10 years	More than 10 years
	(in thousands)
U.S. Government and federal agency	$449	$9,743	$27	$—
U.S. State and local government agency	1,860	3,424	1,987	1,206
Corporate debt securities	268	4,773	5,527	653
Other debt securities	572	—	—	—

Total fixed maturities	$3,149	$17,940	$7,541	$1,859

An aging of unrealized losses on the Company’s investments in fixed maturities and equity securities at December 31, 2009 and December 31, 2008 held in perpetual care trusts is presented below:

At December 31, 2009

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Fixed maturities:
U.S. Government and federal agency	$1,708	$42	$188	$6	$1,896	$48
U.S. State and local government agency	655	74	—	—	655	74
Corporate debt securities	6,796	76	1,246	123	8,042	199
Other debt securities	—	—	—	—	—	—

Total fixed maturities	9,159	192	1,434	129	10,593	321

Mutual funds—debt securities	1,969	347	900	118	2,869	465
Mutual funds—equity securities	—	—	47,299	22,275	47,299	22,275

Equity securities	1,317	107	18,397	1,379	19,714	1,486

Total	$12,445	$646	$68,030	$23,901	$80,475	$24,547

At December 31, 2008

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Fixed maturities:
U.S. Government and federal agency	$346	$25	$165	$1	$511	$26
U.S. State and local government agency	3,529	42	547	14	4,076	56
Corporate debt securities	4,568	945	4,446	1,079	9,014	2,024
Other debt securities	—	—	—	—	—	—

Total fixed maturities	8,443	1,012	5,158	1,094	13,601	2,106

Mutual funds—debt securities	1,040	50	34,169	19,063	35,209	19,113
Mutual funds—equity securities	2,055	3,012	37,987	31,030	40,042	34,042

Equity securities	3,887	1,795	18,812	6,999	22,699	8,794

Total	$15,425	$5,869	$96,126	$58,186	$111,551	$64,055

A reconciliation of the Company’s perpetual care trust activities for the years ended December 31, 2009 and 2008 is presented below:

Year ended December 31, 2009

Market Value @ 12/31/2008	Contributions	Distributions	Interest/ Dividends	Capital Gain Distributions	Realized Gain/ Loss (a)	Taxes	Fees	Unrealized Change in Market Value	Change in Accrued Income	Market Value @ 12/31/2009
(in thousands)
$152,797	$45,684	$(42,747)	$13,470	$381	$(14,260)	$(244)	$(896)	$42,737	$(647)	$196,275

Year ended December 31, 2008

Market Value @ 12/31/2007	Contributions	Distributions	Interest/ Dividends	Capital Gain Distributions	Realized Gain/ Loss (a)	Taxes	Fees	Unrealized Change in Market Value	Change in Accrued Income	Market Value @ 12/31/2008
(in thousands)
$208,579	$23,212	$(31,298)	$14,809	$(81)	$(6,857)	$(716)	$(971)	$(54,250)	$370	$152,797

(a)	Includes $15,279 and $4,757 in losses for other-than-temporarily impaired assets in the year ended December 31, 2009 and 2008 respectively.

The Company made net deposits (withdrawals) into (out of) the trusts of approximately $3.0 million and ($8.1) million during the years ended December 31, 2009 and 2008 respectively. During the year ended December 31, 2009 purchases and sales of securities available for sale included in trust investments were approximately $218.0 million and $207.9 million, respectively. During the year ended December 31, 2008, purchases and sales of securities available for sale included in trust investments were approximately $190.8 million and $140.2 million, respectively.

The Company recorded income (losses) from perpetual care trusts of (2.3), $6.6 million and $8.0 million for the years ended December 31, 2009, 2008 and 2007 respectively. These amounts included realized losses due to other-than temporary impairments of $15.2 million and $4.8 million during the years ended December 31, 2009 and 2008 respectively.

Other-Than-Temporary Impairment of Trust Assets

Refer to Note 5 for a detailed discussion of the 2009 changes to the accounting rules related to other-than-temporarily impaired assets and the Company’s procedures for evaluating whether impairment to assets are other than temporary.

During the year ended December 31, 2009, the Company determined that there were two other-than-temporary impairments to the fixed maturity investment portfolio in the Perpetual Care Trust due to credit losses. The total credit loss on these instruments was less than $0.2 million. There were no other than temporary impairments to the fixed maturity investment portfolio due to non-credit losses.

During the year ended December 31, 2009, the Company determined that there was a single security, with a cost basis of approximately $32.1 million, a fair value of approximately $16.5 million and a resulting impairment of value of approximately $15.6 million, wherein such impairment is considered to be other-than-temporary. Accordingly, the Company has adjusted the cost basis of this asset to its current value.

During the year ended December 31, 2008 , the Company determined that there were 20 securities in the perpetual care trust, with an aggregate cost of approximately $7.0 million, an aggregate market value of approximately $2.2 million, and a resulting aggregate impairment in value of approximately $4.8 million, wherein such impairment is considered to be other-than-temporary. Accordingly, the Company adjusted the cost basis of each of these assets to their current value.

As the fair value of assets in the perpetual care trust are offset against a liability (“Perpetual care trust corpus”), other-than-temporary impairments and changes therein to the perpetual care trust do not result in any changes to either net income or to total partner’s capital.

7.	DERIVATIVE INSTRUMENTS

On November 24, 2009, the Company entered into an interest rate swap (the “First Interest Rate Swap”) wherein the Company agreed to pay the counterparty interest in the amount of three month LIBOR plus 888 basis points in consideration for the counterparties agreement to pay the Company a fixed rate of interest of 10.25% on a principal amount of $108 million. Settlements are to be made net on a quarterly basis in February, May, August and November of each year. The First Interest Rate Swap expires on December 1st, 2012.

On December 4, 2009, the Company entered into an interest rate swap (the “Second Interest Rate Swap”, together with the First Interest Rate Swap, the “Interest Rate Swaps”) wherein the Company agreed to pay the counterparty interest in the amount of three month LIBOR plus 869 basis points in consideration for the counterparties agreement to pay the Company a fixed rate of interest of 10.25% on a principal amount of $27 million. Settlements are to be made net on a quarterly basis in February, May, August and November of each year. The Second Interest Rate Swap expires on December 1, 2012.

The Interest Rate Swaps do not qualify for hedge accounting. Accordingly, the fair value of the Interest Rate Swaps shall be reported on the Company’s balance sheet and periodic changes in the fair value of the Interest Rate Swaps shall be recorded in earnings. At December 31, 2009, the Company recorded a liability (the “Fair value of interest rate swaps”) of approximately $2.7 million, which represents the fair value of the Interest Rate Swaps at December 31, 2009. The Company recognized a loss on the fair value of Interest Rate Swaps (“Loss on fair value of interest rate swaps”) of approximately $2.7 million during the year ended December 31, 2009.

The Company entered into the Interest Rate Swaps in an effort to manage their total interest expense. The Interest Rate Swaps reduced fourth quarter 2009 interest expense by approximately $0.2 million.

The Interest Rate Swaps do not contain any credit risk contingent features. No collateral is required to be posted by either counterparty.

8.	LONG-TERM DEBT

The Company had the following outstanding debt at:

	As of December 31,
	2009	2008
	(in thousands)
Insurance premium financing	$190	$432
Vehicle Financing	547	80
Acquisition Credit Facility, due September 2012	—	17,622
Revolving Credit Facility, due September 2012	—	10,300
Note payable—Greenlawn Acquisition due 2012	1,400
10.25% senior notes, due 2017	150,000	—
Series A senior secured notes, due 2009	—	80,000
Series B senior secured notes, due 2012	17,500	35,000
Series C senior secured notes, due 2012	17,500	17,500

Total	187,137	160,934
Less current portion	378	80,478
Less unamortized bond discount	3,938	—

Long-term portion	$182,821	$80,456

10.25% Senior Notes due 2017

Purchase Agreement

On November 18, 2009, the Company entered into a Purchase Agreement (the “Purchase Agreement”) by and among StoneMor Operating LLC (the “Operating Company”), Cornerstone Family Services of West Virginia Subsidiary, Inc. (“CFS West Virginia”), Osiris Holding of Maryland Subsidiary, Inc. (“Osiris”), the Partnership, the subsidiary guarantors named in the Purchase Agreement (together with the Company, the “Note Guarantors”) and Banc of America Securities LLC (“BAS”), acting on behalf of itself and as the representative for the other initial purchasers named in the Purchase Agreement (collectively, the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Operating Company, CFS West Virginia and Osiris (collectively, the “Issuers”), each the Company’s wholly-owned subsidiary, as joint and several obligors, agreed to sell to the Initial Purchasers $150.0 million aggregate principal amount of 10.25% Senior Notes due 2017 (the “Senior Notes”), with an original issue discount of approximately $4.0 million, in a private placement exempt from the registration requirements under the Securities Act, for resale by the Initial Purchasers (i) to qualified institutional buyers pursuant to Rule 144A under the Securities Act or (ii) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act (the “Notes Offering”). The Notes Offering closed on November 24, 2009.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company, the Issuers, and other Note Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Issuers, the Company and the other Note Guarantors also agreed to enter into a Registration Rights Agreement (described below) for the benefit of holders of the Senior Notes.

The net proceeds from the Notes Offering and Units Offering were used, in part, to:

•	repay approximately $30.7 million of borrowings under the Revolving Facility (as defined below);

•	repay approximately $104.7 million of borrowings under the Acquisition Credit Facility (as defined below); and

•	redeem $17.5 million of outstanding 11.00% Series B Senior Secured Notes due 2012 (the “Series B Notes”).

Indenture

On November 24, 2009, the Issuers, us and the other Note Guarantors entered into an indenture (the “Indenture”), among the Issuers, the Company, the other Note Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”) governing the Senior Notes.

The Issuers will pay 10.25% interest per annum on the principal amount of the Senior Notes, payable in cash semi-annually in arrears on June 1 and December 1 of each year, starting on June 1, 2010. The Senior Notes mature on December 1, 2017.

The Senior Notes are senior unsecured obligations of the Issuers and:

•	rank equally in right of payment with all existing and future senior unsecured debt of the Issuers;

•	rank senior in right of payment to all existing and future senior subordinated and subordinated debt of the Issuers;

•	are effectively subordinated in right of payment to existing and future secured debt of the Issuers, to the extent of the value of the assets securing such debt; and

•	are structurally subordinated to all of the existing and future liabilities of each subsidiary of the Issuers that does not guarantee the Senior Notes.

The Issuers’ obligations under the Senior Notes and the Indenture are jointly and severally guaranteed (the “Note Guarantees”) by the Company and each subsidiary, other than the Issuers, that is a guarantor of any indebtedness under the Credit Agreement (as defined below), or is a borrower under the Credit Agreement and each other subsidiary that the Issuers shall otherwise cause to become a Note Guarantor pursuant to the terms of the Indenture (each, a “Restricted Subsidiary”).

At any time on or after December 1, 2013, the Issuers, at their option, may redeem the Senior Notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount) set forth below, together with accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning December 1 of the years indicated:

Year	Optional Redemption Price
2013	105.125%
2014	102.563%
2015 and thereafter	100%

At any time prior to December 1, 2013, the Issuers may, on one or more occasions, redeem all or any portion of the Senior Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed, plus the Applicable Premium (as defined in the Indenture) as of the date of redemption, including accrued and unpaid interest to the redemption date.

In addition, at any time prior to December 1, 2012, the Issuers, at their option, may redeem up to 35% of the aggregate principal amount of the Senior Notes issued under the Indenture with the net cash proceeds of certain of the equity offerings of the Company described in the Indenture at a redemption price equal to 110.250% of the principal amount of the Senior Notes to be redeemed, plus accrued and unpaid interest to the redemption date provided, however, that (i) at least 65% of the aggregate principal amount of the Senior Notes issued under the Indenture remain outstanding immediately after the occurrence of such redemption and (ii) the redemption occurs within 90 days of the closing date of such offering.

Subject to certain exceptions, upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Senior Notes will have the right to require the Issuers to purchase that holder’s Senior Notes for a cash price equal to 101% of the principal amounts to be purchased, plus accrued and unpaid interest to the date of purchase.

The Indenture requires the Company, the Issuers and/or the Note Guarantors, as applicable, to comply with various covenants including, but not limited to, covenants that, subject to certain exceptions, limit the Company’s and its subsidiaries’ ability to (i) incur additional indebtedness; (ii) make certain dividends, distributions, redemptions or investments; (iii) enter into certain transactions with affiliates; (iv) create, incur, assume or permit to exist certain liens against their assets; (v) make certain sales of their assets; and (vi) engage in certain mergers, consolidations or sales of all or substantially all of their assets. The Indenture also contains various affirmative covenants regarding, among other things, delivery of certain reports filed with the SEC and materials required pursuant to Rule 144A under the Securities Act to holders of the Senior Notes and joinder of future subsidiaries as Note Guarantors under the Indenture. The Company was in compliance with all covenants at December 31, 2009.

Events of default under the Indenture that could, subject to certain conditions, cause all amounts owing under the Senior Notes to become immediately due and payable include, but are not limited to, the following:

1.	failure by the Issuers to pay interest on any of the Senior Notes when it becomes due and the continuance of any such failure for 30 days;

2.	failure by the Issuers to pay the principal on any of the Senior Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

3.	the Issuers’ failure to comply with the agreements and covenants relating to limitations on entering into certain mergers, consolidations or sales of all or substantially all of their assets or in respect of their obligations to purchase the Senior Notes in connection with a Change of Control;

4.	failure by the Company or the Issuers to comply with any other agreement or covenant in the Indenture and the continuance of this failure for 60 days after notice of the failure has been given the Company by the Trustee or holders of at least 25% of the aggregate principal amount of the Senior Notes then outstanding;

5.	failure by the Company to comply with its covenant to deliver certain reports and the continuance of such failure to comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or by the holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding;

6.	certain defaults under mortgages, indentures or other instruments or agreements under which there may be issued or by which there may be secured or evidenced indebtedness of the Company or any Restricted Subsidiary, whether such indebtedness now exists or is incurred after the date of the Indenture;

7.	certain judgments or orders that exceed $7.5 million for the payment of money have been entered by a court of competent jurisdiction against the Company or any Restricted Subsidiary and such judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

8.	certain events of bankruptcy of the Company, StoneMor GP LLC, the general partner of the Company (the “General Partner”), or any Restricted Subsidiary; or

9.	other than in accordance with the terms of the Note Guarantee and the Indenture, any Note Guarantee ceasing to be in full force and effect, being declared null and void and unenforceable, found to be invalid or any Guarantor denying its liability under its Note Guarantee.

Registration Rights Agreement

In connection with the sale of the Senior Notes, on November 24, 2009, the Issuers, the Company, the other Note Guarantors and BAS, as representative of the Initial Purchasers, entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Issuers, the Company and the other Note Guarantors agreed, for the benefit of the holders of the Senior Notes, to use their commercially reasonable efforts to file a registration statement with the SEC with respect to a registered offer to exchange the Senior Notes for new “exchange” notes having terms substantially identical in all material respects to the Senior Notes, with certain exceptions (the “Exchange Offer”). The Issuers, the Company and the other Note Guarantors agreed to use their commercially reasonable efforts to consummate such Exchange Offer on or before the 366th day after the issuance of the Senior Notes.

In addition, upon the occurrence of certain events described in the Registration Rights Agreement which result in the inability to consummate the Exchange Offer, the Issuers, the Company and the other Note Guarantors agreed to file a shelf registration statement with the SEC covering resales of the Senior Notes and to use their commercially reasonable efforts to cause such shelf registration statement to be declared effective.

The Issuers are required to pay additional interest to the holders of the Senior Notes under certain circumstances if they fail to comply with their obligations under the Registration Rights Agreement.

Note Purchase Agreement

On August 15, 2007, the Company entered into, along with the General Partner and certain of the Company’s subsidiaries, (collectively, the “Note Issuers”) the Amended and Restated Note Purchase Agreement (the “NPA”) with Prudential Investment Management Inc., The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, certain Affiliates of Prudential Investment Management Inc., iStar Financial Inc., SFT I, Inc., and certain Affiliates of iStar Financial Inc. (collectively, the “Note Purchasers”). Capitalized terms which are not defined in this Annual Report on Form 10-K shall have the same meaning assigned to such terms in the NPA,as amended.

Pursuant to the NPA, the Note Issuers and the Note Purchasers agreed to (a) exchange certain senior secured notes previously issued by the Note Issuers to the Note Purchasers on September 20, 2004, for new Series A Notes, as defined in the NPA, due September 20, 2009, in the amount of $80 million; and (b) issue Series B Notes, as defined in the NPA, due August 15, 2012 in the aggregate amount of $35 million, subject to the option, on an uncommitted basis, to issue/purchase additional secured Shelf Notes in the aggregate amount of up to $35 million, and to issue/purchase additional secured Shelf Notes to refinance the Series A Notes.

On November 2, 2007, the Company entered into the First Amendment to Amended and Restated Note Purchase Agreement (the “First Amendment to NPA”) by and among the Company, the General Partner, certain of the Company’s subsidiaries and the noteholders, to among other things, amend the negative covenants of the NPA.

On December 21, 2007, the Company entered into the Joinder to Amended and Restated Note Purchase Agreement and Finance Documents pursuant to which the Company added certain issuers to the NPA. Pursuant to the NPA, as amended, certain of the Company’s subsidiaries issued Senior Secured Series C Notes (the “Series C Notes” and together with Series A Notes, Series B Notes and the Shelf Notes are referred to as the “Notes” ) in the aggregate principal amount of $17.5 million, due December 21, 2012.

The Series A Notes bore an interest rate of 7.66% per annum, the Series B Notes bore an interest of 9.34% per annum and the Series C Notes bore an interest rate of 9.09% per annum.

The Notes were guaranteed by both the Company and StoneMor GP. The Notes ranked pari passu with all other senior secured debt, including the Revolving Credit Facility and the Acquisition Credit Facility. Obligations under the Notes were secured by a first priority lien and security interest covering substantially all of the assets of the Note Issuers, whether then owned or thereafter acquired, other than specified receivable rights and a second priority lien and security interest covering those specified receivable rights of the Note Issuers, whether then owned or thereafter acquired. These assets secured the Notes and the Acquisition Credit Facility described below. The priority of the liens and security interests securing the Notes is pari passu with the liens and security interests securing the Acquisition Credit Facility described below.

On April 30, 2009, the Company entered into the Second Amendment to Amended and Restated Credit Agreement by and among the Company and certain of the Company’s subsidiaries, the lenders, and Bank of America, N.A., as Administrative Agent (the “Second Amendment to Credit Agreement”), pursuant to which the Company borrowed $63,000,000 under the new Acquisition Credit Facility commitments, which, together with the $17,000,000 of the existing availability under the Acquisition Credit Facility, were used to repay the Series A Notes. In addition, we borrowed $5,400,000 under the Revolving Credit Facility, which was used to pay the accrued interest on the Series A Notes, fees to Bank of America, N.A., amendment fees to noteholders under the Second Amendment to NPA described below as well as various other fees and costs incurred in connection with these transactions. In connection with the Second Amendment to Credit Agreement, on April 30, 2009, the Company also entered into the Second Amendment to Amended and Restated Note Purchase Agreement by and among the Company, the General Partner and certain of the Company’s subsidiaries and the noteholders (the “Second Amendment to NPA”).

The Second Amendment to NPA amended the Note Purchase Agreement to, among other matters, amend and restate the Series B Notes and the Series C Notes. The Series B Notes were amended to increase the interest rate to 11.00% (the “Amended Series B Notes”). The Series C Notes were amended not only to increase the interest rate to 11.00%, but also to change the maturity date from December 21, 2012 to August 15, 2012 (the “Amended Series C Notes,” and together with the Amended Series B Notes, the “Amended NPA Notes”).

On July 1, 2009, the Company entered into the Third Amendment to Amended and Restated Note Purchase Agreement by and among the Company, the General Partner, certain of the Company’s subsidiaries and the noteholders, to among other things, amend certain negative covenants of the NPA.

In connection with the Fourth Amendment to Credit Agreement, as described below, on November 24, 2009, the Company entered into the Fourth Amendment to Amended and Restated Note Purchase Agreement by and among the Company, the General Partner, the Operating Company, certain of the Company’s subsidiaries and the noteholders (the “Fourth Amendment to NPA”). The Fourth Amendment to NPA amended the NPA to, among other matters, amend certain restrictive covenants and other terms set forth in the NPA to permit the Company to incur the indebtedness evidenced by the Amended NPA Notes, enter into the restrictive covenants set forth in the Indenture, use the net proceeds of the Notes Offering as discussed above and amend the Consolidated Leverage Ratio in accordance with the Fourth Amendment to Credit Agreement.

Under the Fourth Amendment to NPA, the Company is permitted to incur indebtedness under the Credit Agreement not greater than $80.0 million (the “Aggregate Credit Facility Cap”), consisting of the Acquisition Credit Facility, as defined below, not to exceed $45.0 million and the Revolving Credit Facility, as defined below, not to exceed $35.0 million. The Aggregate Credit Facility Cap may be increased up to $100.0 million, with the Acquisition Credit Facility cap to be increased up to $55.0 million and the Revolving Credit Facility cap to be increased up to $45.0 million with the approval of the holders of at least a majority principal amount of the shelf notes, which shall not be unreasonably withheld.

The Note Issuers under the NPA paid fees to the holders of the Amended NPA Notes in connection with the Fourth Amendment to NPA.

The Amended NPA Notes bear an interest rate of 11.00% per annum, payable quarterly. Under the Fourth Amendment to NPA, the interest rate on the Amended NPA Notes was to be increased by 1.5% per annum during any period in which (i) any holder of the Amended NPA Notes is required to maintain reserves in excess of 3.4% of the principal amount of such Amended NPA Notes, as a result of a decision of an insurance regulatory authority having responsibility for valuation of insurance company assets (an “IR Authority”) or (ii) the Senior Notes issued pursuant to the Notes Offering are designated any rating below BB- (or its equivalent) by an IR Authority, provided that any Amended NPA Notes are not designated a separate rating of BB- or higher (or its equivalent) by such authority (each, a “Reserve Event”).

On January 15, 2010, the Company entered into the Fifth Amendment to the NPA, to provide for further changes to the Consolidated Leverage Ratio similar to the changes under the Fifth Amendment to Credit Agreement, as defined below, and to clarify that the interest rate applicable to the Amended NPA Notes increased from 11% per annum to 12.5% per annum effective November 24, 2009, which increase will continue until the termination of the Reserve Event period in accordance with the NPA.

The NPA contains restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require the Company to maintain certain financial covenants, including specified financial ratios. The Company was in compliance with all debt covenants at December 31, 2009.

Acquisition Credit Facility and Revolving Credit Facility

On August 15, 2007, the Company, the General Partner, and the Operating Company and various subsidiaries of the Operating Company (collectively, the “Borrowers”), entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), other lenders, and BAS (collectively, the “Lenders”). The Credit Agreement provides for both an acquisition credit facility (the “Acquisition Credit Facility”) and a revolving credit facility (the “Revolving Credit Facility”).

The Credit Agreement initially provided that: (1) the Acquisition Credit Facility would have a maximum principal amount of $40,000,000 (with an option to increase such facility by an additional $15,000,000 on an uncommitted basis) and the term of 5 years, and (2) the Revolving Credit Facility would have a maximum principal amount of $25,000,000 (with an option to increase such facility by up to $10,000,000 on an uncommitted basis) and a term of 5 years. Amounts borrowed under the Acquisition Credit Facility and repaid or prepaid may not be reborrowed and amounts borrowed under the Revolving Credit Facility and repaid or prepaid during the term may be reborrowed. In addition, Bank of America agreed to provide to the borrowers swing line loans (“Swing Line Loans”) with a maximum limit of $5,000,000, which is a part of the Revolving Credit Facility. Loans outstanding under the Acquisition Credit Facility and the Revolving Credit Facility bear interest at rates set forth in the Credit Agreement, which have seen been amended as described below.

On November 2, 2007, the Company, the General Partner and the Borrowers entered into the First Amendment to Amended and Restated Credit Agreement with certain lenders thereto and Bank of America, to among other things, amend certain negative covenants of the Credit Agreement.

On April 30, 2009, the Company, the General Partner and the Borrowers entered into the Second Amendment to Credit Agreement with the lenders and Bank of America. The Second Amendment to Credit Agreement amended the Credit Agreement to, among other matters, increase (i) the Revolving Credit Facility to a maximum aggregate principal amount of $35,000,000, with the ability to request further increases in a maximum aggregate principal amount of $10,000,000, and (ii) the Acquisition Credit Facility to a maximum aggregate principal amount of $102,850,000, with the ability to request further increases in a maximum aggregate principal amount of $57,000,000, subject to a minimum increase amount of $5,000,000. The maximum aggregate principal amount of the Acquisition Credit Facility was increased to $107,850,000, with the ability to request further increases in a maximum aggregate principal amount of $52,000,000, after giving effect to a $5,000,000 increase in the Acquisition Credit facility implemented through the Lender Joinder to Amended and Restated Credit Agreement, dated June 24, 2009, among the Company, the General Partner, the Borrowers and other parties thereto.

On July 6, 2009, the Company, the General Partner, the Borrowers and Bank of America entered into the Third Amendment to Amended and Restated Credit Agreement to among other things, amend certain negative covenants of the Credit Agreement.

Concurrently with the closing of the Notes Offering and Units Offering, on November 24, 2009, the Company entered into the Fourth Amendment to Amended and Restated Credit Agreement (the “Fourth Amendment to Credit Agreement”) by and among the Company, the General Partner, the Borrowers, the lenders, and Bank of America, as Administrative Agent for the benefit of the lenders. The Fourth Amendment to Credit Agreement amended the Credit Agreement to, among other matters, (i) amend certain restrictive covenants and other terms set forth in the Credit Agreement to permit the Company to incur the indebtedness evidenced by the Senior Notes, enter into the Indenture and use the net proceeds of the Notes Offering and Units Offering as discussed above; (ii) decrease the Acquisition Credit Facility to a maximum aggregate principal amount of $45.0 million, with the ability to request further increases in a maximum aggregate principal amount of $10.0 million; and (iii) amend the Consolidated Leverage Ratio (as defined in the Credit Agreement) to provide that the Company and the General Partner shall not permit such ratio to be greater than:

•	4.0 to 1.0, for the Company’s most recently completed four fiscal quarters ending prior to January 1, 2010;

•	3.75 to 1.0, for the Company’s most recently completed four fiscal quarters ending between January 1, 2010 and December 31, 2010; or

•	3.65 to 1.0, for the Company’s most recently completed four fiscal quarters ending after December 31, 2010.

On January 15, 2010, the Company entered into the Fifth Amendment to the Amended and Restated Credit Agreement (the “Fifth Amendment”) which further amended the Consolidated Leverage Ratio to provide that the Company and the General Partner shall not permit such ratio to be greater than:

•	4.0 to 1.0, for the Company’s most recently completed four fiscal quarters ending prior to July 1, 2010;

•	3.75 to 1.0, for the Company’s most recently completed four fiscal quarters ending between July 1, 2010 and December 31, 2010; or

•	3.65 to 1.0, for the Company’s most recently completed four fiscal quarters ending after December 31, 2010.

The Consolidate Leverage Ratio was 3.83 at December 31, 2009.

Loans outstanding under the Acquisition Credit Facility and the Revolving Credit Facility bear interest at a per annum rate based upon a base rate (the “Base Rate”) or a Eurodollar rate (the “Eurodollar Rate”) plus a margin ranging from 2.25% to .3.25% over the Base Rate and 3.25% to 4.25% over the Eurodollar Rate, as selected by the Borrowers. The Base Rate is the highest of (a) the Federal Funds Rate plus 0.5% or (b) the Prime Rate, as defined in the Credit Agreement. The Eurodollar Rate equals to the greater of: (i) the British Bankers Association LIBOR Rate or (ii) if such rate is not available, the rate determined by Bank of America, N.A., as the Administrative Agent, subject to certain conditions. Margin is determined by the ratio of consolidated funded debt to consolidated EBITDA.

The borrowers under the Credit Agreement paid fees to Bank of America, N.A. as Administrative Agent, and Banc of America Securities LLC, as Arranger. In addition, the Credit Agreement requires the Borrowers to pay an unused commitment fee, which is calculated based on the amount by which the commitments under the Credit Agreement exceed the usage of such commitments.

The proceeds of the Acquisition Credit Facility may be used by the Borrowers to finance (i) Permitted Acquisitions, as defined in the Credit Agreement, and (ii) the purchase and construction of mausoleums. The proceeds of the Revolving Credit Facility and Swing Line Loans may be utilized to finance working capital requirements, Capital Expenditures, as defined in the Credit Agreement, and for other general corporate purposes.

Borrowings under the Credit Agreement rank pari passu with all other senior secured debt of the Borrowers including the senior secured notes discussed above. The Borrowers’ obligations under the Credit Agreement are guaranteed by both the Company and the General Partner (collectively, the “Guarantors”).

The Borrowers’ obligations under the Revolving Credit Facility are secured by a first priority lien and security interest in specified receivable rights, whether then owned or thereafter acquired, of the Borrowers and the Guarantors, and by a second priority lien and security interest in substantially all assets other than those receivable rights of the Borrowers and Guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, the General Partner’s interest in the Company and the General Partner’s incentive distribution rights under the partnership agreement. The specified receivable rights include all accounts and other rights to payment arising under customer contracts or agreements or management agreements, and all inventory, general intangibles and other rights reasonably related to the collection and performance of these accounts and rights to payment.

The Borrowers’ obligations under the Acquisition Credit Facility are secured by a first priority lien and security interest in substantially all assets, whether then owned or thereafter acquired, other than specified receivable rights of the Borrowers and the Guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, the General Partner’s interest in the Company and the General Partner’s incentive distribution rights under the partnership agreement, and a secondary priority lien and security interest in those specified receivable rights. These assets secure the Acquisition Credit Facility and the senior secured notes described above. The priority of the liens and security interests securing the Acquisition Credit Facility is pari passu with the liens and security interests securing the senior secured notes described above.

The agreements governing the Revolving Credit Facility, the Acquisition Credit Facility and Amended NPA Notes contain restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require the Company to maintain certain financial covenants, including specified financial ratios. A material decrease in sales could cause the Company to breach certain of its financial covenants, such as the leverage ratio and the interest coverage ratio, under the Company’s Credit Agreement and NPA, as amended. Any such breach could allow the lenders to accelerate (or create cross-default under) the Company’s debt which would have a material adverse effect on the Company’s business, financial condition or results of operations. As of December 31, 2009, the Company had no amounts outstanding under the Credit Agreement and the Company was in compliance with all applicable covenants.

Green Lawn Note

In July of 2009, certain of the Company’s subsidiaries, entered into a $1.4 million note purchase agreement in connection with an operating agreement in which the Company became the exclusive operator of Green Lawn Cemetery (the “Green Lawn Note”). The Green Lawn Note bears interest at a rate of 6.5% per year on unpaid principal and is payable monthly, beginning on August 1, 2009. Principal on the note is due in 96 equal installments beginning on July 1, 2011.

9.	INCOME TAXES

Effective with the closing of the Partnership’s initial public offering on September 20, 2004 (see Note 1), the Company was no longer a taxable entity for federal and state income tax purposes; rather, the Partnership’s tax attributes (except those of its corporate subsidiaries) are to be included in the individual tax returns of its partners.

The tax on the Company’s net income is borne by its general and limited partners. Net income for financial statement purposes may differ significantly from the taxable income of such partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the partnership agreement. The aggregate difference in the basis of the Company’s net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes is not available to the Company.

The tax returns of the Partnership are subject to examination by state and federal tax authorities. If such examinations result in changes to taxable income, the tax liability of the partners could be changed accordingly.

Components of the income tax provision (benefit) applicable to continuing operations for federal and state taxes are as follows:

	Years ended December 31,
	2009	2008	2007
	(in thousands)
Current provision:
Federal	$(25)	$27	$227
State	567	617	398

Total	542	644	625

Deferred provision:
Federal	(2,737)	(251)	—
State	241	(313)	—

Total	(2,496)	(564)	—

Total taxes	$(1,954)	$80	$625

The difference between the statutory federal income tax and the Company’s effective income tax is summarized as follows:

	Years ended December 31,
	2009	2008	2007
	(in thousands)
Computed tax provision at the applicable statutory tax rate	$(1,061)	$1,611	$1,199
State and local taxes net of federal income tax benefit	369	401	259
Tax exempt (income) loss	376	(199)	(371)
Change in valuation allowance	3,310	3,954	3,660
Partnership earnings not subject to tax	(4,991)	(5,970)	(4,155)
Permanent differences	43	283	—
Other	—	—	33

Income taxes	$(1,954)	$80	$625

Deferred tax assets and liabilities result from the following:

	As of December 31,
	2009	2008
	(in thousands)
Deferred tax assets
Prepaid expenses	$3,093	$3,005
State net operating loss	6,554	5,220
Federal net operating loss	31,765	23,182
Alternative minimum tax credit	66	66
Unrealized losses	10,566	27,161
Valuation allowance	(32,718)	(45,458)

Total deferred tax assets	19,326	13,176

Deferred tax liabilities
Property, plant and equipment	2,065	1,201
Deferred revenue related to future revenues and accounts receivable	17,525	15,539
Deferred revenue related to cemetery property	4,576	4,226
Deferred cost adjustment	—	—

Total deferred tax liabilities	24,166	20,966

Net deferred tax liabilities	$4,839	$7,790

We had available, at December 31, 2009, approximately less than $0.1 million of alternative minimum tax credit carryforwards, which are available indefinitely, and $90.7 million of federal net operating loss carryforwards, which will begin to expire in 2019 and $140.7 million in state net operating losses which will begin to expire in 2010.

The Partnership’s corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is required. In 2009, we concluded, based on the projected allocations of taxable income, that a deferred tax asset of approximately $0.4 million will more likely than not be realized on several subsidiaries. In addition, several separate taxable subsidiaries were in a deferred tax liability position at December 31, 2009 and recognized those liabilities. The vast majority of the taxable subsidiaries continue to accumulate deferred tax assets that will not more likely than not be realized. A full valuation allowance continues to be maintained on these taxable subsidiaries. Ultimate realization of the deferred tax asset is dependent upon, among other factors, the Partnership’s corporate subsidiaries’ ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

The Company adopted the provisions of ASC Topic 740 (“ASC 740”) on January 1, 2007. Amongst other things, ASC 740 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied ASC 740 to all tax positions for which the statute of limitations remained open. The impact of adopting ASC 740 was not material as of the date of adoption or in subsequent periods. As a result of the implementation of ASC 740, the Company did not recognize any change in the liability for unrecognized tax benefits and there was no change to the January 1, 2009 balance of retained earnings. As of January 1, 2009, the Company had approximately $0.9 million of unrecognizable tax benefits. If recognized, the $0.9 million of the unrecognized tax benefits would reduce income tax expense and the Company’s effective tax rate. There were no changes between the beginning unrecognizable tax benefit amount and the amount at December 31, 2009.

The Company and its subsidiaries are subject to US federal income tax as well as income taxes of multiple state jurisdictions. The Company’s effective tax rate fluctuates over time based on income tax rates in the various tax jurisdictions in which the Company operates and based on the level of earnings in those jurisdictions. The Company is not currently under examination by any federal and state jurisdictions. The federal statute of limitations and certain states are opened from 2006 forward. Management believes that the accrual for tax liabilities is adequate for all open years. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. On the basis of present information, it is the opinion of the Company’s management that there are no pending assessments that will result in a material adverse effect on the Company’s consolidated financial statements over the next twelve months.

The Company recognizes any interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses for all periods presented. The Company has not recorded any material interest or penalties during any of the years presented.

10.	DEFERRED CEMETERY REVENUES—NET / DEFERRED SELLING AND OBTAINING COSTS

In accordance with SAB No. 104, the Company defers the revenues and all direct costs associated with the sale of pre-need cemetery merchandise and services until the merchandise is delivered or the services are performed. The Company also defers the costs to obtain new pre-need cemetery and new prearranged funeral business as well as the investment earnings on the prearranged services and merchandise trusts (see Note 1).

At December 31, 2009 and 2008, deferred cemetery revenues, net, consisted of the following

	As of December 31,
	2009	2008
	(in thousands)
Deferred cemetery revenue	$222,749	$186,515
Deferred merchandise trust revenue	29,142	32,557
Deferred merchandise trust unrealized losses	(27,278)	(66,607)
Deferred pre-acquisition margin	66,297	67,615
Deferred cost of goods sold	(31,931)	(27,063)

Deferred cemetery revenues, net	$258,978	$193,017

Deferred selling and obtaining costs	$49,782	$41,795

11.	RETIREMENT PLANS AND LONG-TERM INCENTIVE PLANS

The Company has a 401(k) retirement savings plan for employees who may defer up to 15% of their compensation. The Company does not currently match any of the employee contributions.

Long Term Incentive Plan

Overview

On November 8, 2006, the General Partner’s board of directors adopted the StoneMor Partners L.P. Long-Term Incentive Plan, as amended (“LTIP”) for its employees, consultants and directors, who perform services for the Company. The LTIP permits the grant of awards covering an aggregate of 624,000 common units in the form of unit options, unit appreciation rights (“UARs”), restricted units and phantom units. The compensation committee of the Company’s general partner’s board of directors administers the plan. The plan will continue in effect until the earliest of (i) the date determined by the General Partner’s board of directors; (ii) the date that common units are no longer available for payment of awards under the plan; or (iii) the tenth anniversary of the plan.

The General Partner’s board of directors or compensation committee may, in their discretion, terminate, suspend or discontinue the LTIP at any time with respect to any units for which a grant has not yet been made. The General Partner’s board of directors also has the right to alter or amend the LTIP or any part of the plan from time to time, including increasing the number of units that may be delivered in accordance with awards under the plan, subject to any approvals if required by the exchange upon which the common units are listed at that time. No change in any outstanding grant may be made, however, that would materially impair the rights of the participant without the consent of the participant.

Awards Made Under the Plan

Unit Awards

On November 8, 2006, the General Partner, acting on behalf of the Company, entered into a Key Employee Restricted Phantom Unit Agreement (the “Key Employee Agreement”) with certain of its employees (“Key Employees”).

Under the terms of the Key Employee Agreement, Key Employees received Restricted Phantom Units (“Employee Phantom Units”), which in turn were equal to the sum of Time Vested Units (“Time Vested Units”) and Performance Vested Units (“Performance Vested Units”). Employee Phantom Units are the economic equivalent of one common unit representing limited partner interests of the Company. Employee Phantom Units become payable, in cash or common units, at the Company’s election, upon the full vesting of the Employee Phantom Units. Employee Phantom Units contained no distribution equivalent rights during the vesting period.

Time Vested Units vest at a percentage rate which was equal to the smaller of:

•	The percentage of total subordinated units which had been converted to common units; or

•	A fraction, the numerator of which was equal to the number of months that had passed since September 20, 2004 and the denominator of which was 48.

Performance Vested Units vest at a percentage rate which is equal to the percentage of total subordinated units which have been converted to common units.

Except in the event of the Change of Control, when Employee Phantom Units vest automatically, Employee Phantom Units shall not vest until the Company is able to issue freely tradable common units to the participant in compliance with all applicable securities laws.

A total of 360,500 Employee Phantom Units were granted under the Key Employee Agreement. 90,125 of these units vested in 2007 and were converted into common units in January of 2008. An additional 90,125 of these units vested in and were converted into common units in 2008. The remaining 180,250 of these units matured in 2009 and are expected to be converted in early 2010.

On November 8, 2006, the General Partner, acting on behalf of the Company, entered into a Director Restricted Phantom Unit Agreement (the “Director Agreement”) with certain of its outside directors (the “Directors”).

Under the terms of the Director Agreement, each of five directors was awarded 3,000 Restricted Phantom Units (“Director Phantom Units”). Director Phantom Units become payable, in cash or common units, at the Company’s election, upon the separation of the Director from service as a director or upon the occurrence of certain other events specified in the Director Agreement. Each Director Phantom Unit contains a distribution equivalent right which entitles each Director to additional Director Phantom Units upon each distribution made to common unit holders. The calculation of additional Director Phantom Units granted upon each distribution to common unit holders is equal to a Directors total cumulative Director Phantom Units at the time of a distribution multiplied by the per unit monetary distribution divided by the fair value of a common unit at the time of the distribution. There were approximately 43,693, 33,179 and 25,787 Director Phantom Units outstanding at December 31, 2009, 2008 and 2007 respectively.

On December 16, 2009, the General Partner, acting on behalf of the Company, entered into an Executive Restricted Phantom Unit Agreement (the “Executive Agreement”) with certain of the Company’s executives (the “Executives”).

Under the terms of the Executive Agreement, each Executive was awarded 10,000 Restricted Phantom Units (“Executive Phantom Units”). Executive Phantom Units become payable, in cash or common units, at the Company’s election, upon the separation of the Executive from service as an executive or upon the occurrence of certain other events specified in the Executive Agreement. The exercise of Executive Phantom Units may be subject to approval by the Company’s limited partners as required by the NASDAQ listing rules. Each Executive Phantom Unit contains a distribution equivalent right which entitles each Executive to additional Executive Phantom Units upon each distribution made to common unit holders. The calculation of additional Executive Phantom Units granted upon each distribution to common unit holders is equal to an Executives total cumulative Executive Phantom Units at the time of a distribution multiplied by the per unit monetary distribution divided by the fair value of a common unit at the time of the distribution. There were 20,000 Executive Phantom Units outstanding at December 31, 2009.

The table below reflects the LTIP activity for the years ended December 31, 2009, 2008 and 2007 respectively:

As of December 31, 2009, there was no unrecognized compensation cost related to any phantom or restricted unit. Total compensation expense for unit awards was approximately $1.6 million, $2.2 million and $4.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.

There were no modifications made to any existing unit awards in 2009. No unit awards were capitalized during the years ended December 31, 2009, 2008 or 2007.

	Years ended December 31,
	2009	2008	2007
	(in thousands)
Outstanding, beginning of period	213,430	296,159	381,903
Granted (1)	30,513	7,396	4,381
Matured (2)	180,250	90,125	90,125
Forfeited	—	—	—

Outstanding, end of period	63,693	213,430	296,159

(1)	The weighted-average price for unit awards on the date of grant was $17.51, $16.53 and $24.92 for the years ended December 31, 2009, 2008 and 2007, respectively.
(2)	The 180,250 units that matured in 2009 are expected to be converted into common units in 2010. The 90,125 units vested in 2008 and 2007 were converted into common units in 2008.

As of December 31, 2009, there was no unrecognized compensation cost related to any phantom or restricted unit. Total compensation expense for unit awards was approximately $1.6 million, $2.2 million and $4.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.

There were no modifications made to any existing unit awards in 2009. No unit awards were capitalized during the years ended December 31, 2009, 2008 or 2007.

Unit Equivalent Awards

On November 27, 2006, the General Partner, acting on behalf of the Company, entered into a Key Employee Unit Appreciation Rights Agreement (the “2006 UAR Agreement”) with certain of the Company’s key employees (the “2006 Key Employees).

Under the terms of the 2006 UAR Agreement, 2006 Key Employees received Unit Appreciation Rights (“UAR’s”) wherein 2006 Key Employees became entitled to compensation in the form of units in an amount equal to the fair value of the Company’s common units upon exercise less $24.14 per unit multiplied by the total number of UAR’s exercised. Units granted were to be equal to this amount divided by the fair value of common units upon exercise.

UAR’s granted under the 2006 UAR Agreement were subject to the exact same vesting requirements as Employee Phantom Units granted under the Key Employee Agreement, except for the limitation related to the Company’s ability to issue freely tradable common units to the participant in compliance with all applicable securities laws. A total of 120,000 UAR’s were granted under the 2006 UAR Agreement, all of which had vested at December 31, 2009.

On December 16, 2009, the General Partner, acting on behalf of the Company, entered into a Key Employee Unit Appreciation Rights Agreement (the “2009 UAR Agreement”) with certain of the Company’s key employees (the “2009 Key Employees) and non-employee directors.

Under the terms of the 2009 UAR Agreement, 2009 Key Employees and non-employee directors received UAR’s and became entitled to compensation in the form of units, in an amount equal to the fair value of the Company’s common units upon exercise less $18.80 per unit multiplied by the total number of UAR’s exercised. Units to be issued should be equal to this amount divided by the fair value of common units upon exercise.

UAR’s granted under the 2009 UAR Agreement vest at a percentage rate which is equal to a fraction the numerator of which is the number of calendar months which have elapsed since December 16, 2009 and the denominator of which is 48, subject to forfeiture upon certain conditions set forth in the UAR. The exercise of such UARs may be subject to approval by the Company’s limited partners as required by the NASDAQ listing rules. A total of 814,000 UAR’s were granted under the 2009 UAR Agreement.

The fair value of UAR’s granted under both the 2006 UAR Agreement and the 2009 UAR Agreements was estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions:

	2009 UAR Agreement	2006 UAR Agreement
Expected dividend yield	10.70%	7.90%
Risk-free interest rate	2.73%	4.50%
Expected volatility	38.70%	24.20%
Expected life (in years)	6.02	3.53

The fair value of UAR’s granted under the 2009 UAR Agreements was $2.39 per UAR and approximately $1.9 million in aggregate.

The fair value of UAR’s granted under the 2006 UAR Agreement was $2.47 per UAR and approximately $0.3 million in aggregate.

A summary of UAR activity for the years ended December 31, 2009, 2008 and 2007 follows:

	Years ended December 31,
	2009	2008	2007
	(in thousands)
Outstanding, beginning of period	120,000	120,000	120,000
Granted (1)	814,000	—	—
Vested	—	—	—
Forfeited	—	—	—

Outstanding, end of period	934,000	120,000	120,000

Exercisable, end of period	128,479	60,000	30,000

(1)	The weighted-average fair value for UAR's outstanding at December 31, 2009 was $2.40.

As of December 31, 2009, there was approximately $1.9 million of unrecognized compensation cost related to non-vested UARs. Such cost is expected to be recognized over a weighted-average period of 3.96 years. Total compensation expense for UARs was less than $0.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

During the years ended December 31, 2009, 2008 and 2007, the Company:

•	Made no modifications to any existing UAR awards,

•	Did not capitalize any UAR awards,

•	Did not receive any cash due to the exercise of UARs,

•	Did not recognize any tax benefits due to exercised UARs,

•	Issued no units due to the exercise of UAR’s .

12.	COMMITMENTS AND CONTINGENCIES

Legal

The Company is party to legal proceedings in the ordinary course of its business but does not expect the outcome of any proceedings, individually or in the aggregate, to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Leases

At December 31, 2009 and 2008, the Company was committed to operating lease payments for premises, automobiles and office equipment under various operating leases with initial terms ranging from one to five years and options to renew at varying terms. Expenses under operating leases were $2.1 million, $1.9 million and $0.7 million for the years ended December 31, 2009, 2008 and 2007 respectively.

At December 31, 2009 operating leases will result in future payments in the following approximate amounts (in thousands):

(in thousands)
2010	$1,838
2011	1,640
2012	1,452
2013	1,321
2014	803
Thereafter	3,169

Total	$10,223

Employment Agreements

The Company has employment agreements with four of its’ senior executives which are annually renewable, unless the Company or the senior executives provide notice ninety days prior to the expiration of the employment period.

Tax Indemnification

CFSI LLC has agreed to indemnify the Company for all federal, state and local income tax liabilities attributable to the operation of the assets contributed by CFSI LLC to the Company prior to the closing of the public offering. CFSI LLC has also agreed to indemnify the Company against additional income tax liabilities, if any, that arise from the consummation of the transactions related to the Company’s formation in excess of those believed to result at the time of the closing of the Company’s initial public offering. The Company estimates that $600,000 of state income taxes and no federal income taxes will be due as a result of these formation transactions. CFSI LLC has also agreed to indemnify the Company against the increase in income tax liabilities of the Company’s corporate subsidiaries resulting from any reduction or elimination of the Company’s net operating losses to the extent those net operating losses are used to offset any income tax gain or income resulting from the prior operation of the assets of CFSI LLC contributed to the Company, or from the Company’s formation transactions in excess of such gain or income believed to result at the time of the closing of the initial public offering. Until all of its indemnification obligations under the omnibus agreement have been satisfied in full, CFSI LLC is subject to limitations on its ability to dispose of or encumber its interest in the Company’s general partner or the common units held by it (except upon a redemption of common units by the partnership upon any exercise of the underwriters’ over-allotment option) and will also be prohibited from incurring any indebtedness or other liability. CFSI LLC is also subject to certain limitations on its ability to transfer its interest in the Company’s general partner or the common units held by it if the effect of the proposed transfer would trigger an “ownership change” under the Internal Revenue Code that would limit the Company’s ability to use the Company’s federal net operating loss carryovers.

13.	ACQUISITIONS

2nd Quarter 2009

In the second quarter of 2009, the Company, through certain of its subsidiaries, entered into two long-term operating agreements wherein the Company has become the exclusive operator of the underlying cemetery land.

These two cemeteries qualify as variable interest entities (“VIE’s”) for which the Company is the primary beneficiary. In accordance with generally accepted accounting principles, the Company has treated these transactions as acquisitions and has accounted for them as if they were a business combination.

At the end of the second quarter of 2009, the Company had not completed its final assessment of the fair value of the net assets acquired and recorded provisional amounts. This provisional assessment led to neither a recognition of goodwill nor a gain on the acquisition on either property. The Company completed an additional interim assessment during the fourth quarter of 2009, the result of which was an increase in the fair value of net assets acquired and a resulting gain on the acquisition on one of the properties of approximately $0.4 million and a decrease in the fair value of net assets acquired and resulting goodwill on the other property of approximately $0.3 million.

During the second quarter of 2010 the Company completed its final assessment of the fair value of the net assets acquired. The result of this was the recognition of a gain on acquisition for each property, the total of which was approximately $4.6 million.

In accordance with ASC 805, the Company has updated the financial statements as of and for the year ended December 31, 2009 to retrospectively reflect the final assessment of the fair value of the net assets acquired and the resultant gain.

The table below reconciles the Company’s original assessment to its final assessment:

	Original Assessment	Adjustments	Final Assessment
	(in thousands)
Assets
Accounts receivable	$591	$(321)	$270
Cemetery property	5,324	3,396	8,720
Property and equipment, net of accumulated depreciation	—	629	629
Merchandise trusts, restricted, at fair value	1,380	4	1,384
Perpetual care trusts, restricted, at fair value	3,367	61	3,428
Other assets	—	247	247

Total assets	10,662	4,016	14,678

Liabilities
Merchandise liabilities	1,332	303	1,635
Deferred margin	1,563	(241)	1,322
Deferred tax liabilities	—	198	198
Other liabilities	—	46	46
Perpetual care trust corpus	3,367	61	3,428

Total liabilities	6,262	366	6,628

Fair value of net assets acquired	4,400	3,650	8,050

Consideration paid	4,400	(933)	3,467

Gain on acquisitions	$—	$4,583	$4,583

3rd Quarter 2009

In the third quarter of 2009, the Company, through certain of its subsidiaries, entered into a single long-term operating agreement wherein the Company has become the exclusive operator of the underlying cemetery land.

The nature of the agreements and the accounting treatment utilized by the Company is essentially identical in nature as the agreements described in the second quarter 2009 acquisition discussion above.

At December 31, 2009, the company had preliminarily assessed the fair value of net assets acquired at $7.5 million. The Company paid $3.6 million for this acquisition with a resulting gain of $3.9 million. The Company expects to make a final assessment of the fair value of the net assets acquired via this acquisition in the third quarter of 2010. If material, any change will be retrospectively reflected in the third quarter of 2009.

2008

The Company made four acquisitions in 2008. The first acquisition took place during the first quarter of the year and consisted of a single cemetery (the “2008 First Quarter Acquisition”). The second acquisition took place in the third quarter of the year and consisted of six cemeteries and two funeral homes (the “2008 Third Quarter Acquisition”) and the third and fourth acquisitions took place in the fourth quarter of the year and consisted of two cemeteries and one funeral home (the “2008 Fourth Quarter Acquisition”).

The Company paid $600,000 in cash and $500,000 in common units representing limited partner interests to the sellers for the 2008 First Quarter Acquisition. Including the acquisition transaction costs, the transaction was valued at $1.2 million for accounting purposes.

The Company paid approximately $800,000 in cash to the sellers for the 2008 Third Quarter Acquisition. Including the acquisition transaction costs, the transaction was valued at $1.4 million for accounting purposes.

The Company paid approximately $1.6 million in cash to the sellers for the 2008 Fourth Quarter Acquisition. Including the acquisition transaction costs, the transaction was valued at $1.8 million for accounting purposes.

2007

On December 21, 2007 the Company acquired 45 cemeteries and 30 funeral homes from Service Corporation International (NYSE: SCI) joined by certain of its direct and indirect subsidiary entities (the “SCI Acquisition”). The results of operations of these acquired cemeteries and funeral homes have been included in the consolidated financial statements since that date.

The Company’s balance sheets at December 31, 2007 reflect purchase price allocations related to the SCI Acquisition that had not as of yet been finalized. These purchase price allocations were re-estimated in 2008 and resulted in an increase of the value of net assets acquired from $76.4 million to $78.1 million along with a reallocation of the various components of such net assets acquired.

14.	SEGMENT INFORMATION

The Company has five distinct reportable segments which are classified as Cemetery Operations—Southeast, Cemetery Operations—Northeast, Cemetery Operations—West, Funeral Homes, and Corporate.

The Company has chosen this level of organization and disaggregation of reportable segments due to the fact that a) each reportable segment has unique characteristics that set it apart from other segments; b) the Company has organized its management personnel at these operational levels; c) and it is the level at which the Company’s chief decision makers and other senior management evaluate performance.

The cemetery operations segments sell interment rights, caskets, burial vaults, cremation niches, markers and other cemetery related merchandise. The nature of the Company’s customers differs in each of its regionally based cemetery operating segments. Cremation rates in the West region are substantially higher than they are in the Southeast region. Rates in the Northeast region tend to be somewhere between the two. Statistics indicate that customers who select cremation services have certain attributes that differ from customers who select other methods of interment. The disaggregation of cemetery operations into the three distinct regional segments is primarily due to these differences in customer attributes along with the previously mentioned management structure and senior management analysis methodologies.

The Company’s Funeral Homes segment offers a range of funeral-related services such as family consultation, the removal of and preparation of remains and the use of funeral home facilities for visitation. These services are distinctly different than the cemetery merchandise and services sold and provided by the cemetery operations segments.

The Company’s Corporate segment includes various home office selling and administrative expenses that are not allocable to the other operating segments.

Segment information as of and for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 is presented below:

As of and for the year ended December 31, 2009

	Cemeteries			Funeral Homes	Corporate	Adjustment	Total
	Southeast	Northeast	West
	(in thousands)
Revenues
Sales	$71,756	$33,743	$27,094	$—	$15	$(19,933)	$112,675
Service and other	27,976	20,450	12,862	—	—	(16,126)	45,162
Funeral home	—	—	—	23,365	—	—	23,365

Total revenues	99,732	54,193	39,956	23,365	15	(36,059)	181,203

Costs and expenses
Cost of sales	15,463	7,207	4,422	—	4	(5,249)	21,847
Cemetery	18,555	12,842	9,834	—	14	—	41,246
Selling	22,368	10,595	7,834	—	854	(7,529)	34,123
General and administrative	11,453	6,126	4,884	—	34	—	22,498
Corporate overhead	—	—	—	—	22,370	—	22,370
Depreciation and amortization	1,393	840	448	1,101	2,608	—	6,390
Funeral home	—	—	—	19,004	—	—	19,004
Acquisition related costs	—	—	—	—	2,292	—	2,292

Total costs and expenses	69,232	37,611	27,423	20,105	28,176	(12,778)	169,772

Operating earnings	30,500	16,582	12,533	3,260	(28,161)	(23,281)	11,431

Gain on sale of funeral home	—	—	—	—	434	—	434
Gain on acquisitions	—	—	—	—	8,607	—	8,607
(Decrease) in fair value of interest rate swap	—	—	—	—	(2,681)	—	(2,681)
Expenses related to refinancing	—	—	—	—	2,242	—	2,242
Interest expense	6,515	2,649	3,082	2,123	39	—	14,409

Earnings (losses) before taxes	$23,985	$13,933	$9,451	$1,137	$(24,083)	$(23,281)	$1,141

Supplemental information
Total assets	$381,940	$252,637	$162,663	$35,436	$29,982	$—	$862,659

Amortization of cemetery property	$3,181	$2,332	$615	$—	$—	$(264)	$5,864

Long lived asset additions	$8,397	$958	$999	$1,790	$234	$—	$12,378

As of and for the year ended December 31, 2008

	Cemeteries			Funeral Homes	Corporate	Adjustment	Total
	Southeast	Northeast	West
	(in thousands)
Revenues
Sales	$63,759	$32,950	$27,794	$—	$5	$(22,990)	$101,518
Service and other	24,879	21,240	14,577	—	—	(2,730)	57,966
Funeral home				23,963	—	—	23,963

Total revenues	88,638	54,190	42,371	23,963	5	(25,720)	183,448

Costs and expenses
Cost of sales	14,032	8,038	4,616	—	1	(3,805)	22,882
Cemetery	17,805	13,542	10,257	—	47	—	41,651
Selling	20,270	10,665	8,191	—	1,252	(5,573)	34,806
General and administrative	10,419	6,096	4,767	—	90	—	21,372
Corporate overhead	—	—	—	—	21,293	—	21,293
Depreciation and amortization	1,492	940	378	849	1,381	—	5,029
Funeral home	—	—	—	19,066	—	—	19,066

Total costs and expenses	64,018	39,281	28,210	19,915	24,064	(9,378)	166,098

Operating earnings	24,620	14,909	14,161	4,048	(24,059)	(16,342)	17,350

Interest expense	5,163	2,657	2,696	2,198	—	—	12,714

Earnings (losses) before taxes	$19,457	$12,252	$11,465	$1,850	$(24,059)	$(16,342)	$4,636

Supplemental information
Total assets	$322,365	$228,447	$138,956	$35,817	$12,656	$—	$738,240

Amortization of cemetery property	$2,966	$2,474	$493	$—	$—	$435	$6,368

Long lived asset additions	$18,930	$1,024	$1,431	$1,237	$1,580	$—	$24,201

As of and for the year ended December 31, 2007

	Cemeteries			Funeral Homes	Corporate	Adjustment	Total
	Southeast	Northeast	West
	(in thousands)
Revenues
Sales	$51,070	$33,354	$8,729	$—	$—	$(9,442)	$83,711
Service and other	23,409	28,366	7,031	—	1	(7,986)	50,821
Funeral home	—	—	—	10,782	—	—	10,782

Total revenues	74,479	61,720	15,760	10,782	1	(17,428)	145,314

Costs and expenses
Cost of sales	11,528	7,871	1,857	—	—	(1,584)	19,671
Cemetery	13,627	13,662	3,478	—	—	—	30,767
Selling	16,485	10,841	2,829	—	979	(1,889)	29,245
General and administrative	8,011	5,948	1,726	—	—	—	15,684
Corporate overhead	—	—	—	—	24,991	—	24,991
Depreciation and amortization	1,276	919	62	386	1,248	—	3,891
Funeral home	—	—		8,422	—	—	8,422

Total costs and expenses	50,927	39,240	9,951	8,808	27,218	(3,473)	132,671

Operating earnings	23,552	22,480	5,809	1,974	(27,217)	(13,955)	12,643

Expense related to refinancing	—	—	—	—	157	—	157
Interest expense	4,480	3,555	425	615	—	—	9,075

Earnings (losses) before taxes	$19,072	$18,925	$5,384	$1,359	$(27,374)	$(13,955)	$3,411

Supplemental information
Total assets	$351,995	$269,591	$136,749	$39,548	$18,980	$—	$816,862

Amortization of cemetery property	$3,099	$2,290	$120	$—	$—	$292	$5,801

Long lived asset additions	$16,009	$287	$18,732	$9,089	$1,376	$—	$45,493

15. FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company simultaneously adopted ASC 820 and ASC 825. As per the provisions of ASC 825, the Company did not elect fair value measurement for any eligible assets or liabilities not previously recorded at fair value.

ASC 820 establishes a new framework for measuring fair value and expands related disclosures. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 establishes a fair value hierarchy that gives the highest priority to observable inputs and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy defined by ASC 820 are described below.

Level 1:	Quoted market prices available in active markets for identical assets or liabilities. The Company includes cash and cash equivalents, U.S. Government debt securities and publicly traded equity instruments in its level 1 investments.

Level 2:	Quoted prices in active markets for similar assets; quoted prices in non-active markets for identical or similar assets; inputs other than quoted prices that are observable. The Company includes U.S. state and municipal, corporate and other fixed income debt securities in its level 2 investments.

Level 3:	Any and all pricing inputs that are generally unobservable and not corroborated by market data.

The following table allocates the Company’s assets and liabilities measured at fair value as of December 31, 2009 and 2008.

As of December 31, 2009:

Merchandise Trust

Description	Level 1	Level 2	Level 3
	(in thousands)
Assets
Short-term investments	$47,451	$—	$—

Fixed maturities:
U.S. government and federal agency	—	—	—
U.S. state and local government agency	—	23	—
Corporate debt securities	—	3,246	—
Other debt securities	—	10,785	—

Total fixed maturity investments	—	14,110	—

Mutual funds—debt securities	31,154	7,559	—
Mutual funds—equity securities	70,438	—	—

Equity securities	31,763	—	—
Other invested assets	—	1,411

Total	$180,806	$23,023	$—

Perpetual Care Trust

Description	Level 1	Level 2	Level 3
	(in thousands)
Assets
Short-term investments	$46,615	$—	$—

Fixed maturities:
U.S. government and federal agency	4,765	—	—
U.S. state and local government agency	—	1,437	—
Corporate debt securities	—	13,892	—
Other debt securities	—	4,829	—

Total fixed maturity investments	4,764	20,158	—

Mutual funds—debt securities	19,835	16,498	—
Mutual funds—equity securities	52,557	—	—

Equity securities	35,413	—	—
Other invested assets		436

Total	$159,813	$37,092	$—

Interest Rate Swap	$—	$2,681	$—

As of December 31, 2008:

Merchandise Trust

Description	Level 1	Level 2	Level 3
	(in thousands)
Assets
Short-term investments	$26,911	$—	$—

Fixed maturities:
U.S. government and federal agency	5,629	—	—
U.S. state and local government agency	—	4,473	—
Corporate debt securities	—	3,153	—
Other debt securities	—	10,655	—

Total fixed maturity investments	5,629	18,281	—

Mutual funds—debt securities	21,799	6,548	—
Mutual funds—equity securities	53,217	—	—

Equity securities	29,220	—	—

Total	$136,776	$24,829	$—

Perpetual Care Trust

Description	Level 1	Level 2	Level 3
	(in thousands)
Assets
Short-term investments	$21,236	$—	$—

Fixed maturities:
U.S. government and federal agency	10,219	—	—
U.S. state and local government agency	—	8,477	—
Corporate debt securities	—	11,221	—
Other debt securities	—	572	—

Total fixed maturity investments	10,219	20,270	—

Mutual funds—debt securities	23,624	14,274	—
Mutual funds—equity securities	40,042	—	—

Equity securities	23,132	—	—

Total	$118,253	$34,544	$—

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following summarizes certain quarterly results of operations:

	Three months ended
2009	March 31	June 30	September 30	December 31
Revenues	$42,958	$47,802	$46,587	$43,856
Net income (loss)	(865)	5,811	1,400	(3,251)
General partners’ interest in net income (loss) for the period	(17)	118	28	(66)
Limited partners’ interest in net income (loss) for the period
Common	(697)	4,783	1,127	(2,644)
Subordinated	(151)	910	245	(541)
Net income (loss) per common unit
Basic	(0.07)	0.48	0.12	(0.28)
Diluted	$(0.07)	$0.48	$0.12	$(0.28)

	Three months ended
2008	March 31	June 30	September 30	December 31
Revenues	$43,413	$47,936	$45,783	$46,316
Net income	458	2,232	335	1,531
General partners’ interest in net income for the period	9	45	8	91
Limited partners’ interest in net income for the period
Common	328	1,597	239	3,325
Subordinated	121	590	88	1,140
Net income per common unit
Basic	0.04	0.18	0.03	0.13
Diluted	$0.04	$0.18	$0.03	$0.13

	Three months ended
2007	March 31	June 30	September 30	December 31
Revenues	$30,540	$40,664	$35,376	$38,734
Net income (loss)	(651)	4,663	(7)	(1,219)
General partners’ interest in net income (loss) for the period	(13)	93	—	(24)
Limited partners’ interest in net income (loss) for the period
Common	(339)	2,426	(4)	(742)
Subordinated	(299)	2,144	(3)	(453)
Net income (loss) per common unit
Basic	(0.07)	0.54	—	(0.13)
Diluted	$(0.07)	$0.54	$—	$(0.13)

Item 9A.	Controls and Procedures

Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s (“SEC”) rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our Disclosure Committee and management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b). Based upon this evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2009. In making this assessment, management used the criteria described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that we maintained effective internal control over financial reporting as of December 31, 2009.

The effectiveness of our internal control over financial reporting as of December 31, 2009 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its report which appears herein.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during our last fiscal quarter ended December 31, 2009 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors StoneMor GP LLC and Unitholders of StoneMor Partners L.P. Levittown, Pennsylvania

We have audited the internal control over financial reporting of StoneMor Partners L.P. and subsidiaries (the “Company”) as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2009 of the Company and our report dated March 16, 2010 (September 14, 2010 as to the effects of the application of ASC 805-10-25-13, which relates to the retrospective adjustment of provisional amounts recorded in an acquisition based upon new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date, as disclosed in Note 1) expressed an unqualified opinion on those financial statements.expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 16, 2010